     As filed with the Securities and Exchange Commission on March 8, 2000
                                                 Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                               IMX EXCHANGE, INC.
             (Exact name of Registrant as specified in its charter)

                                ---------------

             Delaware                       7389                     91-1751356
   (State or other jurisdiction       (Primary Standard
                of                       Industrial               (I.R.S. Employer
         incorporation or            Classification Code
           organization)                   number)              Identification No.)

                          2305 Camino Ramon, Suite 200
                          San Ramon, California 94583
                                 (925) 983-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                               RICHARD E. WILKES
                     President and Chief Executive Officer
                               IMX EXCHANGE, INC.
                          2305 Camino Ramon, Suite 200
                          San Ramon, California 94583
                                 (925) 983-2000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Please send copies of all communications to:

               GREGORY M. GALLO, ESQ.                         JOHN W. CAMPBELL, ESQ.
             PAUL A. BLUMENSTEIN, ESQ.                        KRISTIAN WIGGERT, ESQ.
               LISA A. MONDORI, ESQ.                             JACLYN LIU, ESQ.
          Gray Cary Ware & Freidenrich LLP                   Morrison & Foerster LLP
                400 Hamilton Avenue                             425 Market Street
            Palo Alto, California 94301                  San Francisco, California 94105
                   (650) 833-2000                                 (415) 268-7000

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
   If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Title of Each Class of Securities   Proposed Maximum Aggregate    Amount of
          to be Registered               Offering Price (1)     Registration Fee
--------------------------------------------------------------------------------
 Common Stock ($0.001 par value)...         $57,500,000             $15,180
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act.

                                ---------------
   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer nor does it seek an offer to buy these + +securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Subject to Completion. Dated March 8, 2000

[IMX LOGO]

--------------------------------------------------------------------------------

       Shares
 Common Stock
--------------------------------------------------------------------------------

 This is the initial public offering of IMX Exchange, Inc., and we are
 offering     shares of our common stock. We anticipate that the initial
 public offering price will be between $     and $     per share. We have
 applied to list our common stock on the Nasdaq National Market under the symbol "IMXX."

 Investing in our common stock involves risks. See "Risk Factors" beginning on page [7].

 Neither the Securities and Exchange Commission nor any other Regulatory Body has Approved or Disapproved of these Securities or Passed upon the Accuracy or Adequacy of this Prospectus. Any Representation to the Contrary is a Criminal Offense.

                     Underwriting Proceeds
              Price   Discounts    to IMX
                to       and      Exchange,
              Public Commissions    Inc.
              ------ ------------ ---------
   Per share  $         $           $
   Total      $         $           $

 We have granted the underwriters the right to purchase up to additional shares to cover over-allotments.

 Deutsche Banc Alex. Brown
                 J.P. Morgan & Co.
                                SG Cowen
                                                                      E*OFFERING

 The date of this prospectus is                  , 2000.

                              [INSIDE FRONT COVER]

                               [artwork to come]



   IMX is a registered trademark and IMX Exchange, IMXBroker, IMXLender, XpressPost, XpressBid, Xpress Match, MyIMX and IMX Guaranteed Accept are trademarks of IMX Exchange, Inc. All other trade names and trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

                                  IMX Exchange

   IMX Exchange offers a business-to-business e-commerce solution that enables mortgage brokers and lenders to communicate and conduct business quickly and efficiently. Our transaction-based exchange, or the Exchange, provides an online alternative to traditional phone- and fax-based methods for searching, comparing, pricing and locking of mortgage loans. As the Exchange attracts increasing numbers of brokers and lenders, it will provide us with a growing audience of users to which we can offer additional value-added features and services. We believe that such features and services will create additional incentives for mortgage professionals to transact business on the Exchange and will generate additional sources of revenue for us.

   The existing mortgage origination market is fragmented and inefficient. It is characterized by slow, paper-based processes conducted point-to-point between participants, without a centralized market for brokers and lenders. Our solution enables dynamic matching of supply and demand as well as the liquidity, information flow and product offerings required for efficient origination of mortgage loans. The Exchange enhances brokers' and lenders' reach and capabilities by providing access to a broad, low-cost origination channel, allowing brokers to effortlessly post their loans during the application process through seamless integration into their existing systems, and allowing lenders to bid on loans using program trading methods for better control over loan procurement. Additionally, the Exchange allows us to collect, consolidate, and categorize real-time and historical market and industry data from the increasing flow of transactions that pass through the Exchange. We also offer the MyIMX portal, which provides access to business-critical information, products and services for mortgage industry professionals. We believe that our Exchange, our MyIMX portal and our ability to aggregate and provide market information combine to form an electronic hub, or eHub, where mortgage industry professionals can conduct their daily business in a convenient, centralized work environment.

   The Gartner Group estimates that nearly $7.3 trillion will be transacted in business-to-business e-commerce, with $2.7 trillion being captured by exchanges and other electronic marketplaces by 2004. We believe that e-commerce is well-suited to financial services industries, especially mortgage origination, which is characterized by inefficient business processes, fragmentation of buyers and sellers and frequent price movement and does not require the transportation or storage of physical goods. According to the Mortgage Bankers Association of America, the residential mortgage market was $1.3 trillion in 1999, and the most recent Wholesale Access report states that approximately 70% of mortgage originations were transacted through brokers in 1998, up from 50% in 1992. We believe these conditions present a significant market opportunity for an eHub that combines the financial liquidity of an Internet-based transaction marketplace with critical value-added services necessary for full functionality in the complex mortgage industry.

   We believe that the IMX Exchange solution is particularly compelling in the wholesale mortgage origination market because it:

  . provides critical mass, geographic breadth and product depth for liquidity in the mortgage origination process, leading to improved price discovery;

  . replaces time-consuming phone- and fax-based interactions with a streamlined Internet-based marketplace for originating and locking mortgage loans;

  . functions as a neutral resource that centralizes lender and broker interactions and serves the full range of industry-specific information, collaboration and transaction needs of mortgage professionals; and

  . collects the valuable industry and market specific data associated with centralized transaction aggregation in the mortgage industry.

   To accumulate the critical mass of transaction volume necessary for market efficiency on the Exchange, we have undertaken two primary initiatives designed to attract new members and increase utilization of the Exchange by existing members. On the brokers' side, we have developed an interface to be integrated with the loan origination software systems used by approximately 70% of brokers to collect, organize and store borrowers' loan application data. This interface enables brokers to automatically post loans on the Exchange and receive bids from lenders, with no disruption or delay in the loan origination process. On the lenders' side, we work closely with large, strategic lenders to integrate our solution with their existing processes, and continually train and educate their employees to assist them in transitioning to new, electronic methods of conducting their daily business. We believe that these initiatives will accelerate changes in behavior and workflow processes on the part of mortgage professionals and drive rapid adoption of the Exchange.

   We believe that a key measure of our success as the emergent business-to-business mortgage eHub is the expansion of our broker network, because it makes a higher volume of loans available for lenders bidding on the Exchange. The number of our broker members has increased from 565 on January 1, 1999, to 723 on June 1, 1999, and 1,403 on February 29, 2000.

   We were incorporated in Delaware in November 1996 as IMX, Inc. In November 1999 we changed our name to IMX Exchange, Inc. Our principal executive offices are located at 2305 Camino Ramon, Suite 200, San Ramon, California 94583, our telephone number is (925) 983-2000, and our web site is located at www.imxexchange.com. Information on our web site is not a part of this prospectus.

                                ----------------

   As used in this prospectus "IMX Exchange" refers to our company, and "the Exchange" or "our Exchange" is the online transaction platform through which brokers and lenders interact. Unless stated otherwise, the information presented in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares in this offering and that all outstanding shares of preferred stock are converted to common stock upon the closing of this offering.

                                  The Offering

 Common stock offered by IMX Exchange, Inc...........        shares
 Common stock to be outstanding after this offering..        shares
 Use of proceeds..................................... For general corporate purposes, principally
                                                      working capital and
                                                      capital expenditures. See
                                                      "Use of Proceeds."
 Proposed Nasdaq National Market symbol.............. IMXX

   These share numbers are based on shares outstanding as of December 31, 1999 and include 3,925,961 shares of common stock issued in financing transactions that occurred in February and March 2000, but exclude:

  . 4,754,035 shares of common stock issuable upon exercise of options outstanding at December 31, 1999 under our 1996 Stock Plan, with a weighted average exercise price of $0.336 per share, and 1,608,839 shares issuable upon exercise of options granted subsequent to December 31, 1999 at a weighted-average exercise price of $0.449 per share;

  .            shares of common stock reserved for issuance under our 2000
    Employee Stock Purchase Plan; and

  . 136,806 shares of common stock issuable upon exercise of warrants at a weighted average exercise price of $1.52 per share.

                             Summary Financial Data

                                 November 6, 1996    Year Ended December 31,
                                (inception) through ---------------------------
                                 December 31, 1996   1997      1998      1999
                                ------------------- -------  --------  --------
                                    (in thousands, except per share data)
Statement of Operations Data:
Revenue.......................        $  --         $    44  $    598  $    319
Total operating expenses......           578          6,061     8,837    13,924
                                      ------        -------  --------  --------
Loss from operations..........          (578)        (6,017)   (8,239)  (13,605)
Net interest income
 (expense)....................           --             (27)       74       381
                                      ------        -------  --------  --------
Loss from continuing
 operations...................          (578)        (6,044)   (8,165)  (13,224)
Loss from discontinued
 operations...................           --             --     (5,742)       --
                                      ------        -------  --------  --------
Net loss......................        $ (578)       $(6,044) $(13,907) $(13,224)
                                      ======        =======  ========  ========
Basic and diluted loss per
 common share from continuing
 operations...................        $(0.29)       $ (2.79) $  (3.12) $  (3.98)
                                      ======        =======  ========  ========
Basic and diluted net loss per
 common share.................        $(0.29)       $ (2.79) $  (5.31) $  (3.98)
                                      ======        =======  ========  ========
Weighted average common shares
 used in basic and diluted
 loss per common share from
 continuing operations and net
 loss per share calculations..         1,959          2,164     2,617     3,322
                                      ======        =======  ========  ========
Pro forma basic and diluted
 net loss per common share
 (unaudited, see Notes 2 and
 11)..........................                                         $  (0.48)
                                                                       ========
Weighted average common shares
 used in basic and diluted net
 loss per common share
 calculations (unaudited, see
 Notes 2 and 11)..............                                           27,566
                                                                       ========

                                                  At December 31, 1999
                                          -------------------------------------
                                                                   Pro Forma
                                           Actual   Pro Forma(1) As Adjusted(2)
                                          --------  ------------ --------------
                                                     (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term
 investments............................  $  6,766    $22,366
Working capital.........................     4,356     19,956
Total assets............................    10,089     25,689
Long-term obligations, less current
 portions...............................       702        702
Redeemable convertible preferred stock..    39,090        --
Total stockholders' equity (deficit)....   (32,808)    21,882

--------
(1) The pro forma column gives effect to our receipt of approximately $15.6 million in net proceeds from the issuance of 3,925,961 shares of our Series E redeemable convertible preferred stock on February 18, 2000 and March 7, 2000 and to the conversion of our redeemable convertible preferred stock into our common stock upon the completion of this offering. See Note 7 of Notes to Financial Statements.
(2) The pro forma as adjusted column assumes the sale of         shares of our
    common stock in this offering at an initial public offering price of $ per share and the application of the resulting net proceeds, after deducting estimated underwriting discounts, commissions and offering expenses.

                                  RISK FACTORS

   You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we believe to be immaterial may also harm our business. If any of the following risks actually occur, our business could be harmed, the trading price of our common stock could decline and you may lose all or part of your investment. You should also refer to the other information contained in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business

Our business is difficult to evaluate because we have a limited operating history.

   We were incorporated in 1996, and trading of mortgages on the Exchange did not begin until October 1997. Our limited operating history makes our future prospects very difficult to evaluate. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. These risks include:

  .  an evolving and unproven business model;

  . the lack of a sufficiently large group of lenders and mortgage brokers who use the Exchange;

  . the uncertainty of the rate at which our lenders and mortgage brokers will adopt the Exchange as a medium for buying and selling loans;

  .  the potential development of comparable services by competitors; and

  .  the management of anticipated growth.

To address these risks, we must, among other things:

  . continue to increase membership in the Exchange among lenders and mortgage brokers;

  . encourage lenders and mortgage brokers to change long-standing business methods so that they will increasingly rely on the Exchange;

  .  enhance and expand our products and services;

  . continue to improve the functionality and user experience offered by the Exchange;

  . continue to develop and upgrade our technology and transaction-processing systems; and

  . identify, develop and maintain strategic alliances with companies that have strong relationships with lenders or mortgage brokers.

   We may not be able to successfully address these risks. Moreover, our ability to take the foregoing steps may be hampered by our limited financial resources should we fail to rapidly increase revenues or should increased revenues be more than offset by increased operating expenses.

We have a history of losses, we expect future losses and we may not achieve or maintain profitability.

   Our ability to achieve profitability will depend upon our ability to generate and sustain increased revenues. We believe that we will incur substantial operating losses for the foreseeable future. We incurred operating losses of $13.2 million for the year ended December 31, 1999. As of

December 31, 1999, our accumulated deficit was $33.8 million. We intend to make significant expenditures related to marketing, hiring of additional personnel and development of our technology, user interfaces and infrastructure. Our operating results for future periods are subject to numerous uncertainties, and we may not achieve sufficient revenues to become profitable. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

Our future revenues are unpredictable, and our operating results are likely to fluctuate from quarter to quarter.

   Due to our limited operating history, the nature of our business and the emerging nature of the market in which we compete, our future revenues are inherently difficult to forecast. We believe that period-to-period comparisons of our operating results may not be meaningful, and you should not rely upon them as an indication of our future performance. Our expense levels are based largely on our investment plans and estimates of future revenues. We may be unable to adjust our spending to compensate for an unexpected shortfall in revenues. Accordingly, any significant shortfall in revenues relative to our planned expenditures would harm our results of operations.

   We expect our future quarterly operating results to fluctuate due to a variety of factors, many of which are outside our control. Factors that could cause our quarterly operating results to fluctuate include:

  . general economic conditions and economic conditions specific to the residential real estate industry, including interest rate fluctuations;

  . seasonal fluctuations in the markets for new home loans and home loan refinancings;

  . increased competition, including the entrance of new competitors or the introduction of new products or services by existing competitors;

  .  difficulties in upgrading or developing our systems and infrastructure;
     and

  . technical difficulties, system downtime or Internet brownouts.

   As a result, in some future quarters our operating results may fall below the expectations of securities analysts or investors, causing our stock price to decline.

Our revenue generation model is unproven and could fail.

   Our revenue generation model and profit potential are unproven, and we may not be able to become profitable. Our revenue model depends heavily on revenue generated from participating lenders, which pay us fees based on loans obtained through the Exchange. To generate revenue, we must rapidly achieve broad market acceptance of our service by both lenders and mortgage brokers, who have traditionally used other means to arrange residential mortgage loans. We cannot accurately predict what, if any, changes we would need to make to our revenue model in response to the uncertainties in the online mortgage exchange market. These changes could include reducing fees currently charged to lenders, changing the basis for calculating fees or changing the point in a loan transaction at which a fee becomes payable. In the past, we have explored several different fee structures as we have learned more about what lenders are willing to pay to use the Exchange. Our present fee structure is to charge a fixed fee per loan, payable when a loan is either locked or closed. We do not yet know whether this fee structure will gain broad acceptance among lenders, who may be reluctant to pay the same fee amount regardless of the amount of the loan, or who may be willing to pay only a lower fixed fee. In the future, increased competition could require us to reduce our transaction fees. If we are not able to anticipate and adapt our revenue model to changes in the industry, we may be unable to expand our business and the value of your investment could be significantly reduced.

The Exchange may not attract the critical mass of broker and lender activity necessary to make it successful.

   Although we believe that one of the principal benefits of the Exchange is the potential for an efficient market for pricing mortgage loans, such market efficiency cannot be achieved without a critical mass of brokers and lenders using the Exchange to post and bid on loans. Such critical mass requires many mortgage brokers and lenders to transact much of their business through the Exchange, but before critical mass is achieved, brokers and lenders may not have a compelling reason to use the Exchange. If the Exchange fails to attract a sufficient level of broker and lender activity to achieve critical mass, our business may fail.

Our success depends on our ability to convince mortgage brokers to abandon traditional methods of doing business in favor of utilizing our Exchange.

   In order for us to be successful, brokers must be willing to adopt new ways of conducting business and exchanging information. The traditional way for mortgage brokers to secure competitive interest rates is to review and compare rate sheets that are faxed to them each day by lenders with which they have relationships. Even if the Exchange is able to offer competitive interest rates, we do not know whether the added efficiency and convenience of online interaction will be sufficient to persuade most brokers to adopt a new and unfamiliar way of doing business. Other planned features of our eHub may not have the hoped-for effect of convincing brokers to use the Exchange on a regular basis. For instance, while we are improving our interface with the most popular loan origination software applications in order to increase the volume of loans posted on the Exchange, we do not know whether most brokers who use those applications will respond to the bids they receive after their loans have been posted or whether such brokers will become members of the Exchange. Moreover, some brokers may opt not to utilize the interface. In addition, some brokers currently using the Exchange may be doing so because of its novelty rather than because they believe that it offers a better way to compare and access loan terms. These brokers may use the Exchange for only a limited time and then return to more familiar business methods. If we are unable to convince mortgage brokers to integrate the Exchange into their daily business routines on a long-term basis, our business will be harmed.

Our success depends on our ability to attract and integrate additional lenders as members of the Exchange so that they use the Exchange to bid on loans.

   In order for us to be successful, lenders must be willing to adopt new ways of acquiring loans and exchanging information on their loan products and terms. Integration of a lender into our system requires a commitment of time and resources on our part and on the part of the lender. Lenders may not be willing to invest the time and resources necessary to achieve this integration, or we may not be able to devote the time and resources necessary to successfully transition a lender to the Exchange. Additionally, because our system may compete with a lender's own loan officers, some lenders may be reluctant to convert to our system. Lenders may also be reluctant to rely on our quality assurance review of participating mortgage brokers instead of their own. Our efforts to integrate lenders into the Exchange require employees of the lender to be trained on the use of our interface and to become accustomed to new business methods. The departure of any such employees is likely to have an adverse effect on the volume of bids that a lender makes on the Exchange until new employees are hired by the lender and trained to transact business through the Exchange. If we are not successful in attracting or retaining the participation of a significant number of major lenders, there may not be enough loans locked through the Exchange to achieve our revenue goals.

If lenders do not offer competitive loan terms on the Exchange, our operating results will suffer.

   Our business model depends on the participation of multiple lenders competing for the business of participating brokers by bidding on loans posted on the Exchange. Regardless of the volume of loans posted on the Exchange or the number of bids made on such loans, we do not earn revenue until those bids are accepted. We may not sign up enough lenders to the Exchange to create a competitive environment that will attract bids that brokers find attractive. If interest rates and other terms offered by lenders on the Exchange are not competitive with those offered by traditional means, mortgage brokers will have less incentive to accept bids on the Exchange, and our operating results will suffer.

Our agreements with members of the Exchange do not require them to transact business exclusively on the Exchange or to transact any minimum volumes of business over the Exchange.

   Although we devote substantial sales and marketing resources to signing mortgage brokers and lenders as members of the Exchange, our success in doing so does not translate directly to revenues. Our revenues are dependent entirely on these members posting and bidding on loans on the Exchange and subsequently locking or closing those loans. We do not have exclusive relationships with our member brokers or lenders or require minimum transaction volumes on their part. Our member brokers are free to deal directly with lenders to place loans, and our member lenders are free to acquire loans directly from borrowers, through brokers outside of the Exchange, through other online services or through any other channel. Accordingly, if new members do not use the Exchange to lock a significant number of loans, our success in attracting new members may not generate additional revenues.

The demand for different types of loan products is cyclical and sensitive to various fluctuations in the economy, and if the specific loan products desired by borrowers at a given time are not available on the Exchange, our results of operations will suffer.

   The demand for different types of loan products is cyclical and sensitive to changes in interest rates and other economic factors. If the specific loan products desired by borrowers in a variety of economic environments are not available on the Exchange, our business will continue to be vulnerable to significant downturns caused by fluctuations in interest rates or other factors that affect the demand for different loan products. For example, in the third quarter of 1999, rising interest rates increased the demand for adjustable-rate mortgages, commonly referred to as ARMs. Because, at that time, most of our lender members were offering primarily fixed-rate mortgages, and because our technology had not yet been adapted to effectively serve lenders' needs with respect to ARM bidding, brokers were unable to obtain enough bids on the Exchange for the ARMs desired by their borrowers. This caused the number of loans locked through the Exchange to drop significantly, and our revenues declined by 48% in the third quarter compared to the second quarter. The limited period of time during which we have conducted our operations has been characterized by a strong economy and historically low interest rates. Due to our limited operating history, we cannot forecast how different economic environments could affect our operations in the future.

We may have difficulty attracting a comprehensive group of lenders that complement and expand our current residential mortgage loan product coverage.

   The success of the Exchange depends on our ability to attract and retain a comprehensive group of lenders to service brokers' and their borrowers' needs across a wide array of product lines, credit profiles, and geographic locations. Lenders may limit the types of credit they offer due to licensing requirements and regulations or for other reasons. For example, some of our lender members do not extend credit in some states, do not offer particular types of loans, or do not lend to borrowers with particular credit profiles. If we are unable to broaden the offering of loan products on our system for a wide array of credit profiles and locations, our ability to attract additional brokers may be limited, and our existing brokers may continue to use traditional methods outside the Exchange to place the majority of their loans.

If our participating lenders do not provide competitive levels of service to brokers, our reputation will be harmed and our ability to attract brokers to the Exchange will be limited.

   Our ability to attract mortgage brokers to the Exchange depends in part on brokers receiving competitive levels of convenience, customer service and responsiveness from participating lenders. If our participating lenders do not provide brokers with satisfactory levels of service, brokers may elect to place loans with other lenders who are not participants on the Exchange.

Unanticipated problems with our plans to offer new and complementary products and services could harm our business.

   We intend to expand our operations by offering new and complementary products and services, increasing the number of and expanding the geographic participation of our brokers and lenders, expanding our existing products and services and expanding our market presence through relationships with third parties such as providers of loan origination software. We may not be able to accomplish this expansion in a cost-effective or timely manner, or these efforts may not increase the overall market acceptance of our products and services. Furthermore, any new product or service we launch that is not favorably received by brokers, lenders or third parties could damage our reputation or subsequent growth. Expansion of our operations in this manner could also require significant additional expenditures and strain our management, financial and operational resources. The lack of market acceptance of these efforts or our inability to generate enough revenue from these expanded services or products to offset their cost could harm our business.

Most loans acquired through the Exchange have been acquired by a small number of lenders, and the loss of one of these lenders could limit our ability to offer the full range of loan products desired by mortgage brokers.

   During 1999, our three largest lender members accounted for approximately 45%, 24% and 11% of our revenues. If one of these lenders stops using the Exchange, we may be unable to offer brokers access to other lenders offering an equivalent range of loan products. If this happens and brokers are unable to obtain the loan products they desire through the Exchange, they may revert to traditional methods of transacting business with lenders, and our revenues may suffer.

System failures or capacity constraints could reduce or limit traffic on the Exchange and harm our business.

   Although we have experienced no Exchange downtime and only minor component failures or outages from time to time, we may experience more significant system failures or outages in the future that could disrupt the operation of our Exchange and could harm our business. The satisfactory performance, reliability and availability of our Exchange and network infrastructure are critical to our reputation and our ability to attract a high volume of broker traffic as well as to attract and retain significant numbers of lenders as participants.

   We are continually enhancing and expanding our technology, network infrastructure and other technologies to accommodate a substantial increase in broker and lender participation on the

Exchange. We may be unsuccessful in these efforts, or we may be unable to accurately project the rate or timing of increases in the volume of traffic on our Exchange. In addition, we cannot predict whether additional network capacity will be available from third party suppliers on reasonable terms as we need it. Also, our network or our suppliers' networks may be unable to achieve or maintain a sufficiently high capacity of data transmission to timely process orders or effectively download data, especially if traffic on our Exchange increases. Our failure to achieve or maintain high-capacity data transmission could significantly reduce demand for our services.

   Our communications hardware and certain of our other computer hardware operations are located at the facilities of Exodus Communications, Inc. in Sunnyvale, California. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our operations. Our business may be adversely affected if our systems are affected by any of these occurrences. We do not yet have in place a formal disaster recovery plan or redundant facilities to provide back-up services in the event of any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.

Our business will be harmed if we are unable to adapt to the rapid technological change that characterizes the Internet and electronic commerce.

   The Internet and electronic commerce are characterized by:

  . rapid technological change;

  .  changes in user and customer requirements and preferences;

  . frequent new product and service introductions embodying new technologies; and

  . the emergence of new industry standards and practices that could render our proprietary technology and systems obsolete.

Our success will depend, in part, on our ability to:

  .  develop and license leading technologies useful in our business;

  . add new hardware, update software and add new engineering personnel to accommodate the increased use of our Exchange;

  . develop new services and technologies that address the increasingly sophisticated and varied needs of our prospective members; and

  . respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

   Development of the Exchange and other proprietary technology entails significant technical and business risks. We may use new technologies ineffectively or we may fail to adapt our technology, systems, products and services to the requirements of our broker and lender members or of emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner to changing market conditions or customer requirements, our business will be harmed.

If the third-party technologies and services we use fail or become unavailable, our business could be harmed.

   We have incorporated technology developed by third parties, including security and encryption technology, into the Exchange, and we will continue to incorporate third-party technology in our future products and services. We have limited control over whether or when these third-party technologies will be available or enhanced. If a third-party fails to make available, license or support necessary technology, our business could be harmed.

   In particular, we have agreements with several major providers of loan origination software obligating them to upgrade their software so that loans entered by mortgage brokers using that software are seamlessly posted to the Exchange. If any of these agreements terminates and this feature is removed from the loan origination software, the number of loans posted to the Exchange may decrease significantly, which could result in reduced revenues.

Our business has experienced significant growth in recent periods, and if we are unable to manage such growth in the future, our business will be harmed.

   We are currently experiencing growth and expansion which has placed, and will continue to place, a strain on our administrative, operational and financial resources and increased demands on our systems, controls and management personnel. If our management is unable to manage this growth effectively and on a timely basis, our business will be harmed. We anticipate that continued growth will require us to recruit, hire, train and retain a substantial number of new managerial, technical, sales and marketing personnel. The majority of our current employees have been with us less than nine months, and we expect that our rate of hiring will continue at a high pace. Our ability to manage our growth successfully will also require us to continue to expand and improve our operational, management and financial systems and controls on a timely basis.

Our executive officers and key personnel are critical to our business, and the loss of any of these officers or key personnel would likely harm our business.

   Our future success is substantially dependent on the continued services and contributions of our senior management and other key personnel, particularly Richard Wilkes, our Chief Executive Officer. The loss of the services of any of our executive officers or other key employees could harm our business. We do not maintain key person life insurance on any of our executive officers or key employees.

We may not be able to recruit and retain necessary personnel, particularly technology development and implementation personnel, and our failure to do so could hamper our growth.

   Our future success depends on our continuing to attract, retain and motivate highly skilled employees, particularly with respect to technology development and implementation. If we are not able to attract and retain new personnel, particularly to expand our technology development and implementation team, our business will be harmed. Competition for personnel in technology industries is intense, particularly in the San Francisco Bay Area, where we are based. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications.

Our business will be harmed if we are unable to protect our intellectual property rights from third party challenges or if we are subject to litigation.

   Our success is dependent in part on the protection of our proprietary technology and information. We rely on a combination of patent, copyright, trademark and trade secret laws to establish and protect our proprietary rights. We have obtained a U.S. patent for our method and system for trading loans on the Exchange in real time. Despite our receipt of this patent and our other efforts to protect our proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection, and there can be no assurance that our intellectual property rights, if challenged, will be upheld as valid, will be adequate to protect our proprietary technology and information, or will prevent other parties from designing competing products or services that do not infringe our intellectual property rights. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States. Other parties may attempt to copy or reverse-engineer aspects of our technology or to obtain and use information that we regard as proprietary. We may be required to resort to litigation in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm our business.

   Although we have not been notified that our technology infringes the proprietary rights of other parties, in the future other parties may assert patent, copyright, trademark and other intellectual property rights with respect to technologies that are important to our business. Any claims asserting that our products or services infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business. Any such claims, with or without merit, could result in costly litigation, divert the efforts of our technical and management personnel or require us to enter into royalty or licensing agreements, any of which could significantly harm our business. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event a claim against us were successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology to avoid infringement, our business would be significantly harmed.

Any future international expansion would expose us to risks associated with international operations.

   Although our current strategy is focused on the U.S. residential mortgage market, we may in the future expand our operations into one or more foreign countries. However, any investments in establishing these operations may not produce enough revenue to justify our investments. We have limited experience with the lending industry outside the United States, and we may not be able to attract lenders or other participants in other countries or successfully adapt our business model to the business, economic, legal and regulatory climates of other countries. In addition, competitors that have greater local market knowledge or regulatory understanding may exist or arise and impede our ability to successfully expand into these markets. Any international expansion would also require significant management attention and financial resources.

Any acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results.

   Under certain circumstances, we may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. The process of integrating any acquired business, technology, service or product into our business and operations may result in unforeseen operating difficulties and expenditures. Integration of an acquired company also may consume significant management resources that would otherwise be available for ongoing development of our business. Moreover, the anticipated benefits of any acquisition may not be realized. We may be unable to successfully identify, negotiate or finance future acquisitions or integrate any acquisitions with our current business. Future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business.

We may be liable for monetary losses or suffer damage to our reputation resulting from fraudulent acts committed by member brokers on the Exchange.

   We represent to our member lenders that we perform a quality assurance review of each broker member of the Exchange. Lender members generally rely on this review in place of the lender's own internal review process in deciding to transact business on the Exchange with a particular broker. If a broker member commits fraudulent acts relating to the trading of mortgages through the Exchange, a defrauded lender may assert that our quality assurance review of that broker was defective and that we should be liable for the damage suffered by the lender. While we seek to limit our liability for such claims in our contracts with lender members, such limitations may not be enforced by courts in certain circumstances. Even if our contractual limitations of liability are eventually upheld, an act of fraud by one of our member brokers may involve us in costly and disruptive litigation or harm our reputation.

Unanticipated year 2000 problems relating to our operations could reduce our future revenues and increase our expenses.

   To date we have not experienced problems relating to the year 2000, and we believe that our computer hardware and software and that of our significant third-party providers of hardware, software and communications technology are year 2000 compliant. Although we are well into the year 2000, our systems or those of our third-party service providers could contain latent defects related to the year 2000. If we or our third-party technology providers fail to remedy any year 2000 issues, the result could be lost revenues, increased operating expenses, the loss of members and other business interruptions, any of which could harm our business. The failure to adequately address year 2000 compliance issues in the delivery of products and services to our members could result in claims of misrepresentation or breach of contract, any of which could be costly and time-consuming to defend.

Risks Related to Our Industry

Our success depends on continued growth of the Internet and electronic commerce, which may not achieve rapid acceptance by mortgage brokers and lenders.

   Our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet by mortgage brokers and lenders as an effective medium for commerce. Rapid growth in the use of the Internet is a recent phenomenon. As a result, acceptance and use of the Internet may not continue to develop at historical rates. Demand for and market acceptance of recently introduced Internet-based products and services are subject to a high level of uncertainty, and there are few proven products and services. If the use of the Internet and electronic commerce does not grow as anticipated, we may not be able to achieve our anticipated revenue growth.

If alternate loan origination channels reduce borrowers' reliance on mortgage brokers that use the Exchange, our operating results will suffer.

   Our business is dependent upon the broker and lender choosing to conduct mortgage loan transactions through an online exchange. If traditional or other emerging loan origination channels preclude the broad acceptance of the online exchange concept, our business may fail. These alternative models include:

  . retail lenders that market directly to borrowers using traditional methods designed to drive borrowers to their retail branches, including some retail lenders that have begun to offer loans online directly to borrowers;

  . wholesale lenders that market to mortgage brokers using traditional sales and marketing techniques, including some wholesale lenders that have adopted technology enabling them to communicate or transact business with brokers online; and

  . Internet-based mortgage lenders that acquire borrowers or brokers through their own web sites.

   Even if we are successful in becoming the standard method of acquiring mortgage loans originated through mortgage brokers, our member brokers may not successfully compete for market share with other origination channels. Should brokers lose significant market share, the number of transactions between brokers and wholesale lenders available to be originated through the Exchange would be reduced, and we may be unable to achieve our anticipated revenue growth.

The online mortgage exchange industry is rapidly evolving, and we expect it to become highly competitive.

   The online mortgage exchange industry is rapidly evolving, and we expect it to become highly competitive. Our business model is focused on improving the efficiency of mortgage loan origination in the wholesale channel, where loans are originated through mortgage brokers. We believe that the principal bases for competition in the market for online origination of mortgage loan transactions include access to a large number of competing lenders and brokers, ease of use and the availability of ancillary products and services. Our primary competition comes from other online marketplaces designed to facilitate communication and transactions between brokers and lenders. In addition, other companies with large customer bases among mortgage brokers or lenders, such as loan origination software providers, could develop online services that compete with the Exchange.

   Increased competition could result in reductions in our fees, increases in the fees we pay to enter into strategic relationships, reduced margins or loss of market share, any of which could harm our business. We believe we will face increasing competition as the online financial services industry develops and evolves. Some of our current or potential competitors may have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources and may be able to:

  . undertake more extensive marketing campaigns for their brands and services;

  .  provide more extensive services to mortgage brokers or lenders;

  . enter into more productive strategic relationships with higher-profile companies;

  .  devote more resources to their web sites or online marketplaces; or

  .  adopt more aggressive pricing policies.

If the regulations that apply to the mortgage banking business are deemed to apply to the services we offer, our business could be harmed.

   The residential mortgage banking business is heavily regulated by federal and state laws and regulations. Among other requirements, these laws and regulations impose licensing obligations on mortgage brokers and mortgage lenders, require that certain disclosures be given to consumers, limit the fees, charges and interest rates that may be imposed on consumers, prohibit unlawful discrimination and otherwise restrict the way in which residential mortgage loans may be marketed, made, purchased, sold and administered. Failure to comply with these requirements may result in, revocation of required licenses and approvals, class action and individual lawsuits, administrative enforcement actions and fines, civil and criminal liability and indemnification liability to third parties, among other consequences. Moreover, lenders could be reluctant to transact business through the Exchange as a result of uncertainty as to whether we are subject to such laws and regulations and related concerns about liability for doing business through the Exchange.

   While many of the laws and regulations relating to residential mortgage loans apply to our broker and lender members and to loans that pass through the Exchange, we believe that these laws and regulations do not directly apply to us because we do not act as a lender and we believe that we do not act as a broker. For this reason, we have not obtained mortgage broker licenses in any states that require mortgage brokers to be licensed. However, because of the uncertainties as to the applicability to us of these laws and regulations now and as our business may evolve in the future, we may not always have been, and may not in the future always be, in compliance with such laws and regulations. This risk is increased by the relative lack of clarity regarding the applicability of laws and regulations to electronic commerce generally and the conduct of an Internet-based, business-to-business mortgage exchange specifically.

   For example, the federal Real Estate Settlement Procedures Act, or RESPA, generally prohibits the payment or receipt of a fee for the referral of business incident to a real estate settlement service, including the making or brokering of residential mortgage loans. This law also generally prohibits fee splitting in connection with the provision of residential real estate settlement services. In either case, however, such fees may be paid or split as payment for the reasonable value of services actually performed or goods and facilities actually furnished. Exchange fees paid by participating lenders or other settlement service providers may be subject to this law and the regulations promulgated by the U.S. Department of Housing and Urban Development. Although we do not believe that RESPA applies to our core business, we have sought to structure our relationships with participating lenders and brokers to comply with the requirements of RESPA.

   While we believe that we have complied in all material respects with all applicable laws and regulations, as we continue, and expand, our business activities, it is likely that we will be required to evaluate the applicability of current and future laws and regulations relating to residential mortgage lending and electronic commerce over the Internet.

Our intended expansion of our business could subject us to additional regulations.

   We intend to expand our operations to include new products and services and to offer existing and new products in new jurisdictions within and outside the United States. For example, we may in the future offer to perform additional steps in the process of completing a loan transaction, such as arranging for appraisals and preparation of loan documentation. This expansion may require us to comply with additional laws and regulations, including state mortgage broker licensing laws. Compliance with these laws and regulations may require us to obtain appropriate business licenses, make necessary filings and obtain necessary bonds, appoint agents and make periodic business reports. If we fail to adequately comply with these laws and regulations, our ability to offer some of our products or services in a particular jurisdiction could be delayed or prevented and our business could be harmed.

If we are unable to safeguard the security and privacy of confidential information, we could be subject to liability and our reputation could be harmed.

   A significant barrier to electronic commerce and communications is the secure transmission of personally identifiable information of Internet users as well as other confidential information over public networks. Any penetration of our network security or other misappropriation of confidential information, such as borrowers' names, addresses, social security numbers, user names or passwords, could subject us to liability and harm our reputation. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments could result in a compromise or breach of the algorithms we use to protect borrowers', brokers' and lenders' confidential information. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against security breaches or to alleviate problems caused by any breaches.

Regulation of the Internet is unsettled, and future regulations could harm our business.

   The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. Furthermore, the growth and development of the market for electronic commerce may prompt the enactment of more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of additional laws or regulations may inhibit the growth of the Internet as a medium for commerce and lending activity, which could, in turn, decrease demand for our services, increase our cost of doing business or otherwise harm our business. In addition, applicability to the Internet of existing laws governing issues including property ownership, copyrights and other intellectual property issues, taxation, libel and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies.

Risks Related to this Offering

Our executive officers and directors and entities affiliated with them will retain substantial control over our business after the offering.

   Our executive officers and directors and entities affiliated with them will
beneficially own approximately    % of our outstanding common stock following
the completion of this offering. These persons and entities, acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers and other business combinations, and may make decisions that are not in the best interest of all stockholders.

Our management will have broad discretion over the use of proceeds from this offering.

   The net proceeds to us from this offering are estimated to be approximately
$   million after deducting the estimated underwriting discount and offering expenses. We currently have no specific plans for a significant portion of our net proceeds from this offering. Consequently, our management will have the discretion to allocate the net proceeds to uses that some stockholders may not deem desirable. Management's allocation of the proceeds of this offering may not benefit our business, and we may not be able to obtain a significant return on any use of the proceeds of this offering.

There has not been a public market for our common stock, so its liquidity is uncertain.

   Before this offering, there has not been a public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active, liquid trading market in our common stock. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the prices that will prevail in the trading market after this offering.

Market prices of Internet and other technology stocks have been extremely volatile, and the market price of our stock is likely to be volatile as well.

   Recent initial public offerings by technology companies, including Internet companies, have been accompanied by extreme stock price and trading volume fluctuations in the first days and weeks of public trading. These fluctuations often have been unrelated or disproportionate to the operating performance of the companies that issued the stock. The trading price of our common stock is likely to be highly volatile and may be significantly affected by factors including actual or anticipated fluctuations in our operating results, new products or new contracts announced by us or our competitors, conditions and trends in the electronic commerce, lending and real estate industries, changes in financial estimates by securities analysts, general market conditions and other factors. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

Future sales of our common stock may cause our stock price to decline.

   The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. See "Shares Eligible for Future Sale."

We may need to raise additional capital, which could have a negative impact on your investment.

   We currently anticipate that the net proceeds of this offering, together with our available funds, will be sufficient to meet our anticipated working capital and capital expenditure needs for the next 18 months. We may need to raise additional funds in the future to fund expansion, develop new or enhanced products and services, pursue the integration of additional broker and lender members, respond to competitive pressures or acquire complementary businesses, technologies or services.

   If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges that are senior to those of our common stock. We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, take advantage of acquisition opportunities, develop or enhance services or respond to competitive pressures.

Our charter documents and other agreements may hinder a potential takeover.

   Provisions of Delaware law and our certificate of incorporation and bylaws could prevent or discourage the acquisition of IMX by means of a tender offer, a proxy contest or otherwise, and the removal of incumbent officers and directors, even if doing so might be beneficial to our stockholders. See "Description of Capital Stock."

Investors will experience immediate dilution.

   We expect the initial public offering price to be substantially higher than the book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in this offering, you will
experience immediate dilution of approximately $ .   in the book value per
share of the common stock. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words like "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify these forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties regarding their estimates of the growth of electronic commerce and the residential mortgage market. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including those described in the risk factors above and elsewhere in this prospectus. You should carefully read the entire prospectus before purchasing our common stock.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the shares of common stock in this
offering are estimated to be approximately $   million, assuming an initial
public offering price of $      per share, after deducting the estimated
underwriting discount and offering expenses and assuming that the underwriters do not exercise their overallotment option. We intend to use these net proceeds for general corporate purposes, principally working capital and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies, although we have no current commitments or agreements with respect to any of these types of acquisitions or investments. Pending these uses, we will invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never paid dividends on our capital stock. We currently expect to retain earnings, if any, to finance the growth and development of our business and do not anticipate paying any cash dividends on our stock in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth the following information:

  . our actual capitalization as of December 31, 1999;

  . our pro forma capitalization after giving effect to our sale of an aggregate of 3,925,961 shares of Series E redeemable convertible preferred stock on February 18 and March 7, 2000, with net proceeds of approximately $15.6 million, and the conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock; and

  . our pro forma as adjusted capitalization to give effect to the sale of shares of common stock at an assumed initial public offering price of
    $    per share in this offering and the application of our proceeds from this offering, after deducting the estimated underwriting discounts and commissions and offering expenses.

                                                        December 31, 1999
                                                    ----------------------------
                                                                          Pro
                                                                Pro     Forma As
                                                     Actual    forma    Adjusted
                                                    --------  --------  --------
Cash, cash equivalents and short-term
 investments......................................  $  6,766  $ 22,366   $
                                                    ========  ========   =====
Obligations under capital leases, including
 current portion..................................  $    666  $    666
Subordinated debt, including current portion......       982       982
Redeemable convertible preferred stock, $0.001 par
 value per share, 27,139,328 shares authorized,
 24,772,932 shares issued and outstanding, actual;
 none authorized, issued or outstanding, pro
 forma;         shares authorized, none issued or
 outstanding, pro forma as adjusted...............    39,090       --
Stockholders' equity (deficit)
 Common stock, $0.001 par value per share,
  39,000,000 shares authorized, 3,598,734 shares
  issued and outstanding, actual; 50,000,000
  shares authorized, 32,297,627 issued and
  outstanding, pro forma;     shares authorized,
      shares issued and outstanding, pro forma as
  adjusted (1)....................................         4        32
 Additional paid-in capital.......................     2,671    57,332
 Deferred stock compensation......................    (1,730)   (1,730)
 Accumulated deficit..............................   (33,753)  (33,752)
                                                    --------  --------
  Total stockholders' equity (deficit)............   (32,808)   21,882
                                                    --------  --------
   Total capitalization...........................  $(7,930)  $ 23,530
                                                    ========  ========

--------
(1) The number of shares of common stock outstanding set forth in the table above excludes the following:
  . 4,754,035 shares of common stock issuable upon exercise of options outstanding as of December 31, 1999 having a weighted average exercise price of $0.336;
  . 198,131 additional shares authorized for issuance under our stock plan;
    and
  . 136,806 shares of common stock issuable upon exercise of outstanding warrants having a weighted average exercise price of $1.52.

                                    DILUTION

   The pro forma net tangible book value of our common stock on December 31, 1999, after giving effect to our sale of an aggregate of 3,925,961 shares of redeemable convertible preferred stock on February 18 and March 7, 2000 for net proceeds of approximately $15.6 million, was approximately $21.9 million, or $0.68 per share. Net tangible book value per share represents the amount of total assets less total liabilities, divided by the number of shares
outstanding. After giving effect to the issuance and sale of          shares of
common stock offered by us at an initial public offering price of $      , and
deducting discounts and commissions and estimated offering expenses payable by us, our adjusted net tangible book value as of December 31, 1999 would have
been $          or $      per share. This represents an immediate increase in
the net tangible book value of $      per share to the existing stockholders
and an immediate dilution of $      per share to the new public investors
purchasing shares in this offering. The following table illustrates this per share dilution:

  Assumed initial public offering price per share.................       $
    Pro forma net tangible book value per share as of December 31,
     1999......................................................... $0.68
    Increase per share attributable to new public investors.......
                                                                   ----- ------
    Pro forma net tangible book value per share after the
     offering.....................................................
                                                                         ------
  Dilution per share to new investors.............................       $
                                                                         ======

   The following table sets forth on a pro forma basis, as of December 31, 1999, after giving effect to the conversion of all outstanding shares of redeemable convertible preferred stock into common stock upon completion of this offering, the differences between the existing stockholders and the purchasers of the shares of common stock in this offering (before deducting underwriting discounts and commissions and estimated offering expenses) with respect to the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid:

                                   Shares Purchased  Total Consideration Average
                                  ------------------ -------------------  Price
                                                                           Per
                                    Number   Percent   Amount    Percent  Share
                                  ---------- ------- ----------- ------- -------
Existing stockholders............ 32,297,627      %  $54,995,580      %   $1.70
New stockholders.................
                                  ----------   ---   -----------   ---
Total............................              100%  $             100%
                                  ==========   ===   ===========   ===

   The foregoing discussion and tables assume no exercise of options to purchase 4,574,035 shares of common stock and warrants to purchase 136,806 shares of common stock outstanding as of December 31, 1999, with weighted average exercise prices of $0.336 and $1.52, respectively. To the extent that any of these options or warrants are exercised, there will be further dilution to new public investors. See "Capitalization" and Note 2 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

   The selected financial data presented below for the period from November 6, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements, which have been audited and are included elsewhere in this prospectus. The selected statement of operations data presented below for the period from November 6, 1996 (inception) through December 31, 1996 and the balance sheet data as of December 31, 1997 are derived from audited financial statements not included in this prospectus. The historical results presented below are not necessarily indicative of the results to be expected for any future period. The selected financial data set forth is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus.

                                 November 6, 1996
                                (inception) through  Year Ended December 31,
                                   December 31,     ---------------------------
                                       1996          1997      1998      1999
                                ------------------- -------  --------  --------
                                    (in thousands, except per share data)
Statement of Operations Data:
Revenue.......................        $  --         $    44  $    598  $    319
Operating expenses:
 Operations...................           --           1,225     1,806     2,610
 Sales and marketing..........           --           1,699     2,970     5,564
 Product development..........           578            969     1,081     1,743
 General and administrative...           --           2,169     2,979     3,403
 Amortization of deferred
  stock compensation..........           --             --        --        605
                                      ------        -------  --------  --------
   Total operating expenses...           578          6,061     8,837    13,924
                                      ------        -------  --------  --------
Loss from operations..........          (578)        (6,017)   (8,239)  (13,605)
Net interest income
 (expense)....................           --             (27)       74       381
                                      ------        -------  --------  --------
Loss from continuing
 operations...................          (578)        (6,044)   (8,165)  (13,224)
Loss from discontinued
 operations...................           --             --     (5,742)      --
                                      ------        -------  --------  --------
Net loss......................        $ (578)       $(6,044) $(13,907) $(13,224)
                                      ======        =======  ========  ========
Basic and diluted loss per
 common share from continuing
 operations...................        $(0.29)       $ (2.79) $  (3.12) $  (3.98)
                                      ======        =======  ========  ========
Basic and diluted net loss per
 common share.................        $(0.29)       $ (2.79) $  (5.31) $  (3.98)
                                      ======        =======  ========  ========
Weighted average shares used
 in basic and diluted loss per
 common share from continuing
 operations and basic and
 diluted net loss per share
 calculations.................         1,959          2,164     2,617     3,322
                                      ======        =======  ========  ========
Pro forma basic and diluted
 net loss per common share
 (unaudited)..................                                         $  (0.48)
                                                                       ========
Weighted average common shares
 used in basic and diluted pro
 forma net loss per common
 share (unaudited)............                                           27,566
                                                                       ========

                                                         At December 31,
                                                      ------------------------
                                                       1997    1998     1999
                                                      ------  -------  -------
                                                          (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments.... $1,309  $   923  $ 6,766
Working capital (deficit)............................    559   (1,963)   4,356
Total assets.........................................  2,738    2,390   10,089
Long-term obligations, less current portions.........    593    1,252      702
Redeemable convertible preferred stock...............  7,891   18,386   39,090
Total stockholders' deficit.......................... (6,495) (20,278) (32,808)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the financial statements and the notes thereto which appear elsewhere in this prospectus. The following discussion contains forward-looking statements which reflect our plans, estimates and beliefs. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, the factors described in "Risk Factors" and elsewhere in this prospectus. Our actual results could differ materially from historical results or those projected in the forward-looking statements.

Overview

   We operate a business-to-business e-commerce solution that enables mortgage brokers to communicate and transact business more efficiently with mortgage lenders online. We have approximately 1,400 broker members and 40 active lender members throughout the United States as of February 29, 2000.

   We were incorporated on November 6, 1996. During the period from our inception through December 31, 1997, our operating activities consisted principally of the design of our Exchange and the development of our technology platform. Version 1.0 of the Exchange was first demonstrated in July 1997. We released Version 1.5 and began receiving revenues from operating the Exchange in October 1997. In the remainder of 1997 we focused our efforts on building our broker network in California and establishing relationships with leading lenders who were interested in the development of an online strategy.

   In 1998 we continued to build our broker and lender membership and upgrade our technology. Version 1.7 of the Exchange, which incorporated several minor improvements as well as the beta version of XpressBid, was released in May. In September 1998, we released Version 2.0, which included several new features and offered improved performance. The production version of XpressBid was rolled out to our first customer in October 1998.

   Our initial efforts were focused primarily on recruiting traditional mortgage lenders to participate as buyers on the Exchange. In addition, in an effort to accelerate the pace of adoption of the Exchange, we formed a wholly-owned subsidiary, Investor Direct Funding Corp. (IDF), to enable other mortgage loan buyers, who normally purchase closed loans from traditional mortgage lenders, to utilize the Exchange to gain direct access to the broker market. IDF began operations in August 1998 to process, fund and deliver the loans acquired through the Exchange by these buyers. During this period, and continuing into 1999, IDF absorbed significant human and financial resources and, as a result, revenues from traditional mortgage lenders suffered. In May 1999 we decided to discontinue the IDF operation and return our focus to the core business of serving traditional mortgage lenders. We accrued estimated closure expenses of $3.6 million in the year ended 1998 and reflected IDF as discontinued operations in our 1998 financial statements.

   During the first half of 1999, significant product development effort was directed toward our web interface for brokers, which was initially released in March and upgraded in September, adding the capability to import loan files from the brokers' loan origination software. In addition, in June we released Version 3.0 of our software with a completely new user interface, and a number of additional features including XpressMatch, which provides instant notification of posts, matches and bids to lenders and brokers. Also during the second half of 1999, we began our national broker rollout with a goal of increasing our broker base and broadening our geographic coverage.

   April 1999 marked the beginning of a period of increasing interest rates, and demand for mortgages shifted from fixed-rate to adjustable-rate mortgage
(ARM) loans. Our revenues decreased in the third and fourth quarters because our lender members did not offer competitive ARM products through the Exchange and our XpressBid feature was unable to effectively handle the complex pricing process required by ARM loans. During the third quarter, we enhanced XpressBid and began recruiting additional lenders who could better service the ARM market. In addition, in October 1999, we released Version 3.1 of the Exchange, which provided access to automated underwriting and credit reports. We believe that these enhancements enable the Exchange to effectively handle substantially all residential mortgage loan products. Version 4.0, which provides both lenders and brokers with full web-based functionality, including our XpressPost feature, is scheduled for release in March 2000.

   While we continue to add new lenders to our Exchange, revenues from First Nationwide Mortgage, Provident Funding and Wausau Mortgage accounted for approximately 45%, 24% and 11%, respectively, of our revenues for the year ended December 31, 1999. Revenues from Provident Funding, First Nationwide Mortgage, and Wausau Mortgage accounted for approximately 52%, 13% and 10%, respectively, of our revenues for the year ended December 31, 1998. Revenues from Provident Funding accounted for approximately 88% of our revenues for the year ended December 31, 1997.

   We intend to continue to increase our operating expenditures and, consequently, we expect to continue to incur operating losses for the foreseeable future.

Results of Operations

Years ended December 31, 1998 and 1999

 Revenue

   Our principal source of revenue is transaction fees. Participating lenders pay transaction fees to us for mortgage loans acquired through the Exchange, while brokers can post loans and receive bids free of charge. Our current pricing structure is generally to charge our fees when a loan locks on the Exchange. Lenders who are acquiring subprime loans are not charged until the loan is funded. Transaction fees decreased $279,000 from $598,000 in 1998 to $319,000 in 1999, primarily due to the shift in demand from fixed-rate to ARM loans during the third and fourth quarters of 1999. Our revenues suffered during these quarters because our lender members were not prepared to provide ARM loans to our brokers and because our upgraded XpressBid feature, which addresses the complex pricing process for ARM loans, was not fully implemented until the fourth quarter of 1999. During the third and fourth quarters of 1999, we significantly expanded our lender sales team and accelerated our recruiting of lenders who could offer the full spectrum of mortgage products.

 Operating Expenses

   Operations. Operations expenses consist primarily of payroll and related expenses for customer service, technical services, broker services and information technology. Operations expenses also include costs to maintain and upgrade the internal infrastructure of the Exchange and the resident business technology. Operations expenses increased $804,000 from $1.8 million in 1998 to $2.6 million in 1999 due to the continued hiring of personnel to support our growing network of participating lenders and brokers, particularly customer service representatives and technical support representatives. We also hired additional personnel to support our internal infrastructure and our business technology.

   Sales and Marketing. Sales and marketing expenses consist primarily of direct marketing, advertising, tradeshow and seminar participation, promotional expenditures and public relations, payroll and related expenses for our sales and marketing personnel supporting these efforts, as well as marketing expenditures for fees paid to online companies with which we have relationships. Sales and marketing expenditures increased $2.6 million from $3.0 million in 1998 to $5.6 million in

1999. These increases were due to increased efforts focused on generating broker and lender awareness, as well as an increase in personnel and related costs to support our national broker expansion campaign.

   Product Development. Product development expenses consist primarily of payroll and related expenses for engineering personnel and technical development with strategic partners. Product development expenses increased $662,000 from $1.1 million in 1998 to $1.7 million in 1999. This increase was driven primarily by the continued hiring of personnel to support the upgrade of the Exchange to be fully web-enabled and improvements to XpressBid.

   General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for our executive management, human resources, finance and administrative personnel, and expenses relating to facilities, professional fees and other general corporate expenses. General and administrative expenses increased $423,000 from $3.0 million in 1998 to $3.4 million in 1999. These increases were primarily due to increased personnel and related costs, increased occupancy costs resulting from increased office space requirements and the relocation of our corporate offices, and increased depreciation related to capital expenditures for property and equipment.

   Amortization of Deferred Stock Compensation. Deferred compensation associated with stock options granted in 1999 totaled $2.3 million. This amount represents the difference between the exercise price of the stock option grants and our current estimate of the fair value of our common stock at the time of such grants. Deferred stock compensation is amortized over the vesting period of the options, generally four years, and approximately $605,000 was charged to operations for the year ended December 31, 1999.

 Interest Income

   Interest income increased $416,000 from $260,000 in 1998 to $676,000 in 1999. The increase was attributable to higher average cash, cash equivalents and short-term investments resulting from the sale of our Series D redeemable convertible preferred stock in January 1999.

 Interest Expense

   Interest expense increased $108,000 from $187,000 in 1998 to $294,000 in 1999. This increase was primarily attributable to new equipment leases entered into in 1999 and the subordinated debt financing obtained in November 1998.

Years ended December 31, 1997 and 1998

 Revenue

   Revenue increased $554,000 from $44,000 in 1997 to $598,000 in 1998 due to the operation of the Exchange for a full year in 1998. Our first revenues from the operation of the Exchange occurred in October 1997.

 Operating Expenses

   Operations. Operations expenses increased $582,000 from $1.2 million in 1997 to $1.8 million in 1998. The increase was caused by the hiring of personnel to support our growing network of participating lenders and brokers, particularly customer service representatives and technical support representatives.

   Sales and Marketing. Sales and marketing expenses increased $1.3 million from $1.7 million in 1997 to $3.0 million in 1998. The increase was due to efforts focused on generating broker and lender awareness through direct marketing, advertising and tradeshow appearances, as well as an increase in sales and marketing personnel and related costs.

   Product Development. Product development expenses increased $112,000 from $1.0 million in 1997 to $1.1 million in 1998 due primarily to the continued hiring of personnel to support the upgrades and improvements to the Exchange required by our growing network of lenders and broker members.

   General and Administrative. General and administrative expenses increased $811,000 from $2.2 million in 1997 to $3.0 million in 1998. This increase was primarily due to increased personnel and related costs, increased occupancy costs and increased depreciation related to capital expenditures for property and equipment.

 Interest Income

   Interest income increased $192,000 from $68,000 in 1997 to $260,000 in 1998. This increase resulted from higher average cash and cash equivalent balances in 1998 resulting from the issuance of our Series C redeemable convertible preferred stock in March 1998.

 Interest Expense

   Interest expense increased $91,000 from $96,000 in 1997 to $187,000 in 1998. The increase was due to interest paid on new equipment leases and the subordinated debt financing obtained in November 1998.

Quarterly Results of Operations

   The following table sets forth certain unaudited consolidated statement of operations data for the four quarters ended December 31, 1999. This information has been derived from our unaudited consolidated financial statements. In our opinion, this unaudited information has been prepared on the same basis as our annual consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus. Historical results for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                 Three Months Ended
                                        --------------------------------------
                                        Mar. 31,  June 30,  Sept. 30, Dec. 31,
                                          1999      1999      1999      1999
                                        --------  --------  --------- --------
                                                   (in thousands)
   Revenue............................. $    74   $   125    $    65  $    55
   Operating expenses:
     Operations........................     396       495        751      968
     Sales and marketing...............     779     1,279      1,671    1,835
     Product development...............     333       334        367      709
     General and administrative........     549       601        959    1,294
     Amortization of deferred stock
      compensation.....................     --         89        188      327
                                        -------   -------    -------  -------
      Total operating expenses.........   2,057     2,798      3,936    5,133
                                        -------   -------    -------  -------

   Loss from operations................  (1,983)   (2,673)    (3,871)  (5,078)
   Net interest income.................      94       130         98       59
                                        -------   -------    -------  -------
   Net loss............................ $(1,889)  $(2,543)   $(3,773) $(5,019)
                                        =======   =======    =======  =======

   We have a limited operating history and are operating in a new and rapidly changing environment. Therefore, our operating results have fluctuated in the past, and we expect them to fluctuate in future quarters as a result of a variety of factors, many of which are outside of our control. See "Risk Factors. "

   Our revenues have fluctuated significantly over the last four quarters. This fluctuation is primarily a result of the shift in demand from fixed to ARM loans during the third and fourth quarters of 1999. Our revenues suffered during these quarters because our lender members were not prepared to provide ARM loans to our broker members and because our upgraded XpressBid feature, which addresses the complex pricing process for ARM loans, was not fully implemented until the fourth quarter of 1999. During the third and fourth quarters of 1999, we significantly expanded our lender sales team and accelerated our recruiting of lenders who could offer the full spectrum of mortgage products.

   The quarterly increases in operations expense reflects the continued expansion of our operations throughout the four-quarter period to support our growing network of participating lenders and brokers.

   The increase in sales and marketing expenses for the quarter ended June 30, 1999 through the quarter ended December 31, 1999 reflect the cost of developing and launching our new corporate identity including the redesign of marketing materials and our web site; increases in direct marketing, advertising and personnel to support the rollout of a national broker expansion campaign; and costs relating to increased tradeshow and seminar participation and public relations.

   Product development costs increased in the quarter ended December 31, 1999 due to hiring of personnel to design and develop Version 4.0, our fully web-based Exchange, scheduled for release in March 2000.

   The increase in administrative expense for the quarter ended September 30, 1999 was due to the establishment of a corporate incentive program and the relocation costs of a key executive. The increase in administrative expense for the quarter ended December 31, 1999 was due primarily to corporate relocation expenses.

   Net interest income fluctuated quarter-to-quarter during 1999 based on the average balance of cash, cash equivalents and short-term investments.

   Our future revenues will consist primarily of transaction fees paid by lenders based on the number of loans locked on the Exchange. As a result, we will depend substantially on the number of loans posted and locked on the Exchange and the retention and activity levels of brokers and lenders. Therefore, our quarterly revenues and operating results are likely to be particularly affected by these variables. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors, which would almost certainly cause the trading price of our common stock to decline.

Liquidity and Capital Resources

   We have financed our operations primarily through private placements of redeemable convertible preferred stock, which resulted in net proceeds of $39.1 million through December 31, 1999. In February 2000, we received additional net proceeds of $15.6 million through the sale of redeemable convertible preferred stock. To a lesser extent, we have financed our operations through subordinated debt and equipment leases.

   Net cash used in operating activities was $5.8 million, $11.8 million and $12.7 million for the years ended December 31, 1997, 1998 and 1999, respectively. Net cash used in operating activities in each year was primarily attributable to our net loss, offset in part by increases in accounts payable, accrued expenses and amortization of deferred compensation.

   Net cash used in investing activities was $393,000, $172,000 and $5.7 million in 1997, 1998 and 1999, respectively. Net cash used in investing activities in 1999 primarily consisted of the purchase of short-term investments and the purchase of property and equipment. Net cash used in investing activities for 1997 and 1998 primarily consisted of purchases of property and equipment.

   At December 31, 1999, we had cash, cash equivalents and short-term investments of $6.8 million, an increase of $5.8 million over December 31, 1998. Our working capital at

December 31, 1999 was $4.4 million, compared to a working capital deficit of $2.0 million at December 31, 1998. The increase in working capital is attributable to the cash proceeds from the sale of redeemable convertible preferred stock.

   We expect that our existing capital resources, including the net proceeds raised in this offering, will be sufficient to satisfy our working capital requirements for at least the next 18 months. However, future working capital requirements depend on many factors including our ability to execute our business plan. If our current funding, including the net proceeds generated by this offering, becomes insufficient to support future operating requirements, we will need to obtain additional funding by issuing additional debt or equity securities in the public or private capital markets. Such funding alternatives, if available at all, may not be on favorable terms. Failure by us to raise additional capital or additional funding when needed could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of our common stock.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," to defer the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. We currently have no derivative financial instruments and do not currently engage in hedging activities. Therefore, SFAS 133 is expected to have no impact on our financial condition or results of operations.

Year 2000 Readiness

   To date, we have not experienced any disruption in our services as a result of, nor has any third-party vendor on which we depend been affected by, the commencement of the year 2000. Although we do not anticipate that our operation will be affected by the year 2000, if we or third-party providers of hardware, software and communications services fail to remedy any year 2000 issues, the result could be lost revenues, increased operating expenses, the loss of members and other business interruptions, any of which could harm our business. The failure to adequately address year 2000 compliance issues in the delivery of products and services to our members could result in claims of misrepresentation or breach of contract and related litigation, any of which could be costly and time consuming to defend.

   In light of our experience to date, we have not developed any specific contingency plans for year 2000 issues. Our worst case scenario for year 2000 issues would be our inability to execute loan transactions through the Exchange and a resultant loss of revenue.

Market Risk

   We currently have no floating-rate indebtedness, hold no derivative instruments and do not earn income from foreign sources. Accordingly, we do not expect that changes in interest rates or currency exchange rates will have a material effect on our financial condition except to the extent they affect the demand for mortgage loans bought and sold on the Exchange.

                                    BUSINESS

   IMX Exchange operates a business-to-business e-commerce solution enabling mortgage brokers to communicate and transact business with mortgage lenders online. The IMX Exchange solution increases the efficiency and effectiveness of the process of searching for, pricing and locking loan commitments on behalf of borrowers. Our Exchange enables mortgage brokers to save time, close more loans, leverage their marketing resources and provide more competitive pricing for borrowers. Lenders gain immediate access to an expanded broker network, additional production volume, valuable market information and cost savings from reduced sales, marketing and administrative expenses.

Industry Background

 The Extended Internet Business-to-Business Platform: the eHub

   The Internet has emerged as the pervasive communication, collaboration and transaction platform for many industries by enabling companies to streamline complex business processes and more efficiently conduct business-to-business commerce. The Gartner Group estimates that all business-to-business electronic commerce will grow to $7.3 trillion worldwide in 2004, with exchanges and other online marketplaces capturing $2.7 trillion.

   In response to this fundamental shift, e-commerce solutions have been developed across a variety of industries. These solutions primarily provide large numbers of disparate buyers and sellers with an efficient, automated, neutral environment for transaction execution. This allows companies to exploit several key characteristics of an Internet-based business-to-business transaction platform, including greater reach through aggregation of customers and suppliers, greater selection of products and services, and economies of scale associated with large transaction volume. Electronic hubs, or eHubs, expand upon the core transaction component that drives these nascent marketplace models by layering on added services and features. The extended value offered by an eHub includes:

  . Improved Price Discovery and Market Liquidity. The ability to aggregate many buyers and sellers within a single nexus of transparent, interactive price and product information.

  . Business and Market Intelligence. Access to real-time market data and historical trends through the capture, consolidation and dissemination of transaction details, price movements and market information.

  . Collaboration Capability. The capability for all participants--buyers, sellers and ancillary service providers--to communicate and collaborate through the Internet to complete a transaction more efficiently.

  . Corporate Systems Integration. The ability to integrate into and interface with users' existing information technology systems so that they can more easily exploit the value of the connectivity provided by the eHub.

  . Complementary Services. The ability to serve as an electronic conduit for complementary third-party services that provide buyers and sellers with a complete set of the business-critical applications required to run their operations.

  . Portal for Industry Participants. An industry-specific web-based environment that provides a single, neutral location serving the full range of information, collaboration and transaction needs of buyers, sellers and ancillary service providers.

   eHubs provide significant benefits to industries characterized by complex or inefficient business processes, a wide variety of product customizations, dynamic pricing, fragmentation of buyers and sellers and significant dependence on exchange of information. In particular, industries such as financial services, which do not involve the movement, storage and logistics associated with physical goods are especially well-suited to being conducted entirely by electronic means and can therefore transition more rapidly to an eHub.

   The nature of eHubs is such that, once one has established liquidity and scale in an industry segment, it is difficult for other entrants to compete. While customer aggregation can be time-consuming and resource-intensive, returns on aggregation are high. As the number of participants in an eHub increases, the value delivered to all participants increases exponentially as the range of possible transaction partner combinations multiplies. In addition, as the processes and business rules of the eHub and its participants are developed and integrated with one another over time, the costs of switching to a competing solution rise. The result is that the first fully functional eHub in an industry can become the solution of choice for that industry. The residential mortgage market is an example of a large market whose characteristics are well-suited for transition to an eHub.

 The Residential Mortgage Market

   According to the Mortgage Bankers Association of America, approximately $1.3 trillion of residential mortgages, representing approximately nine million individual loan transactions, were originated in the U.S. in 1999. The U.S. residential mortgage market is dominated by the wholesale channel, in which lenders transact business through mortgage brokers. According to Wholesale Access, an independent industry research firm, the brokers' share of mortgage loans originated has increased from 20% in 1987 and 50% in 1992 to 70% in 1998. The origination of loans in the wholesale channel is executed by the interaction of two key groups of participants, the brokers and the lenders:

   Brokers. Mortgage brokers work with borrowers to identify lenders whose loan products meet the borrowers' needs. Wholesale Access estimates that there are currently more than 25,000 mortgage brokers in the U.S. Mortgage brokers attempt to locate appropriate loan products for borrowers by collecting and reviewing information from multiple lenders, advising borrowers of available loan product choices and assisting them with the loan application and closing process. A broker's effectiveness depends, in large part, on having access to a variety of lenders and loan products to offer a borrower, having the necessary tools and information to originate and close the loan quickly and efficiently, and having sufficient time to spend with the borrower to facilitate the loan origination process.

   Lenders. Wholesale mortgage lenders range in size from large national banks to small community banks or other financial institutions. The mortgage lending industry is extremely price competitive and characterized by thin operating margins. According to Faulkner & Gray, a leading publisher of mortgage industry magazines, directories and statistics, there are approximately 3,000 mortgage lenders in the U.S., of which 200 lenders account for over 80% of total dollar volume. These major lenders' operations include a mix of retail and wholesale loan procurement. In their wholesale operations, mortgage lenders acquire mortgage loans from approved mortgage brokers. To establish and maintain relationships with brokers, mortgage lenders employ commissioned in-house or field sales forces. The sales forces' responsibilities include establishing and maintaining contact with mortgage loan brokers, promoting the various loan products that the wholesale lender offers and facilitating the processing and closing of loans.

 Traditional Wholesale Mortgage Origination

   The wholesale mortgage market is fragmented and inefficient. An efficient market is one in which a critical mass of trading partners comes together to share comprehensive price and other market information and transact business on the basis of that common pool of information. In the traditional mortgage business, each individual participant has access to only a small fraction of potential trading partners and, therefore, only a small fraction of available price and other market information. This lack of visibility and access limits effective price discovery and true market liquidity, despite the large volume of transactions conducted. At the same time, inherent operating inefficiencies, including a lengthy initial broker approval process, the need to manage many point-to-point relationships between brokers and lenders, and cumbersome daily interaction processes, result in increased costs for all groups of participants.

[Diagram illustrating interaction between brokers and lenders when not using IMX Exchange's eHub.]

   In a traditional mortgage brokerage business, a broker must apply to and be individually approved by each lender with which it wishes to have a relationship. Once a relationship is established, daily communication occurs primarily through fax and by telephone, with periodic in-person sales calls from the lender's account representatives. Each morning, the broker receives faxed or e-mailed copies of rate sheets from each lender with which it has a relationship. These rate sheets include the underwriting parameters, documentation needs and daily pricing options. Before advising borrowers, the broker must review these rate sheets to determine what loan products and terms are available that day. Because a typical rate sheet is several pages long with no standard format, the broker must review, compare, and sort the information manually. Because of the time and effort involved in establishing lender relationships and processing daily rate sheet information, each mortgage broker has active relationships with only a limited number of lenders. According to Wholesale Access, an average broker has a formal relationship with 27 lenders but actually places loans with approximately twelve of them and places over 80% of its loans through only three.

   Once the broker has identified the loan program that best meets the needs of a borrower, it will lock the loan terms with the lender. Locking loans is another manual process, utilizing fax transmissions or telephone calls that are later confirmed by fax or telephone. Subsequent to the lock, the broker submits the loan application and related paperwork to the lender, and the lender begins to underwrite the loan.

   From a lender's perspective, the process is equally inefficient. Before approving a broker, a wholesale lender performs a detailed quality assurance review, which is updated annually to determine that the broker remains in financial and operational good standing. The wholesale lender must then encourage its approved brokers to deliver loans. The lender's field or in-house sales force is responsible for developing relationships with the brokers, ensuring a regular flow of information and promoting the lender's products. In addition to on-site sales calls by its account representatives, each day a lender must fax multiple rate sheets and promotional materials to its broker base, an expensive and time-consuming process.

   To perform all of these tasks, lenders maintain corporate infrastructure, including employees, buildings, equipment and computer technology. When interest rates are low and loan demand high, lenders build up this infrastructure to meet the demand and, as a result, become committed to higher levels of fixed costs. When rising interest rates reduce the demand for loans, lenders often cannot quickly respond by eliminating infrastructure to reduce their costs. They are, therefore, pressured to reduce their already thin profit margins in order to maintain the high loan volumes that prevailed when interest rates were lower.

   Throughout the process of pricing and acquiring loans, lenders must operate on the basis of incomplete market information, consisting mainly of stale data on the historical behavior of other lenders, supplemented by information received from their own sale forces, which is more current but also anecdotal, limited in scope and sometimes inaccurate.

   This traditional process involves a number of inefficiencies for both brokers and lenders:

  . individually qualifying with each lender is costly to brokers and limits the number of lenders with which a broker can work, which in turn limits the range of products a broker can offer to borrowers;

  . the entire loan origination process is time-consuming for brokers, limiting the number of borrowers that a broker can assist at a given time;

  . a broker may fail to identify the most appropriate loan product for a particular borrower because of the inefficient nature of manual review of daily rate sheets;

  . because lenders may change their interest rates and other terms during a single day, a broker may not be able to lock a loan on the best terms found on the rate sheets because these terms have been superceded;

  . conducting a quality assurance review of each broker is costly and time-consuming for the lender and limits the number of brokers who can distribute the lender's loan products;

  . lenders incur significant direct and indirect costs in faxing daily rate sheets and maintaining relationships with their brokers;

  . lenders are unable to respond to shifts in demand by quickly and efficiently resizing their corporate infrastructure; and

  . lenders must operate in an information vacuum without the current, comprehensive market data they need to set their prices at levels that will enable them consistently to meet their lending objectives.

   Thus, both brokers and lenders are faced with limited reach, operating inefficiencies, lack of complete market information and imperfect price discovery.

 Opportunity for the Development of a Mortgage eHub

   We believe there is a compelling need for an eHub for the mortgage industry. This eHub will not only need to address the core problem of providing the financial liquidity of an Internet-based business-to-business transaction marketplace, but will also need to supply the value-added services necessary for full functionality in the complex mortgage industry. A successful eHub must provide the following crucial benefits:

  . critical mass, geographic breadth and product depth for liquidity in the mortgage origination process;

  . streamlining of work flows and interactions based on deep industry and process-specific expertise;

  . a centralized, efficient process for lenders to approve brokers;

  . data-mining capabilities to allow greater decision support for both lenders and brokers;

  . integration into the existing systems of brokers for origination of loans and of lenders for the fulfillment process;

  . a neutral connectivity resource accessible to all qualified industry participants; and

  . secure, accurate, scalable systems to deliver mission-critical availability and service levels.

IMX Exchange Solution

   IMX Exchange is a business-to-business eHub that enables mortgage brokers and lenders to transact business more efficiently. Using our patented process, brokers and lenders can trade loans in real time over the Internet. Our product offerings consist of software applications and content databases that facilitate the trading of loans online by automating the process of searching, comparing, pricing and locking loan commitments. Our solution saves brokers time and money, while also creating a more cost- and time-efficient way for lenders to source loans. We believe that we are uniquely positioned to deliver these benefits through our position as the first electronic exchange for the wholesale mortgage industry, our advanced e-commerce software applications and our domain experience in delivering industry-specific functionality and integration into the business systems of mortgage industry participants.

[Diagram illustrating interaction between brokers and lenders when using IMX Exchange's eHub.]

   We believe that our solution:

     Creates an Efficient Mortgage Exchange. IMX Exchange provides the dynamic matching of supply and demand as well as the substantial liquidity, information flow and product offerings required to deliver the most efficient solution for originating and closing mortgage loans. By aggregating brokers and lenders, the Exchange reduces the cost and time required to originate a mortgage loan and maximizes the opportunity to obtain the best price and service.

     Enhances Brokers' Reach and Capabilities. By utilizing the Exchange, brokers can more quickly source loan opportunities and identify optimal loan solutions for their borrowers, leaving more time to assist clients in completing the loan application package and closing the mortgage loan. With 40 active lender members as of February 29, 2000, the Exchange instantly increases a broker's lender relationship base, adding important sources of liquidity and providing increased product breadth. In addition, brokers can improve customer satisfaction by reducing the time to complete a loan transaction and ensuring the best possible price and service. Through our alliances with loan origination software providers, brokers will be able to effortlessly have all their loans posted to the Exchange and receive bids. In addition, IMX Exchange provides an array of business-critical resources, including automated underwriting approvals, credit reports, bond rate information and detailed lender information.

     Enhances Lenders' Reach and Capabilities. Through efficient access to a diverse and productive broker network, the Exchange provides lenders with a low-cost loan origination channel. Lenders who use our Exchange can more efficiently source loans from existing brokers by replacing time-consuming fax and telephone communications with faster, more productive online interactions with brokers. The Exchange also reduces wasted lender effort and increases the percentage of locked loans that actually close by preventing a broker from submitting multiple applications for the same loan or locking the same loan with multiple lenders. In addition, the Exchange increases the potential number of loan-generating relationships with new brokers by performing a quality assurance review on each new broker member. This review gives a lender confidence that it is transacting business with high quality, credible brokers without the cost and effort of conducting its own quality assurance reviews. Our dynamic pricing capability and real-time market information allow lenders to react quickly to change their pricing strategies as market conditions change. The ability to precisely select and bid on specific loans gives lenders complete control over the volume, geographic distribution and types of loans they procure.

     Captures Industry and Market Data. The Exchange captures real-time and historical industry and market data from members' posting, bidding and locking activity. Through the collection, consolidation and categorization of this data, we can create a unique library of objective, industry-specific information that we believe will be valuable to participants for forecasting, strategic decision-making, product development and portfolio management. The quantity and value of this information will grow as more members utilize the system.

     Provides Personalized, Centralized Resources for Mortgage Industry Professionals. Our web-based portal provides access not only to our Exchange and all of its features, but also to sources of other products and services needed by mortgage industry professionals.

IMX Exchange Strategy

   Our objective is to become the eHub for the mortgage industry. We intend to create a liquid market for mortgage loans by accelerating adoption of the Exchange by mortgage brokers and lenders and generating increasing volumes of transactions on the Exchange. To accomplish this objective, we intend to execute the following strategies:

   Drive Adoption of the Exchange by Mortgage Brokers. We intend to position the Exchange to be the mortgage broker's primary medium for originating loans. To do so, we will not only educate and encourage brokers to use the Exchange to transact their business in new ways, but also focus on ways to adapt the Exchange to the way brokers currently do business. In particular, to expand our broker network and further drive adoption, we have entered into strategic relationships with the loan origination software providers that serve approximately 70% of the broker market to develop an integrated feature that will automatically post loans on the Exchange and present bids without disrupting the loan origination process. We are also developing ancillary services designed to make our eHub the central focus of the broker's business.

   Strategically Develop and Manage Key Lender Relationships. We believe that successful participation in the Exchange by a select group of industry-leading lenders offering a broad range of loan products and a high level of service will induce other lenders to join the Exchange in order to remain competitive. We also believe that endorsement of the Exchange by these key lenders will enhance our credibility and market penetration with brokers. Accordingly, a substantial portion of our lender sales and marketing effort is focused on recruiting a group of large, innovative mortgage lenders that are willing to devote the resources necessary to fully adopt our solution by offering the whole spectrum of their loan products on the Exchange. We provide these strategic lenders with on-site support and training to help them utilize the Exchange successfully. We will continue to respond to the increasing demand from small and mid-sized lenders by developing internal sales and integration resources, as well as group and web-based training capabilities.

   Maintain Technological Leadership to Enhance the Functionality of Our eHub. We intend to continue to devote substantial resources to enhancing the functionality of our eHub by developing, purchasing and licensing technology and value-added expertise. We believe these enhancements will encourage members to remain connected to the Exchange on a continuous basis. Improvements in our user interfaces will increase efficiency and ease of use to encourage greater transaction activity by members. Improvements in our eHub's ability to integrate easily with our members' existing information technology systems will increase the rate of adoption by new brokers and lenders and increase the costs of switching to some other solution in the future.

   Become the Premier Source for Mortgage Industry Data. The participation of more brokers and lenders on the Exchange and the resulting increase in transaction volume will give us access to valuable market data. We plan to provide real-time and historical mortgage market data, along with analytical forecasting tools, to establish the Exchange as the standard data source for lenders, brokers, service providers, analysts and press, as well as for ancillary industries such as home products and insurance. We believe that access to this data will allow us to create and market standard industry data services such as an IMX Exchange Index of mortgage market activity, to drive adoption of the Exchange by mortgage brokers and lenders and to develop new sources of revenue.

   Use Our Web Portal to Attract Additional Users. Through the MyIMX web portal, we will deliver additional business-critical applications and services, including mortgage-related services, business operations tools, content and community. We will do this through alliances as well as internal development of services. In addition to making the full range of offerings available to Exchange members, a sub-set of the content and services will be made available to non-members through our home page. We believe that this tiered access to the value-added services will encourage non-members to initiate and develop a relationship with us that will ultimately lead them to become members and generate transaction activity on the Exchange. We believe that the expanded portal offerings will increase the frequency and depth of all users' interactions with the Exchange and lead to increased transactions, as well as incremental revenue opportunities.

The Exchange

   The Exchange is an online bid/ask trading platform where mortgage brokers can post loans for bidding by lenders. We offer software applications and content databases that enable lenders and mortgage brokers to buy and sell mortgage loans online by helping to automate solicitations of attractive loan terms, pricing of loans by lenders, comparisons of competing loans and locking of loan commitments. As a result of this automation and the aggregation of lenders, we believe that the Exchange allows mortgage brokers to obtain market-priced loans in a fraction of the time typically required and allows lenders to substantially reduce sales and marketing costs in reaching large numbers of brokers.

   A typical transaction on the Exchange involves the following steps:

     Posting of Loans. A transaction begins when a mortgage broker posts a loan on the Exchange. The information included in a loan posting is that which would appear in a loan application, including the requested loan amount, the appraised property value and the borrower's income level and credit history. In most cases, the broker will import loan information directly from a loan origination software, or LOS, system, in which the broker has already entered the data as part of the loan application process. Most of these LOS systems will soon have the capability to post loans automatically without any effort on the part of the broker. To avoid wasted effort on the part of lenders, the Exchange prevents the same loan from being submitted multiple times by one or more brokers.

     Bidding on Posted Loans. Participating lenders may then search for loans meeting their lending criteria and place bids on those loans, either individually or using a program trading function to automatically bid on all loans meeting the lender's criteria. A bid will include information regarding the program type (such as 30-year fixed or one-year ARM), interest rate, fees or "points," underwriting, lock and documentation preparation time, administration fees and other information relating to the loan terms. Each bid also identifies the lender making the bid. To support fair lending practices, the lender is not able to view information identifying the borrower or the property until the loan is locked.

     Acceptance of a Bid. The broker can accept a bid simply by clicking the Accept Bid button on the Pending Bids screen, upon which the acceptance is transmitted to the lender over the Exchange, and the loan is locked. After accepting the bid, the broker can immediately begin the process of documenting and closing the loan with the lender. The lender's delivery instructions appear on the broker's screen, advising the broker where and how to send the loan file and providing contact information and other pertinent details. The lender also receives broker and borrower details once the bid is accepted and can contact the broker directly. The system prevents a broker from locking multiple bids on a single loan.

Components of the Exchange

 IMXBroker

   IMXBroker is the user interface through which brokers post new loans on the Exchange, check the status of posted loans and accept or decline lenders' bids on posted loans. IMXBroker allows a broker to enter new loans by either:

  . entering the loan information directly into the fields presented in the IMXBroker interface; or

  . transferring data that has previously been collected using the broker's loan origination software.

   IMXBroker is designed to be flexible and easy to use. The broker is alerted if a required field is left blank. Information that requires calculation based on available information, such as loan-to-value ratio, is calculated automatically. By clicking a particular column heading on the Pending Bids screen, the broker can sort bids by variables such as interest rate, fees or delivery times. The broker can also click on a particular bid and open a screen that displays more detailed information about the terms of the loan. IMXBroker includes an Ask Price screen that allows the broker to specify preferences such as program type, maximum interest rate, maximum points and lock period. These preferences will appear in the loan posting that lenders receive, providing lenders with market information for use in placing bids that meet the broker's requirements.

   The current version of IMXBroker resides on the user's PC and communicates with our servers over the Internet. An initial web-based version of IMXBroker was introduced in March 1999, providing brokers with the option of accessing the Exchange using a standard browser. A further upgrade, which will provide full functionality through the web, is scheduled for release in March 2000, at which time all broker users will be converted from the PC-based client software to the web version.

 XpressPost

   XpressPost is a custom interface that we have developed as a feature of the loan origination software, or LOS, applications used by mortgage brokers to originate loans for their borrowers. When a broker originates a loan using an LOS program that includes XpressPost, that loan will be posted on the Exchange automatically without any action on the part of the broker and with no disruption or delay in the loan origination process. We currently have agreements with three LOS providers, Calyx Technology, Inc., Byte Enterprises, Incorporated and Contour Software, Incorporated, to include XpressPost in the future versions of their LOS applications. These LOS applications are used by approximately 70% of the mortgage brokers in the United States.

   XpressPost will post loans regardless of whether the broker is a member of the Exchange, although only approved members can lock loans. If the broker is not connected to the Internet at the time the loan is originated, XpressPost will save the data locally and then automatically upload it to the Exchange the next time the broker connects to the Internet. If bids are received on a loan posted through an LOS application, the broker will receive notification of the bids on the LOS screen, which member brokers can accept and lock directly through the LOS system. We believe that providing bid notifications and visibility into the pricing, programs and lenders on the Exchange will educate non-member brokers about the benefits of the Exchange and encourage them to become members. Non-member brokers who use these LOS applications will also see a pop-up screen inviting them to become members, advising them of membership benefits and offering a convenient way to apply online.

   We believe that, by offering brokers a convenient and seamless way to post loans on the Exchange, our LOS interface will increase the volume of loans posted on the Exchange and therefore attract more bidding by lenders. The implementation of this interface will be included in the next upgrade provided by the LOS providers, requiring no separate installation on the part of the broker. Further upgrades to XpressPost will be implemented via automatic download from IMX Exchange when the broker is connected to the Internet.

 IMXLender

   IMXLender is the user interface utilized by lenders bidding on the Exchange. A lender seeking to bid on loans will first construct a search query using criteria presented on the IMXLender Search screen. The lender can choose from among more than 30 variables, including loan amount, loan type (such as conventional, sub-prime, government-qualified), program type (such as 30-year fixed or one-year adjustable), loan-to-value ratio, property type, property location and credit score. After the query is submitted, posted loans meeting the lender's criteria appear on a Matched Loans screen. As long as the query is kept open and active, the lender will receive notification throughout the day of any new loans posted that meet these criteria. IMXLender allows the lender to click on a column heading to sort the displayed results by the variable represented by that column, and to click on a particular loan to open a screen that displays more detailed information about the loan, the borrower and the property. To place a bid on one or more loans, the lender selects the desired loans, enters the interest rate, program type, points and other terms on the Place Bids screen and then transmits the information over the Exchange.

   IMXLender displays both accepted and unaccepted bids. A lender whose bid has not been accepted may view the terms of the winning bid to obtain feedback on market conditions to help the lender prepare its future bids.

 XpressBid

   XpressBid, a program-trading feature, allows the lender to define a set of pricing and loan parameters and automatically bid on any loans that meet its requirements. XpressBid can bid up to 400 loans a minute, enabling lenders to cost-effectively increase loan production.

 XpressMatch

   XpressMatch allows a lender to establish specific profiles of loans on which the lender wishes to bid. Such loan profiles are posted on the Exchange, so that when a broker posts a loan, the broker immediately sees a report indicating the number of active loan profiles that match the loan, and each of those lenders is immediately notified that a matching loan has been posted. This process is designed to allow lenders to place a bid within minutes of a matching loan being posted.

 MyIMX Portal

   MyIMX is our web portal for mortgage industry professionals. We are developing MyIMX as the "mortgage professional's desktop"--a site through which brokers, lenders and other mortgage professionals can operate their businesses. We launched an initial pilot version of MyIMX for brokers in September 1999 and are planning a complete launch in March 2000. The current features of MyIMX include:

  . web-based version of the IMXBroker trading interface;

  . profiling and contact information on IMX Exchange member lenders and their programs;

  . bond and stock market feeds and news streams from mortgage, real estate and general news sources;

  . business tools and services, including mortgage-specific calculators, electronic faxing, training resources, office supplies and shipping services; and

  . marketing support, including template materials for the brokers' use and information about a co-marketing fund through which brokers are reimbursed for a portion of their costs for ads that feature IMX Exchange.

   After its full launch in March 2000, MyIMX will offer enhanced content and functionality to brokers and lenders, including fully web-based versions of the IMXBroker and IMXLender trading interfaces. We plan to add features and functionality over time, including searchable lender rates and product offerings, broker quality assurance materials, expanded bidding rules management, additional mortgage service links, hosted e-mail and community interaction.

 Other Features of the Exchange

   Automated Underwriting. Through our pilot program with Freddie Mac, loans posted by participating brokers are run through its Loan Prospector automated underwriting system prior to posting. The availability of a credit decision at the point of origination allows lenders to more efficiently select and price the loans and reduces processing requirements and costs for both the broker and the lender. We plan to offer additional automated underwriting options as agreements with their providers are finalized.

   Credit Report. When a broker posts a sub-prime loan, as determined by the borrower's credit score, the system pulls a full credit report for the borrower. The borrower's personal identifying information is stripped from the credit report, which is then included in the loan posting for lenders' review prior to placing bids. This provides a more complete profile of the sub-prime borrower's credit history, allowing the lender to accurately price the loan.

   IMX Guaranteed Accept. In posting a loan, a broker can choose the IMX Guaranteed Accept option, which automatically accepts the first bid that meets or beats the requirements specified by the broker.

Integration of New Members

 Lenders

   From the time of initial engagement with targeted lender members, our focus is on developing an in-depth understanding of the lender in order to create and execute an integration plan that will result in significant and increasing levels of activity on the Exchange while adding measurable value to the lender's operations.

   Throughout the sales cycle, the IMX account executive gathers information about the lender's processes, organizational structure, product lines, technology infrastructure and interfaces, as well as its production goals and expansion targets. We put specific focus on understanding any Internet initiatives that the lender is pursuing, often acting in a consulting role to help educate the lender on additional developments in electronic commerce, and working together to define how the Exchange best fits within the lender's existing initiatives. Inputs are gathered from a wide variety of functional areas within the lender's operations, including production, credit, underwriting, sales and senior management.

   Based on this discovery process, we develop an account plan for each lender, which includes:

  . definition of service delivery structure appropriate to the lender's operations;

  . plan for promotion of lender's offerings to Exchange broker members;

  . clear definition of transaction volume targets;

  . analysis identifying expected cost savings; and

  . pricing structure.

   Once a contract is signed, we assemble a team to implement the lender's plan and provide support and training. The lender's staff is trained on how to build loan program searches and how to bid, both manually and using XpressBid program trading. For some accounts, we assign an IMX Exchange trading representative to work on-site at the lender's location for several weeks to

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

facilitate the integration process. As part of ongoing account management, we regularly report progress and develop and implement plans to address issues and increase activity levels.

 Brokers

   Before becoming a member of the Exchange, the broker must undergo an initial quality assurance review, which we have modeled after the process an individual lender would undertake before doing business with a mortgage broker. We have designed our membership requirements and verification processes to satisfy the requirements of all of our lender members. Accordingly, by becoming a member of the Exchange, a broker can conduct business with all of our lender members without having to undergo an individual quality assurance process with each lender, resulting in cost savings and reduced effort for brokers and lenders alike.

   The quality assurance process includes verification of a valid broker's license, a reference check with at least three lenders, a credit report and a review of publicly-available databases for reports of fraudulent activity. We also review the broker's financial statements to evaluate the broker's financial strength and the broker's resume to determine that the broker has adequate industry experience. In addition, each broker is required to execute the Code of Ethics and Best Business Practices developed by the National Association of Mortgage Brokers and the Mortgage Bankers Association of America. The process generally takes eight to twelve days to complete. Each broker's quality assurance file is updated annually to ensure continued compliance with our broker guidelines. A broker's quality assurance file is provided to lenders on request and may, in the future, be made available on the MyIMX portal.

   Because mortgage brokers represent the Exchange's source of loans, we devote significant resources to helping new brokers adopt our technology and use the Exchange successfully. We offer new brokers extensive online and telephone training to acclimate them to the IMXBroker interface. We work closely with brokers to help them assimilate the Exchange into their business, with the goal of making the Exchange the focus of their daily business routine. We also plan to offer new features and services, such as enhancements to MyIMX and greater integration with LOS systems, to better facilitate trading on the Exchange and make it more useful to a broker's business.

Participating Lenders

   As of February 29, 2000, 40 lenders were active members of the Exchange. Our top ten lenders, based on the number of loans locked on the Exchange during the period from October 1, 1999 to February 29, 2000, are as follows:

         Aurora Loan Services       Monument Mortgage
         Bank United                Norwest Mortgage
         CMG Mortgage               Provident Funding
         First Nationwide Mortgage  Union Federal Savings Bank
         First Union Mortgage       Wausau Mortgage

Geographic Coverage

   Although we initially focused on brokers located in California, in mid-1999 we began expanding the Exchange's geographic coverage nationwide. The following table shows, for each of the principal

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

geographic regions that we serve, the number of brokers that were members of the Exchange as of February 29, 2000:

                                       Member
                    Region            Brokers
            -----------------       ------------
                  California          789
             Other Western States     141
            Rocky Mountain States     139
                Midwest/Texas         134
                  Northeast           107
                  Southeast            93
            -----------------       ------------
                    TOTAL           1,403


Strategic Relationships

 LOS Providers

   We have entered into agreements with three LOS providers, Calyx, Byte and Contour, pursuant to which we have jointly developed XpressPost to enable their LOS systems to seamlessly post loans on the Exchange. XpressPost will be automatically installed on the broker's LOS system when the broker installs an upgrade that includes the feature, unless the broker chooses not to enable it. The agreement with Calyx has a term of two years from the date of execution. The agreement with Byte has a term of two years from the date of Byte's first release of software containing the XpressPost feature, subject to automatic annual renewal unless either party provides prior notice of nonrenewal. The agreement with Contour has a term of four years from the date of Contour's first release of software containing XpressPost, subject to automatic annual renewal unless either party provides prior notice of nonrenewal.

 Freddie Mac

   In November 1999 we initiated a pilot program with the Federal Home Loan Mortgage Corporation, commonly referred to as Freddie Mac, a corporation chartered by the U.S. government to purchase mortgage loans from lenders and package them into securities that are sold to investors. In this pilot program, we have incorporated Freddie Mac's widely-used Loan Prospector automated underwriting system into the IMX Exchange process. Loan Prospector pre-screens loans for compliance with Freddie Mac's underwriting criteria, so that, after they are funded, the loans can be sold to Freddie Mac without an intervening underwriting process. Loans posted by the brokers participating in the pilot program are run through Loan Prospector prior to bidding so that the underwriting results are available to the pilot program participants as they consummate the loan transaction. The availability of the credit decision at the point of origination allows lenders to more efficiently select loans and determine their risk-based bids. Since the availability of an automated underwriting decision improves loan quality, it reduces the lender's costs and allows it to shorten the loan approval timeframe.

 National Association of Mortgage Brokers

   In September 1999, we entered into an alliance with the National Association of Mortgage Brokers, or NAMB, designed to achieve our mutual objective of ensuring professionalism and good business practices among mortgage brokers. As part of our role in the alliance, we require that our broker members agree to adhere to the Code of Ethics and Best Business Practices developed by NAMB and the Mortgage Bankers Association of America, or MBA. Both IMX Exchange and NAMB continue to promote the initiative, the alliance and the alliance partner to our respective memberships. In addition, we are currently developing the capability to highlight one another's respective members within the broker listings and referrals that each of us provides to consumers. We have agreed to provide technical and consulting guidance to the NAMB/MBA Best Business Practices committee, which is developing a national registry for loan officers.

Marketing, Sales and Support

   Our marketing activities are primarily focused on member acquisition and assimilation support. Member acquisition programs include joint marketing with LOS providers, participation in trade shows and industry conferences, direct marketing and advertising campaigns and development of sales tools. Lender assimilation programs include assisting lenders with promotional campaigns to brokers and facilitation of weekly product education teleconferences for brokers. Future plans include development of lender web pages within the MyIMX portal and facilitation of targeted broker marketing capabilities. Marketing programs for broker members include a monthly newsletter, a Broker Rewards Program that offers prizes for achieving targeted levels of Exchange activity, and a Broker Co-Marketing Program that provides brokers with templates for advertising, direct marketing and press releases, along with partial reimbursement for ads that feature IMX Exchange. We also engage in lower-scale marketing efforts directed toward consumers and real estate professionals to drive business to IMX Exchange member brokers. We expect these efforts to increase over time as we continue to grow the broker member base and expand geographic coverage.

   Our sales and support efforts are focused on wholesale mortgage lenders and mortgage brokers. We employ a direct lender sales force based in major markets across the United States, which targets the top 50 wholesale mortgage lenders. The sales process can involve interactions with multiple decision-makers including the senior executives responsible for wholesale production, secondary marketing and credit risk management, as well as the chief executive officer and IT management. Sales efforts include presentations and demos to key audiences and development of customized proposals based on comprehensive profiling of each lender. Once a lender has signed a membership contract, ongoing support is provided by dedicated training and installation teams, as well as by trading experts who work closely with the lenders to help them trade successfully. In addition to targeting the largest lenders, we are now adding sales resources to respond to steadily increasing demand from small and mid-size lenders. In order to handle these lenders in a cost-effective manner, sales conversion and ongoing interaction will be primarily by telephone, supplemented by group training sessions held at our headquarters.

   Our broker sales staff is organized into teams, each responsible for a particular geographic region. Because the Exchange concept is easy to understand, the initial sale to a broker is relatively straightforward. Most of the team's effort is directed toward the first few weeks after a broker becomes a member, during which the team assists the member in changing existing behavior patterns and incorporating IMX Exchange into the fabric of daily operations within the broker shop. These teams generally consist of:

  . broker representatives who solicit and develop new accounts;

  . service and support representatives who provide customer service, quality assurance, product fulfillment and technical support; and

  . a broker trading executive who assists with production, pipeline management and member development.

   The teams are supported by the broker training staff, which develops training curricula, coordinates broker assimilation events and administers web-based training programs. The primary decision-maker is the broker/owner, but we also develop and maintain relationships with the broker's employees, including loan officers and loan processors, who are critical to successful integration of the Exchange into each broker shop.

Product Development

   Our product development organization is focused on developing and enhancing the Exchange and ancillary services which together comprise our eHub, as well as continuous improvements to the IMXBroker, IMXLender and LOS/XpressPost interfaces. Development projects are defined and prioritized based on user feedback. Key objectives for new product development include market liquidity, compatibility with existing business practices to increase adoption and assimilation, close integration with members' operations and development of new revenue streams. We are currently in the process of transitioning away from our client-server configuration and toward a fully web-based architecture, thus eliminating the distribution and installation of locally-resident software. Upcoming enhancements to the Exchange will simplify trading of all common mortgage loan types, enable electronic file transfer between lenders and brokers and incorporate significant improvements to the IMXLender user interface. We are continually enhancing the MyIMX web site to add features and functionality, including enhanced personalized news feeds and content, hosted e-mail, additional mortgage service vendor links, business tools, and community interaction.

Technology

   The Exchange resides on IMX-managed servers, using proprietary technology in combination with standard off-the-shelf software, accessible through web browsers. We have developed a patented online process for matching loan postings and lender bids on the Exchange in real time. Our systems, built using standard components from Cisco Systems, Oracle and Sun Microsystems, employ redundant configurations to sustain uninterrupted service to our members and are designed to balance requests during peak usage periods. These systems are hosted at Exodus Communications' facility in Sunnyvale, California which provides conditioned space, redundant high-bandwidth communication lines and emergency power back-up. Transactions are processed centrally on our servers and are accessible to members via a standard web browser.

   The Exchange utilizes an Oracle relational database for housing and matching transactions. The production database houses specific lender information about desired loan types and XpressBid parameters. It also contains all current and historical application files submitted by brokers in the form of posted loans. Key technologies of the Exchange include the following:

  . Broker and Lender Services, which define the information parameters and functionality of the IMXBroker and IMXLender interfaces and embody loan pipeline management functions necessary for brokers to track loans on the Exchange and for lenders to track and manage their price offerings.

  . XpressPost, which connects legacy LOS systems on the broker's desktop to the Exchange, seamlessly importing data from the LOS system using a standard secure HTTP communication protocol.

  . XpressMatch, which embodies the algorithms designed to identify all active lenders' guidelines that match a given loan and to notify the broker and the lender when a match occurs, as well as a database containing a rich set of parameters and attributes of comparison and match.

  . XpressBid, which contains the interface to capture lenders' rates and all the functions that dynamically calculate pricing based on lenders' pricing rules.

  . Third-Party Services, which incorporates value-added functions seamlessly into the loan-posting process, allowing brokers to take advantage of industry services such as credit reporting and automated underwriting.

   Access to the Exchange is controlled through user name and password and is protected by industry-leading firewall technology. Communications on the Exchange are secured using 128-bit

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

secure socket layer encryption. Loan information is stored in a secure database. We periodically test the security of the Exchange by hiring outside consultants to attempt to bypass our security features.

Intellectual Property

   Our success is dependent in part on the protection of our proprietary technology and information. We rely on a combination of patent, copyright, trademark and trade secret laws to establish and protect our proprietary rights. We have obtained a U.S. patent for our method and system for trading loans on the Exchange in real time. Despite our receipt of this patent and our other efforts to protect our proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection, and there can be no assurance that our intellectual property rights, if challenged, will be upheld as valid, will be adequate to protect our proprietary technology and information, or will prevent other parties from designing competing products or services that do not infringe our intellectual property rights. In addition, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States. Other parties may attempt to copy or reverse-engineer aspects of our technology or to obtain and use information that we regard as proprietary. We may be required to resort to litigation in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm our business.

   Although we have not been notified that our technology infringes the proprietary rights of other parties, in the future other parties may assert patent, copyright, trademark and other intellectual property rights with respect to technologies that are important to our business. Any claims asserting that our products or services infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business. Any such claims, with or without merit, could result in costly litigation, divert the efforts of our technical and management personnel or require us to enter into royalty or licensing agreements, any of which could significantly harm our business. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In the event a claim against us were successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology to avoid infringement, our business would be significantly harmed.

Competition

   The online mortgage exchange industry is rapidly evolving, and we expect it to become highly competitive. Our business model is focused on improving the efficiency of mortgage loan origination in the wholesale channel, where loans are originated through mortgage brokers. We believe that the principal bases for competition in the market for online origination of mortgage loan transactions include access to a large number of competing lenders and brokers, ease of use and the availability of ancillary products and services. Our primary competition comes from other online marketplaces designed to facilitate communication and transactions between brokers and lenders. In addition, other companies with large customer bases among mortgage brokers or lenders, such as loan origination software vendors, could develop online services that compete with the Exchange.

   Increased competition could result in reductions in our fees, increases in the fees we pay to enter into strategic relationships, reduced margins or loss of market share, any of which could harm our business. We believe we will face increasing competition as the online financial services industry develops and evolves. Some of our current or potential competitors may have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may be able to:

  . undertake more extensive marketing campaigns for their brands and services;

  . provide more extensive services to mortgage brokers or lenders;

  . enter into more productive strategic relationships with higher-profile companies;

  . devote more resources to their web site or online marketplace; or

  . adopt more aggressive pricing policies.

   Our business model is dependent upon the broker and lender choosing to conduct mortgage loan transactions through an online exchange. The online exchange concept is one of several means for originating a loan. If traditional or other emerging models preclude the online exchange concept, our business may fail. These alternative models include:

  . retail lenders that market directly to borrowers using traditional methods designed to drive borrowers to their retail branches, including some retail lenders that have begun to offer loans online directly to borrowers;

  . wholesale lenders that market to mortgage brokers using traditional sales and marketing techniques, including some wholesale lenders that have adopted technology enabling them to communicate or transact business with brokers online; and

  . Internet-based mortgage lenders who acquire borrowers or brokers through their own web sites.

   Even if we are successful in becoming the standard method of acquiring mortgage loans originated through mortgage brokers, our member brokers may not successfully compete for market share with other origination channels. Should brokers lose significant market share, the number of transactions between brokers and wholesale lenders available to be originated through the Exchange would be reduced, and we may be unable to achieve our anticipated revenue growth.

Government Regulation

   The residential mortgage banking business is heavily regulated by federal and state laws and regulations. Among other requirements, these laws and regulations impose licensing obligations on mortgage brokers and mortgage lenders, require that certain disclosures be given to consumers, limit the fees, charges and interest rates that may be imposed on consumers, prohibit unlawful discrimination and otherwise restrict the way in which residential mortgage loans may be marketed, made, purchased, sold and administered. Failure to comply with these requirements may result in revocation of required licenses and approvals, class action and individual lawsuits, administrative enforcement actions and fines, civil and criminal liability and indemnification liability to third parties, among other consequences. Moreover, lenders could be reluctant to transact business through the Exchange as a result of uncertainty as to whether we are subject to such laws and regulations and related concerns about liability for doing business through the Exchange.

   While many of the laws and regulations relating to residential mortgage loans apply to our broker and lender members and to loans that pass through the Exchange, we believe that these laws and regulations do not directly apply to us because we do not act as a lender and we believe that we do not act as a broker. For this reason, we have not obtained mortgage broker licenses in any states that require mortgage brokers to be licensed. However, because of the uncertainties as to the applicability to us of these laws and regulations now and as our business may evolve in the future, we may not always have been, and may not in the future always be, in compliance with such laws and regulations. This risk is increased by the relative lack of clarity regarding the applicability of laws and regulations to electronic commerce generally and the conduct of an Internet-based, business-to-business mortgage exchange specifically.

   For example, the federal Real Estate Settlement Procedures Act, or RESPA, generally prohibits the payment or receipt of a fee for the referral of business incident to a real estate settlement service, including the making or brokering of residential mortgage loans. This law also generally prohibits fee splitting in connection with the provision of residential real estate settlement services. In either case, however, such fees may be paid or split as payment for the reasonable value of services actually performed or goods and facilities actually furnished. Exchange fees paid by participating lenders or other settlement service providers may be subject to this law and the regulations promulgated by the U.S. Department of Housing and Urban Development. Although we do not believe that RESPA applies to our core business, we have sought to structure our relationships with participating lenders and brokers to comply with the requirements of RESPA.

   While we believe that we have complied in all material respects with all applicable laws and regulations, as we continue, and expand, our business activities, it is likely that we will be required to evaluate the applicability of current and future laws and regulations relating to residential mortgage lending and electronic commerce over the Internet.

   We intend to expand our operations to include new products and services and to offer existing and new products in new jurisdictions within and outside the United States. For example, we may in the future offer to perform additional steps in the process of completing a loan transaction, such as arranging for appraisals and preparation of loan documentation. This expansion may require us to comply with additional laws and regulations, including state mortgage broker licensing laws. Compliance with these laws and regulations may require us to obtain appropriate business licenses, make necessary filings and obtain necessary bonds, appoint agents and make periodic business reports. If we fail to adequately comply with these laws and regulations, our ability to offer some of our products or services in a particular jurisdiction could be delayed or prevented and our business could be harmed.

Employees

   As of December 31, 1999, we had 114 full-time employees, including 26 employees primarily engaged in operations, 44 in sales and marketing, 27 in engineering and 17 in management and administration. We have never had a work stoppage, and none of our employees are currently represented under collective bargaining agreements. We consider our relations with our employees to be good.

Facilities

   Our corporate headquarters and principal administrative, product development, sales and marketing operations are located in approximately 30,000 square feet of office space in San Ramon, California, which we occupy under a lease expiring in August 2004, with an option to extend the term for an additional five years. We believe that our existing facilities are adequate to meet our needs for the immediate future and that future growth can be accommodated through the leasing of additional or alternative space near our current facilities.

                                   MANAGEMENT

Executive Officers, Directors and Other Key Employees

   Our executive officers, directors, and certain key employees and their ages as of February 29, 2000 are as follows:

Name                     Age Position
----                     --- --------
Executive Officers and
 Directors
Richard E. Wilkes....... 53  President, Chief Executive Officer and Director
Jeffrey A. Pullen....... 44  Senior Vice President, Chief Financial Officer and Secretary
Erin L. Esparza......... 36  Senior Vice President, Strategy and Marketing
John R. Hummer.......... 51  Chairman of the Board of Directors
Jay C. Hoag............. 41  Director
William H. Lacy......... 55  Director
Fred P. Phillips IV..... 35  Director
Derek A. Proudian....... 41  Director

Other Key Employees
Kevin P. Gillespie...... 42  Vice President, Sales and Operations
Gregory G. Austin....... 41  Vice President, Sales
Deborah L. Gross........ 48  Vice President, Human Resources
W. Scott Jones.......... 47  Vice President, Lender Sales, Eastern Region
Robert E. Mihalyi....... 43  Vice President, Engineering and Technology Services
Chad A. Neel............ 30  Vice President, Operations
Michael A. Neylan....... 43  Vice President, Business Development

 Executive Officers and Directors

   Richard E. Wilkes has served as our President and Chief Executive Officer since May 1999. From October 1995 to April 1999, Mr. Wilkes served as President and owner of GMI Group Millenium, Inc., a consulting firm for the mortgage industry. From December 1989 until October 1995, he held senior management positions at several mortgage industry-related companies which were wholly owned by MacAndrews and Forbes Holdings, Inc., a diversified holding company. Most recently, Mr. Wilkes served as President and Chief Executive Officer of First Nationwide Mortgage Corporation, a wholly owned subsidiary of First Nationwide Bank, where he also served as Executive Vice President and Chief Mortgage Officer. He currently is a member of the board of directors of FiNet.com, an online mortgage company. Mr. Wilkes holds a B.S. in economics from the University of Houston and is a certified mortgage banker.

   Jeffrey A. Pullen has served as our Senior Vice President and Chief Financial Officer since September 1999. Mr. Pullen joined us in September 1998 as Vice President and Chief Financial Officer. From March 1996 to July 1997, he served as Vice President, Business Systems of Petrolite Corporation, a chemical company serving the petroleum industry. After Petrolite's acquisition by Baker Hughes, Inc. in July 1997, he served as Vice President, Finance and Administration of Baker Petrolite Corporation, a wholly owned subsidiary of Baker Hughes, until September 1998. From July 1988 to March 1996, he worked at Coopers & Lybrand, where he held various auditing and consulting positions, most recently as a partner in Financial Advisory Services. Mr. Pullen is a Certified Public Accountant and holds a B.S. in business administration and accounting from the University of Nebraska.

   Erin L. Esparza has served as our Senior Vice President, Strategy and Marketing since September 1999. Ms. Esparza joined us in September 1998 as Vice President, Marketing. From June 1997 until August 1998, Ms. Esparza worked for Intel Corporation, a semiconductor manufacturer, in its corporate business development department. From July 1996 until May 1997, she was a strategic planner at David Esparza Consulting, a public policy consulting firm. From April 1991 to June 1996, she worked at Intel as a product line manager. Ms. Esparza holds a B.A. in economics from Harvard University.

   John R. Hummer has served as our Chairman of the Board of Directors since December 1996. Mr. Hummer served as our acting Chief Executive Officer from September 1998 to May 1999. Since 1989, he has been a partner at Hummer Winblad Venture Partners, a venture capital firm, of which he was a co-founding partner. He is currently a director of Extensity, Inc., an electronic commerce applications provider, Pets.com, an online pet supply company, and several private companies. Mr. Hummer holds a B.A. in English from Princeton University and an M.B.A. from Stanford University.

   Jay C. Hoag has served as a director of IMX since March 1998. Since June 1995, Mr. Hoag has been a General Partner at Technology Crossover Ventures, a venture capital firm. From July 1982 to December 1994 he served as a Managing Director and fund manager, among other capacities, at Chancellor Capital Management. He currently serves on the board of directors of Autoweb.com, a consumer automotive Internet service, iVillage, an online women's network, ONYX Software, a software company, eLoyalty Corporation, an online customer relations company, and several privately held companies. Mr. Hoag holds a B.A. in economics and political science from Northwestern University and an M.B.A. from the University of Michigan.

   William Lacy has served as a director of IMX since January 1999. From October 1987 until December, 1999, Mr. Lacy was President and Chief Executive Officer of MGIC Investment Corporation, and its wholly owned subsidiary, Mortgage Guaranty Insurance Corporation. He serves on the board of directors of Johnson Controls, Inc., an automotive systems and building controls company, and a privately held company. Mr. Lacy holds a B.S. in business from the University of Wisconsin-Milwaukee.

   Fred P. Phillips IV has served as a director of IMX since February 2000. Since 1997, Mr. Phillips has invested in high technology companies on behalf of ABN AMRO Investments (Belgie) NV, an international financial institution headquartered in the Netherlands. From September 1996 to September 1997, he was an officer of Tescorp, Inc. a telecommunications firm with assets concentrated in Argentina. From 1994 to September 1996, he was employed as an attorney with the law firm of Vinson & Elkins. Mr. Phillips holds a B.S. in economics from Cornell University, a B.Phil. in philosophy from Oxford University and a J.D. from Yale University Law School.

   Derek A. Proudian has served as a director of IMX since July 1997. Mr. Proudian was Chief Executive Officer of Zip2 Corporation, an online media corporation, from May 1998 until the company was acquired by Compaq Computer Corporation in April 1999. From June 1995 until June 1999, he was a partner at Mohr, Davidow Ventures. From September 1994 to June 1995, Mr. Proudian attended Stanford Business School. He is currently a director of several privately held companies. Mr. Proudian holds undergraduate degrees in English and cognitive science, an M.S. in computer science and an M.B.A. from Stanford University.

   Kevin P. Gillespie has served as our Vice President, Sales and Operations since February 2000. Mr. Gillespie joined us in November 1999 as Vice President, Lender Sales, Western Region. From March 1999 to October 1999, he was employed as Executive Vice President, Sales and Marketing of Monument Mortgage, a mortgage lending company. From April 1998 until February 1999, he served as Executive Vice President of Standard Financial Corporation, a mortgage lending company. From December 1997 to April 1998, he worked as a self-employed mortgage industry consultant. From July 1996 to December 1997, he served as Executive Vice President of Weyerhauser Mortgage Corporation, a mortgage company. From January 1989 to June 1996, he served as Executive Vice President of First Nationwide Mortgage Corporation. Mr. Gillespie received an A.A. degree in management from Owens College.

   Gregory G. Austin has served as our Vice President, Sales since September 1998 and as a lender sales executive from July 1997 to August 1998. Mr. Austin joined us in April 1997 and served as an account executive of brokerage sales until July 1997. From August 1996 to April 1997, he served as branch manager of Occidental Mortgage, a wholesale mortgage provider. From February 1994 to July 1996, he served as regional manager at Mission Hills Mortgage Corporation, a wholesale mortgage provider.

   Deborah L. Gross has served as our Vice President, Human Resources since May 1999. Ms. Gross served as our Director of Human Resources from January 1999 until April 1999. From March 1998 to December 1998, she worked as a self-employed human resources consultant. From December 1994 to February 1998, she served as Vice-President, Human Resources at Maxis, Inc., a software publisher. Ms. Gross holds a B.A. in management from St. Mary's College.

   W. Scott Jones has served as our Vice President, Lender Sales, Eastern Region since August 1999. From November 1997 to July 1999, he served as Vice President, National Accounts of Triad Guaranty, a private mortgage insurance company. From July 1995 to August 1997, Mr. Jones served as Senior Vice President and Director of Wholesale Lending of Greenpoint Mortgage Corporation, a mortgage lending company. From October 1990 to July 1995, he served as Senior Vice President and Director of Wholesale Lending of Barclays American Mortgage Corporation. Mr. Jones holds a B.A. in finance from the University of Texas.

   Robert E. Mihalyi has served as our Vice President, Engineering and Technology Services since March 1998. Mr. Mihalyi joined us in March 1997 as Vice President, Engineering. From November 1986 to February 1997, he worked at Sybase, an enterprise data management and application development company, where he held various managerial positions in research and development. Mr. Mihalyi holds a degree in digital electronics and computer sciences from the Human and Real Sciences Gymnasium in Romania.

   Chad A. Neel has served as our Vice President, Operations since October 1999. Mr. Neel joined us in August 1999 as Director of Operations. From June 1997 to July 1999, he served as Vice President and Assistant Director of The Money Store, a consumer lending company. From August 1992 to June 1997, he worked at FGB Realty Advisors, Inc., a specialty loan service company and a wholly owned subsidiary of First Nationwide Bank, where he served as Vice President and Director of Property Management. Mr. Neel holds a B.S. in finance from Oklahoma State University.

   Michael A. Neylan has served as our Vice President, Business Development since May 1999. Mr. Neylan joined Investor Director Funding, our wholly owned subsidiary, in January 1999 as Executive Vice-President. From May 1997 to December 1998, he served as Director, Mortgage Banking Division of CMG Mortgage, Inc., a mortgage lending company. From January to May 1997, Mr. Neylan worked as a self-employed mortgage broker. From December 1995 to September 1996, he served as Regional Manager for wholesale and credit union lending with Colonial Savings Bank. From September 1994 to December 1995, he served as Vice President and Correspondent Lending Manager at National Home Mortgage Corporation, a mortgage company. Mr. Neylan holds a B.A. and an M.A. in European history from the University of California at San Diego.

Board Composition

   Our board of directors is currently fixed at six directors. Upon the closing of this offering, our certificate of incorporation will provide that the board of directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors are Messrs. Hoag and Phillips. The Class II directors are Messrs. Hummer and Proudian. The Class III directors are Messrs. Lacy and Wilkes. At each annual meeting of stockholders, the successors to directors whose term will then expire will be elected to serve from the time of election until the third annual meeting following their election. In addition, upon the closing of this offering, our bylaws will provide that the authorized number of directors may be changed only by resolution of the board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board may delay or prevent changes in control or changes in our management.

   Each of our executive officers is elected by the board of directors and serves at its discretion. Each of our officers and directors, other than nonemployee directors, devotes his or her full time to the affairs of our company. Our nonemployee directors devote such time to our affairs as is necessary to discharge their duties.

Board Committees

   Our board of directors has an audit committee and a compensation committee.

   Audit committee. The audit committee recommends the appointment of our independent auditors, reviews our internal accounting procedures and financial statements and consults with and reviews the services provided by our independent auditors, including the results and scope of their audit. The audit committee currently consists of Messrs. Lacy, Phillips and Proudian.

   Compensation committee. The compensation committee reviews and makes recommendations to our board of directors regarding the annual compensation and bonuses payable to our executive officers, administers our stock plans and establishes and reviews general policies relating to compensation and benefits. The compensation committee currently consists of Messrs. Lacy and Proudian.

Compensation Committee Interlocks and Insider Participation

   Our compensation committee was created in March 2000. Prior thereto, with the exception of an option granted to Mr. Hummer in consideration of his service as acting Chief Executive Officer, which was approved by a special committee composed of non-employee directors, all deliberations regarding compensation of our executive officers were conducted by the full board of directors, including Mr. Hummer and Mr. Wilkes, our President and Chief Executive Officer. Mr. Wilkes has not participated in any deliberations regarding his own compensation. During the last fiscal year, other than Mr. Wilkes, no executive officer served on our board of directors, nor did any of our executive officers serve as a member of the board of directors of any entity of which any of our directors was an executive officer.

Compensation of Directors

   Our directors do not receive cash compensation for their services as directors or members of committees of the board of directors but are reimbursed for their reasonable expenses incurred in attending meetings of the board of directors. After the completion of this offering, our 1996 Stock Plan will provide for automatic grants of options to nonemployee directors. See "-- Stock Plans--1996 Stock Plan."

   In January 1999, Mr. Hummer was granted a fully vested and exercisable option to purchase 250,000 shares of common stock at an exercise price of $0.35 per share in consideration of his service as acting Chief Executive Officer during our search for a full-time Chief Executive Officer.

   In January 2000, Mr. Lacy was granted two options, each entitling him to purchase 50,000 shares of common stock at an exercise price of $0.50 per share. Each option is fully exercisable, with the underlying shares vesting in quarterly installments over four years beginning on January 1, 2000 in the case of one option and January 1, 2001 in the case of the other option, subject to Mr. Lacy's continued service on our board of directors.

   In February 2000, Mr. Proudian was granted an option to purchase 60,000 shares of common stock at an exercise price of $0.50 per share. The option is fully exercisable, with the underlying shares vesting in monthly installments over four years beginning on January 1, 2000, subject to Mr. Proudian's continued service on our board of directors.

Executive Compensation

 Summary Compensation Information

   The following table sets forth information regarding compensation received during the fiscal year ended December 31, 1999 by each person who served as Chief Executive Officer during that year and the two other persons who were executive officers as of December 31, 1999:

                           Summary Compensation Table

                                                   Long-Term
                                                  Compensation
                                                     Awards
                                                  ------------
                                      Annual
                                   Compensation
                                 ----------------    Shares
                                  Salary           Underlying   All Other
Name and Principal Position        (1)     Bonus    Options    Compensation
-------------------------------- -------- ------- ------------ ------------

Richard E. Wilkes (2)            $321,177 $   --   1,294,279     $75,000(3)
 President and Chief Executive
 Officer

John R. Hummer (4)                    --      --     250,000         --
 Acting Chief Executive Officer

Jeffrey A. Pullen                 177,625  20,000     75,120         --
 Senior Vice President and Chief
 Financial Officer

Erin L. Esparza                   134,018  20,000     75,120         --
 Senior Vice President, Strategy
 and Marketing

--------
(1) Includes amounts (if any) deferred under our 401(k) Plan.
(2) Mr. Wilkes joined as President and Chief Executive Officer in May 1999.
(3) Consists of relocation expenses reimbursed by IMX.
(4) Mr. Hummer, a nonemployee director, served as acting Chief Executive Officer from September 1998 until Mr. Wilkes joined in May 1999.

 Option Grants in Last Fiscal Year

   The following table sets forth information regarding grants of stock options to each of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1999. All of these options were granted under our 1996 Stock Plan. The percentage of total options set forth below is based on an aggregate of 3,569,339 options granted to our employees during the fiscal year, including the option granted to Mr. Hummer in consideration of his service as acting Chief Executive Officer. All options were granted at the fair market value of our common stock on the date of grant, as determined by our board of directors. Potential realizable values are net of exercise price, but before taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price.

                                  Individual Grants
                      --------------------------------------------
                                                                       Potential
                                      % of                         Realizable Value
                                      Total                        at Assumed Annual
                                     Options                        Rates of Stock
                      Number of      Granted                             Price
                      Securities       to                          Appreciation for
                      Underlying    Employees Exercise                Option Term
                       Options      in Fiscal   Price   Expiration -----------------
   Name                Granted        Year    ($/Share)    Date       5%      10%
   -----------------  ----------    --------- --------- ---------- -------- --------

   Richard E. Wilkes  1,294,279(1)    36.2%     $0.35     5/1/09   $284,730 $721,962
   John R. Hummer       250,000(2)     7.0       0.35    1/26/09     55,028  139,452
   Jeffrey A. Pullen     75,120(3)     2.1       0.50    9/28/09     23,621   59,861
   Erin L. Esparza       75,120(3)     2.1       0.50    9/28/09     23,621   59,861

  --------
  (1) The option is immediately exercisable but vests at the rate of 1/8 of the total number of shares after six months and 1/48 of the shares monthly thereafter. Upon termination of employment, any un-vested shares are subject to repurchase at the original purchase price.
  (2) The option is fully vested and exercisable from the date of grant.
  (3) The options are immediately exercisable but vest at a rate of 1/4 of the total number of shares after one year and 1/48 of the shares monthly thereafter. Upon termination of employment, any unvested shares are subject to repurchase at the original purchase price.

 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
 Values

   The following table sets forth the number of shares of common stock subject to exercisable and unexercisable options held as of December 31, 1999 by each of the executive officers named in the Summary Compensation Table above. None of these executive officers exercised any options during the year ended December 31, 1999.

                          Number of Securities
                         Underlying Unexercised    Value of Unexercised In-the-
                          Options at 12/31/99      Money Options at 12/31/99(1)
                      ---------------------------- ----------------------------
   Name               Exercisable(2) Unexercisable Exercisable(2) Unexercisable
   -----------------  -------------- ------------- -------------- -------------
   Richard E. Wilkes    1,294,279         --          $194,142         --
   John R. Hummer         250,000         --            37,500         --
   Jeffrey A. Pullen      299,300         --            67,254         --
   Erin L. Esparza        299,300         --            67,254         --

  --------
  (1) The value of unexercised options is equal to the fair market value of the underlying shares of $0.50 on December 31, 1999, as determined by our board of directors, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.
  (2) All options are fully exercisable from the date of grant, with unvested shares subject to repurchase at the original purchase price upon termination of employment. At December 31, 1999, the option held by Mr. Wilkes was vested as to 188,748 shares, the option held by Mr. Hummer was fully vested and the options held by Mr. Pullen and Ms. Esparza were vested as to 70,056 shares each.

Employment, Termination of Employment and Change-in-Control Arrangements

   In May 1999, we entered into an employment agreement with Richard E. Wilkes, our President and Chief Executive Officer. The agreement fixes Mr. Wilkes' base salary at $400,000 per year, subject to annual adjustment by our board of directors, and entitles him to the same benefits, vacation and business expense reimbursement as are provided to other employees. Pursuant to the agreement, Mr. Wilkes was issued an option to purchase 1,294,279 shares of common stock in May 1999 and an option to purchase 547,139 shares of common stock in February 2000. Each of these options vests at the rate of 1/8 of the shares six months after the date when Mr. Wilkes' employment commenced and 1/48 of the shares monthly thereafter. Under the Agreement, we also paid Mr. Wilkes $75,000 in reimbursement of expenses related to his relocation from Houston, Texas to the San Francisco Bay Area. The agreement requires Mr. Wilkes to devote his full time and attention to his duties as Chief Executive Officer, subject to his right to continue to engage in unrelated business activities specified in the agreement so long as those activities do not materially interfere with his duties as Chief Executive Officer. Should Mr. Wilkes be terminated from the employ of the Company other than for cause within one year of May 1, 1999, he will receive a lump sum cash payment equal to six months salary.

Stock Plans

 1996 Stock Plan

   Our 1996 Stock Plan was originally adopted by our board of directors in November 1996 and approved by our stockholders in November 1996, and has since been amended from time to time. A total of 7,718,961 shares of common stock have been reserved for issuance under the 1996 Stock Plan. The share reserve will automatically be increased on the first day of each fiscal year beginning on and after December 31, 2000 by the lesser of:

  .           shares;

  . 5% of the number of shares of our common stock that was issued and outstanding on the last day of the immediately preceding fiscal year; or

  . a lesser number of shares as determined by our board of directors or a committee of our board of directors.

   Under the 1996 Stock Plan, all of our employees or employees of a subsidiary, all nonemployee directors and any independent contractor or advisor who performs services for us or a subsidiary are eligible to receive nonstatutory stock options or stock purchase rights. Employees are also eligible to receive incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986. The plan is administered by our board of directors or a committee thereof, which selects the persons who will receive awards, determines the number of shares subject to each award and prescribes other terms and conditions, including the type of consideration to be paid to us upon exercise and vesting schedules, in connection with each award.

   The exercise price of nonstatutory stock options granted under the plan must be at least 85% of the fair market value of our common stock on the date of grant. The exercise price of incentive stock options cannot be lower than 100% of the fair market value of our common stock on the date of grant and, in the case of incentive stock options granted to 10% stockholders, not less than 110% of the fair market value. The term of an option cannot exceed 10 years. An individual's options generally expire three months following his termination of service or 12 months following the individual's termination date if the termination was due to his death or disability.

   Options granted under the plan are generally exercisable in full beginning on the grant date, subject to our right to repurchase the shares acquired upon exercise of the option at the original cost if the optionee terminates service with us. This repurchase right lapses as the shares vest. Shares subject to options granted under the plan generally vest over four years, although the board or committee may specify a different vesting schedule for a particular grant. Options granted under the 1996 Stock Plan are generally nontransferable other than by will or the laws of descent and distribution, although the board or committee may grant nonstatutory stock options which allow for limited transferability.

   After the completion of this offering, the plan will provide that upon each new nonemployee director's initial election or appointment, he will
automatically receive a nonstatutory stock option to purchase            shares
of common stock. As long as the director continues to serve on the board, 1/3 of the option shares will vest after one year and the remaining 2/3 will vest in equal monthly increments over the following two years. In addition, beginning in 2001, each person who continues to serve on our board after each annual meeting will automatically be granted a nonstatutory stock option to
purchase            shares of common stock, unless that person has served on
our board for less than one year. Each of these additional options will vest in twelve equal monthly increments, with the first increment vesting 25 months after the grant date. Each option granted to a nonemployee director will have a per share exercise price equal to the fair market value of a share of our common stock on the grant date, and will have a term of ten years. Vesting of nonemployee director options will accelerate in full if we are subject to a change in control before the option becomes fully vested.

   In the event we are subject to a change in control, the acquiring or successor corporation may assume or substitute for the outstanding awards granted under the plan. Any options not assumed or substituted for by the acquiring or successor corporation will terminate upon the change in control.

   As of February 29, 2000, there were outstanding options granted under our 1996 Stock Plan to purchase 3,939,267 shares of common stock at a weighted average exercise price of $0.40 per share. As of February 29, 2000, options to acquire 2,756,631 shares have been exercised, and a total of 1,023,063 shares of common stock were available for future options grants. If any award granted under the 1996 Stock Plan expires, terminates or is canceled for any reasons, or if we repurchase shares of stock issued subject to a right of repurchase at the original cost, the shares allocable to the unexercised award or the repurchased shares will become available for further issuance for grants under the 1996 Stock Plan.

 2000 Employee Stock Purchase Plan

   Our 2000 Employee Stock Purchase Plan was adopted by our board of directors
in           , 2000 and approved by our stockholders in           , 2000. This
plan will be effective upon the completion of this offering. Initially, a total
of            shares of common stock will be reserved for issuance under the purchase plan, none of which will be issued as of the effective date of this offering. The share reserve will automatically increase on January 1, 2001, and on each following January 1 until and including January 1, 2010, by an amount equal to the lesser of:

  .            shares;

  . 2% of the number of shares of our common stock that was issued and outstanding on the last day of the immediately preceding fiscal year; or

  . a lesser number of shares as determined by our board of directors or a committee of our board of directors.

   The purchase plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, will be administered by our board of directors or by a committee of our board of directors. Employees, including our officers and directors who are also employees, of IMX or any subsidiary designated by our board of directors for participation in the purchase plan, will be eligible to participate in the purchase plan if they are customarily employed for more than 20 hours per week and more than five months per year.

   The first offering period under the purchase plan will commence on the date of this prospectus and will end on the last day of April 2002. This initial offering period will be comprised of four six-month purchase periods, although the first purchase period will commence on the date of this prospectus and end on October 31, 2000. Each subsequent offering of common stock under the purchase plan will be for a period of twelve months, and will be comprised of two six-month purchase periods. An offering period will generally commence on the first days of May and November of each year and end on the last days of the following April and October. Shares are purchased on the last day of each purchase period. The board may establish a different term for one or more offerings or purchase periods or different commencement or ending dates for an offering or a purchase period.

   The purchase plan will permit eligible employees to purchase shares of common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of our common stock on (a) the first day of the offering period or (b) the purchase date. Participants generally may not purchase more
than     shares on any purchase date or purchase stock having a value, measured at the beginning of the offering period, greater than $25,000 in any calendar year. In the event of a change in control of IMX, our board of directors may adjust the last day of the then current offering period to a date on or before the change in control, or the acquiring corporation may assume or replace the outstanding purchase rights under the purchase plan.

401(k) Plan

   We have adopted a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. Under the terms of the 401(k) plan, eligible employees may elect to contribute from 1% to 15% of their compensation as salary deferral contributions to the 401(k) plan, subject to the statutory limits of $10,000 for calendar year 1999 and $10,500 for calendar year 2000. The 401(k) plan also permits us to make discretionary matching contributions, although we have not made any such contributions to date. Amounts contributed to the 401(k) plan are not taxable to participants until they are received in the form of distributions from the plan.

Limitations of Liability and Indemnification Matters

   We have adopted provisions in our certificate of incorporation pursuant to which our directors shall not be personally liable to us or our stockholders for monetary damages resulting from a violation of the directors' duty to act with care and in the best interests of the stockholders, except for liability:

  . for acts or omissions that are not in good faith, are deliberately improper or are known to be illegal;

  . relating to improper dividends or other stockholder distributions; or

  . for any transaction from which the director obtained an improper personal benefit.

This limitation of liability does not affect the availability of equitable remedies, including injunctive relief or rescission.

   Our bylaws authorize us to indemnify our officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers us to enter into indemnification agreements with our officers, directors, employees and agents. We have entered into indemnification agreements which require us to indemnify our executive officers and directors against liabilities that may arise by reason of their status or service as directors or executive officers and to advance expenses they spend as a result of any proceeding against them for which they could be indemnified to the fully extent permitted by the Delaware General Corporation Law. These indemnification agreements may, in some cases, be broader than the indemnification provisions contained the Delaware General Corporation Law.

   We intend to obtain liability insurance for our directors and officers and intend to obtain a rider to extend that coverage for public securities matters.

   At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of IMX where indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

Financing Transactions

   In December 1996, we sold a total of 4,216,216 shares of Series A preferred stock at a price of $0.4625 per share. In August 1997, we sold a total of 4,970,179 shares of Series B preferred stock at a price of $1.2072 per share. In March and July 1998, we sold a total of 6,822,579 shares of Series C preferred stock at a price of $1.55 per share. In January 1999, we sold a total of 8,763,958 shares of Series D preferred stock at a price of $2.37 per share. In February and March 2000, we sold a total of 3,925,961 shares of Series E preferred stock at a price of $4.00 per share. The following directors and holders of more than 5% of our common stock purchased shares of our Series A, Series B, Series C, Series D and Series E preferred stock:

                              Series A  Series B  Series C  Series D  Series E
                              Preferred Preferred Preferred Preferred Preferred
Purchaser                       Stock     Stock     Stock     Stock     Stock
---------                     --------- --------- --------- --------- ---------
Citicorp, Inc...............        --        --        --  1,687,764   182,243
Entities affiliated with
 Hummer Winblad Venture
 Partners (1)...............  4,000,000 1,801,690 1,290,322 1,687,764   948,032
William H. Lacy.............        --        --        --        --     50,000
Entities affiliated with
 Lehman
 Brothers ..................        --        --        --  3,375,528   364,486
Entities affiliated with
 Mohr, Davidow Ventures(2)..        --  3,147,780   645,161   299,906   417,551
ABN Amro Investments (3)....        --        --        --        --  1,250,000
Entities affiliated with
 Technology Crossover
 Ventures (4)...............        --        --  2,580,645   625,739   346,222

--------
(1) John Hummer, one of our directors, is a general partner of Hummer Winblad Venture Partners. Mr. Hummer also served as our acting Chief Executive Officer at the time of the issuance of Series D preferred stock.
(2) Derek Proudian, one of our directors, was a general partner of Mohr, Davidow Ventures at the time of its purchase of Series B, Series C and Series D preferred stock.
(3) Fred Phillips, one of our directors, is an affiliate of ABN AMRO
    Investments.
(4) Jay Hoag, one of our directors, is a general partner of Technology Crossover Ventures.

Loans to Executive Officers

   Jeffrey A. Pullen, our Senior Vice President and Chief Financial Officer, and Erin L. Esparza, our Senior Vice President, Strategy and Marketing, have each provided us with two full-recourse promissory notes in the principal amounts of $44,386 and $37,560 in payment of the exercise price of options that they exercised in February 2000. The annual interest on each of these notes is 9.75%. payable on a semi-monthly basis. The principal amounts under these notes are due in full on September 5, 2007 in the case of the $44,386 notes and September 28, 2008 in the case of the $37,560 notes.

Indemnification Agreements

   We have entered into indemnification agreements which require us to indemnify our executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors. See "Management--Limitations of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

   The table set forth below presents information concerning the beneficial ownership of the shares of our common stock as of February 29, 2000, and as adjusted to reflect the sale of shares of common stock in this offering, by:

  . each of our executive officers listed on the Summary Compensation Table above under "Management" and each of our directors;

  . each person we know to be the beneficial owner of 5% of more of our outstanding shares of common stock; and

  . all executive officers and directors of IMX as a group.

   Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of February 29, 2000 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address of each individual listed below is 2305 Camino Ramon, Suite 200, San Ramon, California 94583.

                                                                             Percentage of
                                                                                Shares
                                                                              Outstanding
                                                               Number of   -----------------
                                                                 Shares    Prior to  After
                                                              Beneficially   the      the
Beneficial Owner                                                 Owned     Offering Offering
----------------                                              ------------ -------- --------
Directors and Executive Officers
John R. Hummer (1)..........................................    9,977,808    29.1%
Jay C. Hoag (2).............................................    3,552,607    10.5
William H. Lacy (3).........................................      150,000       *
Fred P. Phillips IV (4).....................................    1,250,000     3.7
Derek Proudian (5)..........................................       72,500       *
Richard E. Wilkes (6).......................................    1,901,418     5.3
Jeffrey A. Pullen ..........................................      299,300       *
Erin L. Esparza ............................................      299,300       *
All executive officers and directors as a group (8 persons)
 (7)........................................................   17,502,932    48.4

Other 5% Stockholders
Citicorp, Inc...............................................    1,870,007     5.5
Angela Carpino Fraser (8)...................................    1,797,424     5.3
Entities affiliated with Hummer Winblad Venture Partners
 (9)........................................................    9,727,808    28.7
Entities affiliated with Lehman Brothers, Inc. (10).........    3,740,014    11.0
Entities affiliated with Mohr Davidow Ventures (11).........    4,510,398    13.3
Entities affiliated with Technology Crossover Ventures (2)..    3,552,607    10.5

--------
*Less than 1%.

(1) Includes 250,000 shares issuable upon exercise of options that are fully exercisable. Also includes shares held of record by entities affiliated with Hummer Winblad Venture Partners. Mr. Hummer, a member of our board of directors is managing member of Hummer Winblad Venture Partners, exercises sole voting and investment control with respect to the shares held by these entities. However, Mr. Hummer disclaims beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein. See footnote (2) below. Mr. Hummer's address is c/o Hummer Winblad Venture Partners, Two South Park, Second Floor, San Francisco, CA 94107.

(2) Consists of 55,207 shares held by TCV II, V.O.F.; 1,699,473 shares held by Technology Crossover Ventures II, L.P.; 1,306,581 shares held by TCV II
    (Q), L.P.; 231,871 shares held by TCV II Strategic Partners, L.P.; and 259,475 shares held by Technology Crossover Ventures II, C.V. (collectively, the "TVC Funds"). Mr. Hoag, a member of our board of directors, is a Managing Member of Technology Crossover Management II, L.L.C. which is the General Partner of each of the TCV Funds. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Technology Crossover Ventures is 575 High Street, Suite 400, Palo Alto, CA 94301.
(3) Includes 100,000 shares issuable upon exercise of options that are fully exercisable.
(4) Consists of shares held of record by ABN AMRO Investments (Belgie) NV. Mr. Phillips, a member of our board of directors, is an affiliate of ABN AMRO and may be deemed to share voting or investment control with respect to these shares. However, Mr. Phillips disclaims beneficial ownership with respect to these shares except to the extent of his pecuniary interest therein. Mr. Phillips' address is c/o ABN AMRO International Venture, Capital (AA 3240), Foppingadeft 22, Amsterdam, P.O. Box 283, 1000 EA Amsterdam, The Netherlands.
(5) Includes 60,000 shares issuable upon exercise of options that are fully exercisable.
(6) Includes 1,841,418 shares issuable upon exercise of options that are fully exercisable and 60,000 shares issuable upon exercise of options held by Michelle E. Wilkes that are fully exercisable. Mr. Wilkes and Ms. Wilkes are husband and wife, and Mr. Wilkes may be deemed to share voting or investment control with respect to Ms. Wilkes' shares. However, Mr. Wilkes disclaims beneficial ownership with respect to such shares.
(7) Includes 2,311,418 shares issuable upon exercise of options that are fully exercisable, including 60,000 shares issuable upon exercise of options held by Michelle E. Wilkes. Also includes shares held of record by entities affiliated with Hummer Winblad Venture Partners, Technology Crossover Ventures and ABN AMRO Investments (Belgie) NV. See footnotes (2), (4), (6) and (9) herein.
(8) Ms. Fraser holds these shares as administrator of the Estate of Stephen K. Fraser. Her address is P.O. Box 778, San Ramon, CA 94583.
(9) Consists of 3,840,000 shares held by Hummer Winblad Venture Partners II, 136,000 shares held by Hummer Winblad Technology Fund II, 24,000 shares held by Hummer Winblad Technology Fund IIA, 4,540,787 shares held by Hummer Winblad Venture Partners III, 238,989 shares held by Hummer Winblad Technology Fund III, 910,111 shares held by Hummer Winblad Venture Partners IV and 37,921 shares held by Hummer Winblad Technology Fund IV. Mr. Hummer, a member of our board of directors, is managing member of Hummer Winblad Venture Partners and exercises sole voting and investment control with respect to the shares held by these entities. However, Mr. Hummer disclaims beneficial ownership with respect to such shares except to the extent of his pecuniary interest therein. The address of Hummer Winblad Venture Partners is Two South Park, Second Floor, San Francisco, CA 94107.
(10) Consists of 1,402,505 shares held by LB I Group, Inc., 500,894 shares held by Lehman Brothers Venture Capital Partners I, L.P. and 1,836,615 shares held by Lehman Brothers VC Partners, L.P. LB I Group, Inc., an affiliated entity of Lehman Brothers, Inc., is general partner of Lehman Brothers Venture Capital Partners I, L.P. and Lehman Brothers VC Partners, L.P. The address of Lehman Brothers, Inc. is 3 World Financial Center, New York, NY 10285.
(11) Consists of 4,284,878 shares held by Mohr, Davidow Ventures IV, L.P. and 225,520 shares held by MDV IV Entrepreneurs' Network Fund, L.P. Fourth MDV Partners, L.L.C., an affiliate of Mohr, Davidow Ventures, is general partner of these entities. The address of Mohr, Davidow Ventures is 2775 Sand Hill Road, Suite 240, Menlo Park, CA 94025.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering, our authorized capital stock will consist of shares of common stock, $0.001 par value per share, and shares of preferred stock, $0.001 par value per share. The following is a summary of the material terms of our common stock and preferred stock. Please see our certificate of incorporation, filed as an exhibit to the registration statement of which this prospectus is a part, for more detailed information.

Common Stock

   As of February 29, 2000, there were 5,430,000 shares of common stock outstanding held of record by stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Upon the closing of this offering, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends declared by the board out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of IMX, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon the closing of this offering will be, fully paid and non-assessable.

Preferred Stock

   Upon the closing of this offering, all convertible preferred stock outstanding will be converted into an aggregate of 28,698,893 shares of common
stock. Thereafter, up to           shares of undesignated preferred stock will
be authorized for issuance. Our board of directors has the authority, without further action by its stockholders, to issue preferred stock in one or more series. In addition, the board may fix the rights, preferences and privileges of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of IMX or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. At present, we have no plans to issue any shares of preferred stock.

Warrants

   As of February 29, 2000, after giving effect to the conversion of all outstanding shares of preferred stock into common stock, we had issued the following warrants to purchase common stock:

  . warrants to purchase 11,000 shares of common stock at a price per share of $1.2072, expiring in June 2002; and

  . warrants to purchase 125,806 shares of common stock at a price per share of $1.55, expiring upon the earlier of (i) three years after the closing date of this offering and (ii) October 28, 2005.

   We have also agreed to issue warrants to purchase 1,150,000 shares of common stock at a price per share of $4.75, expiring ten years from the date of issuance.

   In addition, we will be obligated to issue warrants to purchase an additional 125,806 shares of common stock at a price per share of $1.55 to a lender in the event we borrow any additional funds under a loan agreement with that lender. These warrants, if issued, will expire upon the earlier of (i) three years after the closing date of this offering and
(ii) October 28, 2005.

Registration Rights

   The holders of approximately 28,709,893 shares of common stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file.

   Beginning six months following the date of this prospectus, these holders have the right to require us, on not more than two occasions, to file a registration statement under the Securities Act to register their shares at our expense. Such demand must be made by the holders of at least 40% of the shares having registration rights. We may, under some circumstances, defer such a registration for up to 60 days, and the underwriters of the offering under that registration have the right, subject to some limitations, to limit the number of shares included. At such time as we are eligible to file a registration statement on Form S-3, any holder having registration rights has the right to demand that we file a registration statement on Form S-3 to register their shares at our expense, as long as the amount of securities to be sold under the registration statement exceeds $500,000 or holders of at least 20% of the shares having registration rights request it.

   If we register any securities for public sale, the foregoing stockholders rights will have the right to include their shares in the registration statement at our expense. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the registration. In the event of such a registered offering, the holders of an additional 1,797,424 shares of common stock will have the right to include their shares in the registration statement, provided that if the underwriters limit the number of shares to be included in the registration, all of these shares must be omitted from the registration before any other shares with registration rights can be omitted.

   The registration rights described above will expire five years after this offering is completed. The registration rights will terminate earlier for a particular stockholder if that holder can resell all of its securities in a three-month period under Rule 144 of the Securities Act.

Rights to Purchase Stock in Our Initial Public Offering

   The holders of our Series C preferred stock and our Series E preferred stock each have the right to purchase an aggregate of $1,500,000 of the common stock offered in our initial public offering, based on the mid-point of the price range set forth in our preliminary prospectus, subject to the approval of our board of directors. Our agreement with these stockholders provides that such board approval may not be unreasonably withheld, provided that it will be deemed not to have been unreasonably withheld if our board determines in good faith that:

  . the foregoing allocation of stock is reasonably likely to be detrimental to the success of our initial public offering;

  . based upon an opinion of counsel, such allocation of stock violates applicable securities laws; or

  . based upon an opinion of the underwriters' counsel such allocation violates applicable rules and regulations of the National Association of Securities Dealers.

   Our board has not yet considered the foregoing stock allocations, and we are continuing to review the advisability and legality of such allocations.

Antitakeover Provisions

 Delaware Law

   We will be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an "interested stockholder," unless:

  . prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

 Certificate of Incorporation and Bylaw Provisions

   Provisions of our certificate of incorporation and bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of IMX. These provisions could cause the price of IMX common stock to decrease. These provisions include:

  . the authorization in the certificate of incorporation of undesignated preferred stock, which can be issued without stockholder approval;

  . the division of our board of directors into three classes of directors, each of whom is only required to stand for reelection every three years and may be removed by stockholders only for cause; and

  . provisions in our bylaws eliminating stockholders' rights to call a special meeting of stockholders and requiring advance notice of any stockholder nomination of director candidates or any stockholder proposal to be presented at an annual meeting.

   These provisions may enable us to issue preferred stock in a manner designed to prevent or discourage a takeover and may make it more difficult for stockholders to wage a proxy contest for control of our board or to vote to repeal any of the antitakeover provisions contained in our certificate of incorporation or bylaws.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is
                      .

Listing

   We have applied to have our common stock approved for listing on the Nasdaq National Market under the trading symbol "IMXX."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has not been a public market for our common stock. Furthermore, as described below, no shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, future sales of substantial amounts of our common stock in the public market after the restrictions lapse, or the possibility of these sales, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have       outstanding shares of
common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options to purchase common stock after February
29, 2000. Of these shares, the       shares sold in this offering will be
freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of IMX, as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below.

   The remaining 34,029,091 shares of common stock outstanding upon completion of this offering will be "restricted securities" as defined in Rule 144. These securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. Sales of these restricted securities in the public market, or the availability of these shares for sale, could adversely affect the trading price of IMX's common stock.

   Holders of approximately       of these restricted securities, including all
of IMX's officers and directors and the entities affiliated with them, have entered into lock-up agreements providing that, subject to limited exceptions, they will not sell, directly or indirectly, any common stock without the prior consent of Deutsche Bank Securities Inc. for a period of 180 days from the date of this prospectus.

   Of the 34,029,091 shares of restricted securities:

  . Approximately             shares will be eligible for sale without
    restriction beginning 180 days after the date of this prospectus upon expiration of the lock-up agreements described above.

  . Approximately              shares will be eligible for sale beginning 180
    days after the date of this prospectus upon expiration of the lock-up agreements described above, subject to volume limitations and other restrictions of Rule 144.

  . Approximately              remaining restricted securities will not be
    eligible for sale pursuant to Rule 144 until the expiration of the applicable one-year holding period, which will expire between January 28, 2001 and March 7, 2001.

   Shares issued upon exercise of options granted by IMX prior to the date of this prospectus will be available for sale in the public market under Rule 701 of the Securities Act. Rule 701 permits resales of these shares in reliance upon Rule 144 but without compliance with various restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule 144, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares not to exceed the greater of (1) one percent of the then outstanding shares of common stock or (2) the average weekly trading volume of IMX's common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner of sale and notice requirements, as well as to the availability of current public information about IMX. Under Rule 144(k), a person who is not deemed to have been an affiliate at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   We have reserved an aggregate of       shares of common stock for issuance
pursuant to our 1996 Stock Plan and our 2000 Employee Stock Purchase Plan. As of February 29, 2000, options to purchase an aggregate of 3,939,267 shares of common stock were outstanding under our 1996 Stock Plan. We intend to file registration statements on Form S-8 under the Securities Act approximately 90
days after the date of this prospectus to register an aggregate of       shares
of common stock issued or reserved for issuance under our 1996 Stock Plan and 2000 Employee Stock Purchase Plan. Shares of common stock issued under the foregoing plans, after the filing of related registration statements, will be freely tradable in the public market, subject in the case of the holders to the Rule 144 limitations applicable to IMX affiliates, lock-up agreements with the underwriters and vesting restrictions imposed by IMX.

                                  UNDERWRITING

   Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., SG Cowen Securities Corporation and E*OFFERING Corp. have severally agreed to purchase from IMX the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                          Number
                                                                            of
Underwriter                                                               Shares
-----------                                                               ------
Deutsche Bank Securities Inc.............................................
J.P. Morgan Securities Inc...............................................
SG Cowen Securities Corporation..........................................
E*OFFERING Corp. ........................................................
                                                                           ----
   Total.................................................................
                                                                           ====

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

   The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $     per
share under the public offering price. The underwriters may allow, and these
dealers may re-allow, a concession of not more than $      per share to other
dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

   We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

   The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common
stock. The underwriting fee is   % of the initial public offering price. We
have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                 Total fees
                              -------------------------------------------------
                     Fee per  Without Exercise of the With Full Exercise of the
                      share    Over-Allotment Option    Over-Allotment Option
                     -------- ----------------------- -------------------------
Fees paid by IMX.... $               $                         $

   In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $            .

   We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

   Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and sell shares pursuant to our 1996 Stock Plan and our 2000 Employee Stock Purchase Plan without such consent. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

   The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

   In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

   At our request, the underwriters have reserved for sale, at the initial public offering price:

  .  up to             shares for our vendors, employees, family members of
     employees, customers and other third parties; and

  . up to      shares to be allocated to mortgage brokers who are current or potential members of the exchange.

   The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

Pricing of this Offering

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

  . prevailing market conditions;

  . our results of operations in recent periods;

  . the present stage of our development;

  . the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

  . estimates of our business potential

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. Certain legal matters relating to the offering will be passed upon for the underwriters by Morrison & Foerster, LLP, San Francisco, California. As of the date of this prospectus, investment partnerships composed of current and former partners of and persons associated with Gray Cary Ware & Freidenrich LLP and one partner of Gray Cary Ware & Freidenrich LLP beneficially own an aggregate of 40,428 shares of our common stock.

                                    EXPERTS

   Ernst & Young, LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit various information included in the registration statement from this document.

   In addition, upon completion of this offering, we will become subject to the reporting and information requirements of the Exchange Act and, as a result, will file periodic reports, proxy statements and other information with the SEC. You may read and copy this information at the following public reference rooms of the SEC:

   450 Fifth Street,        7 World Trade Center     500 West Madison
N.W.                        Suite 1300            Street
   Room 1024                New York, NY 10048       Suite 1400
   Washington, DC 20549                              Chicago, IL 60661-
                                                  2511

   You also obtain copies of this information by mail from the public reference section of the SEC, 450 Fifth St., N.W. Room 1024, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1 (800) SEC-0330.

   The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like IMX, who file electronically with the SEC. The address of that web site is www.sec.gov.

   We intend to furnish our stockholders with annual reports containing audited financial statements, and make available to our stockholders quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                               IMX EXCHANGE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Ernst & Young LLP, Independent Auditors........................ F-2
Balance Sheets........................................................... F-3
Statements of Operations................................................. F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Deficit................................................................. F-5
Statements of Cash Flows................................................. F-6
Notes to Financial Statements............................................ F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
IMX Exchange, Inc.

   We have audited the accompanying balance sheets of IMX Exchange, Inc. as of December 31, 1998 and 1999, and the related statements of operations, redeemable convertible preferred stock and stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of IMX's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IMX Exchange, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

San Francisco, California
February 11, 2000, except as to Note 11, as to which the date is March 7, 2000

                               IMX Exchange, Inc.

                                 BALANCE SHEETS

                                                           December 31,
                                                     --------------------------
                                                         1998          1999
                                                     ------------  ------------
                      ASSETS
Current assets:
 Cash and cash equivalents.........................  $    923,162  $  2,391,003
 Short-term investments............................           --      4,375,168
 Restricted cash...................................           --        416,250
 Accounts receivable...............................        41,800        33,700
 Prepaid and other current assets..................       101,915       245,057
                                                     ------------  ------------
  Total current assets.............................     1,066,877     7,461,178
Property and equipment, net........................     1,067,702     2,027,359
Restricted cash related to lease commitments.......       200,000       600,000
Deposits and other assets..........................        55,517           408
                                                     ------------  ------------
  Total assets.....................................  $  2,390,096  $ 10,088,945
                                                     ============  ============

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
             AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable..................................  $    335,639  $    490,759
 Accrued expenses..................................       373,331       705,671
 Subordinated debt, current portion................       445,547       499,573
 Obligations under capital leases, current
  portions.........................................       427,449       446,825
 Liabilities of discontinued operations, net.......     1,447,434       962,400
                                                     ------------  ------------
  Total current liabilities........................     3,029,400     3,105,228
Subordinated debt, less current portion............       966,976       482,785
Obligations under capital leases, less current
 portions..........................................       285,380       219,401

Redeemable convertible preferred stock, $0.001 par
 value:
 Authorized shares--17,939,328 and 27,139,328 at
  December 31, 1998 and 1999; Issued and
  outstanding shares--16,008,974 and 24,772,932 at
  December 31, 1998 and 1999, respectively
  (aggregate liquidation preference--$18,525,000
  and $39,295,580 at December 31, 1998 and 1999,
  respectively)....................................    18,386,096    39,089,737

Stockholders' deficit:
 Common stock, $0.001 par value:
  Authorized shares--39,000,000 at December 31,
   1998 and 1999
  Issued and outstanding shares--2,859,808 and
   3,598,734 at December 31, 1998 and 1999,
   respectively....................................         2,859         3,598
 Additional paid-in capital........................       248,042     2,670,548
 Deferred stock compensation.......................           --     (1,730,147)
 Accumulated deficit...............................   (20,528,657)  (33,752,205)
                                                     ------------  ------------
  Total stockholders' deficit......................   (20,277,756)  (32,808,206)
                                                     ------------  ------------
  Total liabilities, redeemable convertible
   preferred stock and stockholders' deficit.......  $  2,390,096  $ 10,088,945
                                                     ============  ============

                       See notes to financial statements.

                               IMX Exchange, Inc.

                            STATEMENTS OF OPERATIONS

                                              Year ended December 31,
                                       ---------------------------------------
                                          1997          1998          1999
                                       -----------  ------------  ------------
Revenue..............................  $    44,087  $    597,866  $    319,142
Operating expenses:
 Operations..........................    1,224,776     1,806,318     2,610,069
 Sales and marketing.................    1,698,813     2,970,172     5,563,727
 Product development.................      968,819     1,080,907     1,743,192
 General and administrative..........    2,168,515     2,979,397     3,402,796
 Amortization of deferred stock
  compensation.......................          --            --        604,532
                                       -----------  ------------  ------------
   Total operating expenses..........    6,060,923     8,836,794    13,924,316
                                       -----------  ------------  ------------
Loss from operations.................   (6,016,836)   (8,238,928)  (13,605,174)
Interest income......................       68,481       260,469       676,012
Interest expense.....................      (96,063)     (186,579)     (294,386)
                                       -----------  ------------  ------------
Loss from continuing operations......   (6,044,418)   (8,165,038)  (13,223,548)
Discontinued operations:
 Loss from discontinued operations of
  Investor Direct Funding Corp.......          --     (2,092,580)          --
 Loss on disposal of Investor Direct
  Funding Corp., including provision
  of $2,750,000 for operating losses
  during the phase-out period........          --     (3,649,000)          --
                                       -----------  ------------  ------------
    Net loss.........................  $(6,044,418) $(13,906,618) $(13,223,548)
                                       ===========  ============  ============
Basic and diluted loss per common
 share from continuing operations....  $     (2.79) $      (3.12) $      (3.98)
                                       ===========  ============  ============
Basic and diluted net loss per common
 share...............................  $     (2.79) $      (5.31) $      (3.98)
                                       ===========  ============  ============
Weighted average common shares used
 in loss per common share from
 continuing operations and net loss
 per common share calculations.......    2,164,014     2,616,714     3,322,312
                                       ===========  ============  ============
Pro forma basic and diluted loss per
 common share from continuing
 operations and pro forma basic and
 diluted net loss per common share
 (unaudited, see Notes 2 and 11) ....                             $      (0.48)
                                                                  ============
Weighted average common shares used
 in pro forma loss per common share
 from continuing operations and pro
 forma net loss per common share
 calculations (unaudited, see Notes 2
 and 11).............................                               27,565,772
                                                                  ============

                       See notes to financial statements.

                              IMX Exchange, Inc.

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                 Years ended December 31, 1997, 1998 and 1999

                                                                        Stockholders' Deficit
                                                 ------------------------------------------------------------------------
                          Redeemable Convertible
                             Preferred Stock       Common Stock     Additional    Deferred                      Total
                          ---------------------- -----------------   Paid-in       Stock      Accumulated   Stockholders'
                            Shares     Amount     Shares    Amount   Capital    Compensation    Deficit        Deficit
                          ---------- ----------- ---------  ------  ----------  ------------  ------------  -------------
Balance at January 1,
1997....................   4,000,000 $ 1,827,298 2,676,900  $2,677  $  129,719          --    $   (577,621) $   (445,225)
Issuance of Series A
redeemable convertible
preferred stock at
$0.4625 per share.......     216,216     100,000       --      --          --           --             --            --
Issuance of Series B
redeemable convertible
preferred stock at
$1.2072 per share (net
of issuance costs of
$36,471)................   4,970,179   5,963,529       --      --          --           --             --            --
Exercise of stock
options.................         --          --      5,000       5         225          --             --            230
Repurchase of common
stock...................         --          --   (105,000)   (105)     (5,145)         --             --         (5,250)
Net loss................         --          --        --      --          --           --      (6,044,418)   (6,044,418)
                          ---------- ----------- ---------  ------  ----------  -----------   ------------  ------------
Balance at December 31,
1997....................   9,186,395   7,890,827 2,576,900   2,577     124,799          --      (6,622,039)   (6,494,663)
Issuance of Series C
redeemable convertible
preferred stock at $1.55
per share (net of
issuance costs of
$79,728)................   6,822,579  10,495,269       --      --          --           --             --            --
Warrants issued to
purchase Series C
redeemable convertible
preferred stock.........         --          --        --      --       45,290          --             --         45,290
Exercise of stock
options.................         --          --    276,458     276      16,669          --             --         16,945
Issuance of common stock
in exchange for
services................         --          --      6,450       6       1,284          --             --          1,290
Fair value of consulting
services................         --          --        --      --       60,000          --             --         60,000
Net loss................         --          --        --      --          --           --     (13,906,618)  (13,906,618)
                          ---------- ----------- ---------  ------  ----------  -----------   ------------  ------------
Balance at December 31,
1998....................  16,008,974  18,386,096 2,859,808   2,859     248,042          --     (20,528,657)  (20,277,756)
Issuance of Series D
redeemable convertible
preferred stock at $2.37
per share (net of
issuance costs of
$66,939)................   8,763,958  20,703,641       --      --          --           --             --            --
Exercise of stock
options.................         --          --    734,143     734      59,514          --             --         60,248
Fair value of consulting
services................         --          --      6,450       6      28,645          --             --         28,651
Repurchase of common
stock...................         --          --     (1,667)     (1)       (332)         --             --           (333)
Deferred stock
compensation............         --          --        --      --    2,334,679   (2,334,679)           --            --
Amortization of deferred
stock compensation......         --          --        --      --          --       604,532            --        604,532
Net loss................         --          --        --      --          --           --     (13,223,548)  (13,223,548)
                          ---------- ----------- ---------  ------  ----------  -----------   ------------  ------------
Balance at December 31,
1999....................  24,772,932 $39,089,737 3,598,734  $3,598  $2,670,548  $(1,730,147)  $(33,752,205) $(32,808,206)
                          ========== =========== =========  ======  ==========  ===========   ============  ============

                      See notes to financial statements.

                               IMX Exchange, Inc.

                            STATEMENTS OF CASH FLOWS

                                             Year ended December 31,
                                      ---------------------------------------
                                         1997          1998          1999
                                      -----------  ------------  ------------
Operating activities
 Net loss............................ $(6,044,418) $(13,906,618) $(13,223,548)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Discontinued operations............         --      1,447,434      (485,034)
  Depreciation and amortization......     251,346       498,929       689,168
  Loss on sale of property and
   equipment.........................         --            --         76,749
  Fair value of servieces rendered by
   a consultant......................         --         60,000        28,651
  Amortization of deferred stock
   compensation......................         --            --        604,532
  Change in operating assets and
   liabilities:
   Restricted cash...................         --       (200,000)     (816,250)
   Accounts receivable...............         --        (41,800)        8,100
   Prepaid and other current assets..         --       (101,915)     (143,142)
   Deposits and other assets.........    (169,555)      126,089        55,109
   Accounts payable and accrued
    expenses.........................     169,490       310,406       487,460
                                      -----------  ------------  ------------
Net cash used in operating
 activities..........................  (5,793,137)  (11,807,475)  (12,718,205)
                                      -----------  ------------  ------------
Investing activities
  Purchase of short-term
   investments.......................         --            --     (4,375,168)
  Acquisition of property and
   equipment.........................    (393,024)     (172,292)   (1,373,476)
  Proceeds from the sale of property
  and equipment......................         --            --          3,450
                                      -----------  ------------  ------------
Net cash used in investing
 activities..........................    (393,024)     (172,292)   (5,745,194)
                                      -----------  ------------  ------------
Financing activities
  Payment of note payable to
   employee..........................         --        (37,500)          --
  Proceeds from subordinated debt
   financing.........................         --      1,500,000           --
  Principal payments on subordinated
  debt financing.....................         --        (42,187)     (430,165)
  Principal payments on capital lease
   obligations.......................    (159,185)     (339,555)     (402,151)
  Net proceeds from issuance of
   common stock......................         230        18,235        60,248
  Net proceeds from issuance of
   preferred stock...................   6,063,529    10,495,269    20,703,641
  Repurchase of common stock.........      (5,250)          --           (333)
                                      -----------  ------------  ------------
  Net cash provided by financing
   activities........................   5,899,324    11,594,262    19,931,240
                                      -----------  ------------  ------------
Net (decrease) increase in cash and
 cash equivalents....................    (286,837)     (385,505)    1,467,841
Cash and cash equivalents at
 beginning of year...................   1,595,504     1,308,667       923,162
                                      -----------  ------------  ------------
Cash and cash equivalents at end of
 year................................ $ 1,308,667  $    923,162  $  2,391,003
                                      ===========  ============  ============
Supplemental disclosure:
  Interest paid...................... $    94,000  $    182,863  $    280,804
                                      ===========  ============  ============
Supplemental disclosure of noncash
 investing and financing activities:
  Capital lease obligations
   incurred.......................... $ 1,065,303  $    146,266  $        --
                                      ===========  ============  ============
  Warrants issued in conjunction with
   subordinated debt financing....... $       --   $     45,290  $        --
                                      ===========  ============  ============
  Deferred stock compensation........ $       --   $        --   $  2,334,679
                                      ===========  ============  ============

                       See notes to financial statements.

                               IMX Exchange, Inc.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999

1. Organization and Business

   IMX Exchange, Inc., formerly known as IMX Inc. ("IMX"), was incorporated on November 6, 1996 in the state of Delaware, for the purpose of operating an electronic residential mortgage exchange service ("the Exchange"). The Exchange began trading mortgages in October 1997, and operates a business-to-business, electronic commerce solution enabling mortgage brokers (originators of residential mortgage loans) to communicate and conduct business with mortgage lenders in an electronic marketplace. IMX earns a fee for loans that are traded on the Exchange.

   IMX has experienced operating losses to date and had an accumulated deficit at December 31, 1999. Significant net losses are expected for the foreseeable future. Since its formation, IMX has raised capital through private placements of redeemable convertible preferred stock. Future capital requirements, however, depend on many factors including IMX's ability to execute its business plan. IMX may need to raise additional capital through the issuance of debt or equity securities. There can be no assurance that IMX will be able to raise additional financing, or that such financing will be available on terms satisfactory to IMX. See Note 11.

   As further described in Note 3, on May 18, 1999, the Board of Directors approved a formal plan to discontinue operations of IMX's wholly owned subsidiary, Investor Direct Funding Corp. ("IDF"), a specialized mortgage loan funding facility. The results of operations and cash flows of IDF for the years ended December 31, 1998 and 1999 were accounted for as discontinued operations in the accompanying financial statements. The assets and liabilities of IDF have been recorded as liabilities of discontinued operations, net in the accompanying balance sheet.

   Certain reclassifications have been made to prior years financial statements to conform to the 1999 presentation.

2. Significant Accounting Policies

 Cash, Cash Equivalents and Short-term Investments

   IMX considers all highly liquid investments with a maturity of ninety days or less to be cash equivalents. IMX considers investments with maturities of more than ninety days but less than one year to be short-term investments. The carrying amount reported in the balance sheets for cash, cash equivalents and short-term investments approximates their fair value. IMX has classified all cash equivalents and short-term investments as available-for-sale. Securities classified as available-for-sale are carried at fair value with material unrealized gains and losses reported in stockholders' deficit. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary are recorded in other income or expense. The cost of securities sold is based on the specific identification method. At December 31, 1999, IMX had no material unrealized gains or losses on short term investments.

                               IMX EXCHANGE, INC.

2. Significant Accounting Policies (continued)

Cash, Cash Equivalents and Short-term Investments (continued)


   The following schedule summarizes the estimated fair value of IMX's cash, cash equivalents and short-term investments:

                                                       December 31, December 31,
                                                           1998         1999
                                                       ------------ ------------
Cash and cash equivalents:
  Cash................................................   $221,462    $   53,279
  Money market funds..................................    701,700       832,956
  Corporate debt securities...........................        --      1,504,768
                                                         --------    ----------
                                                         $923,162    $2,391,003
                                                         ========    ==========
Short-term investments:
  Corporate debt securities...........................   $    --     $4,375,168
                                                         ========    ==========

Restricted Cash

   As a condition of its credit card issuer, IMX is required to maintain minimum collateral with a financial institution of 125% of the outstanding credit card limits. At December 31, 1999, $416,250 of cash and cash equivalents was restricted related to this collateral requirement.

   The terms of IMX's operating lease obligations for its corporate headquarters and its discontinued operations, require IMX to maintain minimum collateral with a financial institution of $200,000 and $600,000 in certificates of deposit at December 31, 1998 and December 31, 1999, respectively.

Concentration of Credit Risk

   Financial instruments that potentially subject IMX to concentrations of credit risk consist principally of cash deposits and short-term investments and accounts receivable. Cash, cash equivalents and short-term investments are deposited with high credit quality financial institutions. These securities generally mature within a year and, therefore, bear minimal risk. IMX has not experienced any material losses on its investments. IMX performs periodic credit evaluations of its customers' financial condition and generally requires no collateral from its customers. IMX's losses on accounts receivable have been immaterial to date.

Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation computed on a straight-line basis over the estimated useful lives of the related assets, generally three years for computers and equipment and five years for furniture. Assets under capital leases are recorded at the lower of the net present value of the minimum lease payments or fair value at the inception of the lease. Assets under capital lease are amortized using the straight-line method over the shorter of the estimated useful life or lease term, which is generally three years. Amortization of assets under capital leases is included in depreciation expense.

Software Development Costs

   IMX accounts for software development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased,

                               IMX EXCHANGE, INC.

2. Significant Accounting Policies (continued)

Software Development Costs (continued)


or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. Through December 31, 1999, development costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to product development in the accompanying statements of operations.

   IMX has adopted the Statement of Position No. 98-1, "Accounting for the Costs of Software Developed or Obtained for Internal Use," which defines specific criteria that determine when internal use software costs are required to be expensed and when they may be capitalized. At December 31, 1999, IMX has recorded approximately $205,350 of capitalized software and related implementation costs.

Provision for Income Taxes

   IMX accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income tax expense represents taxes payable for the current period, plus the net change in deferred tax assets and liabilities.

Revenue Recognition

   IMX's principle revenue source is transaction fees earned from lenders based on the number of loans traded on the Exchange. Transaction fees are recognized when IMX earns the fee in accordance with the terms of lender subscription agreements and collectibility of the fee is considered probable.

   Revenues from three lenders accounted for approximately 45%, 24% and 11% of our revenues for the year ended December 31, 1999. Revenues from three lenders accounted for approximately 52%, 13% and 10% of our revenues for the year ended December 31, 1998. Revenues from one lender accounted for approximately 88% of our revenues for the year ended December 31, 1997.

Product Development

   IMX expenses research and development costs as product development expense in the period in which they are incurred.

Advertising Costs

   IMX expenses advertising costs in the period in which they are incurred. Advertising costs were $187,512, $501,108 and $776,386 for the years ended December 31, 1997, 1998 and 1999, respectively.

                               IMX EXCHANGE, INC.

2. Significant Accounting Policies (continued)


Stock-Based Compensation

   IMX accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations and complies with the disclosure provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

   IMX accounts for equity instruments issued to non-employees in accordance with the provision of SFAS 123 and the Emerging Issues Task Force in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Segment Information

   IMX adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" in 1998. IMX has determined that through December 31, 1999 it has one operating and reportable segment, the operation of a residential mortgage exchange service in an electronic market place for United States mortgage brokers and lenders, which is further described in Note 1.

Use of Estimates

   The preparation of IMX's financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Comprehensive Income (Loss)

   IMX adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" at December 31, 1998. Comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). IMX has no material components of other comprehensive loss and, accordingly, the comprehensive loss is the same as net loss for all periods presented.

Net Loss per Common Share

   Basic net loss per common share and diluted net loss per common share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), for all periods presented. In accordance with SFAS 128, basic and diluted net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period, less shares subject to repurchase.

   IMX has excluded all redeemable convertible preferred stock, warrants for redeemable convertible preferred stock, outstanding stock options and shares subject to repurchase from the calculation of diluted loss per common share because their inclusion would be antidilutive (i.e., reduce the net loss per common share) for all periods presented. The total number of shares excluded from the calculations of diluted net loss per common share are 12,218,226 shares, 18,697,197 shares, and 29,706,782 shares for the years ended December 31, 1997, 1998 and 1999, respectively. Such securities, had they been dilutive, would have been included in the computations

                               IMX EXCHANGE, INC.

2. Significant Accounting Policies (continued)

Net Loss per Common Share (continued)


of diluted net loss per common share using the treasury stock method. Pro forma basic and diluted net loss per common share, as presented in the consolidated statements of operations, has been computed for the year ended December 31, 1999 as described above, and also gives effect under the Securities and Exchange Commission guidance to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

   The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per common share:

                                               Year Ended December 31
                                        ---------------------------------------
                                           1997          1998          1999
                                        -----------  ------------  ------------
Net loss............................... $(6,044,418) $(13,906,618) $(13,223,548)
Basic and Diluted:
  Weighted average shares of common
   stock outstanding...................   2,576,695     2,683,378     3,329,469
Less: Weighted average shares subject
 to repurchase.........................    (412,681)      (66,664)       (7,157)
                                        -----------  ------------  ------------
Weighted average shares used in
 computing basic and diluted net loss
 per common share......................   2,164,014     2,616,714     3,322,312
                                        ===========  ============  ============
Basic and diluted net loss per common
 share................................. $     (2.79) $      (5.31) $      (3.98)
                                        ===========  ============  ============
Pro forma:
Net Loss...............................                            $(13,223,548)
                                                                   ============
Shares used above......................                               3,322,312

Pro forma adjustment to reflect the
 assumed conversion of convertible
 preferred stock from the date of
 issuance (unaudited)..................                              24,243,460
                                                                   ------------
Weighted average common shares used in
 computing pro forma basic and diluted
 net loss per common share
 (unaudited)...........................                              27,565,772
                                                                   ============
Pro forma basic and diluted net loss
 per common share (unaudited)..........                            $      (0.48)
                                                                   ============

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that derivatives be recognized in the balance sheet at fair value and specifies the accounting for changes in fair value. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," to defer the effective date of SFAS 133 until fiscal years beginning after June 15, 2000. IMX currently has no derivative financial instruments and does not currently engage in hedging activities; therefore, SFAS 133 is expected to have no impact on IMX's financial position or operations.

                               IMX EXCHANGE, INC.

3. Discontinued Operations

   Investor Direct Funding Corp. ("IDF"), a wholly owned subsidiary, was incorporated in Delaware on March 19, 1998 and commenced operations in August 1998. IDF was a specialized mortgage loan funding facility for certain customers who participated on the Exchange. IDF entered into agreements to process, fund, and deliver loans to customers at the price set when the loan locked on the Exchange.

   On May 18, 1999, IMX and its Board of Directors approved its strategic decision to discontinue the operations of IDF in order to concentrate its financial and human resources on the core Exchange business. In November 1999, IDF ceased operations. The results of IDF have been reported separately as discontinued operations in the accompanying statements of operations and cash flows.

   The components of liabilities of discontinued operations, net, included in the accompanying balance sheets are as follows:

                                                       December 31, December 31,
                                                           1998         1999
                                                       ------------ ------------
Assets:
  Loans pending settlement, net....................... $20,214,724   $      --
  Other current assets................................     162,472       88,072
  Property and equipment, net.........................     639,696          --
  Other non-current assets............................     311,159      124,089
                                                       -----------   ----------
    Total assets......................................  21,328,051      212,161

Liabilities:
  Warehouse funding facility..........................  18,343,377          --
  Accounts payable....................................     492,827      244,260
  Accrued exit cost...................................   3,649,000      902,011
  Non-current liabilities.............................     290,281       28,290
                                                       -----------   ----------
Total liabilities.....................................  22,775,485    1,174,561
                                                       -----------   ----------
Liabilities of discontinued operations, net........... $ 1,447,434   $  962,400
                                                       ===========   ==========

                              IMX EXCHANGE, INC.

3. Discontinued Operations (continued)


   A condensed statement of operations relating to the discontinued operations is presented below:

                                                   For the Period
                                                   March 19, 1998
                                                    (inception)
                                                      through      Year ended
                                                    December 31,  December 31,
                                                        1998          1999
                                                   -------------- ------------
Exit accrual, beginning balance...................  $       --    $ 3,649,000
Loan processing fees and other income.............      588,866     1,464,368
Operating expenses................................   (2,681,446)   (4,211,357)
                                                    -----------   -----------
Operating loss....................................   (2,092,580)   (2,746,989)
Costs to exit business............................   (3,649,000)          --
                                                    -----------   -----------
Loss from discontinued operations.................  $(5,741,580)  $       --
                                                    ===========   ===========
Exit accrual, ending balance......................  $ 3,649,000   $   902,011
                                                    ===========   ===========
Basic and diluted loss per common share from
 discontinued operations..........................  $     (2.19)  $       --
                                                    ===========   ===========
Weighted average shares used in computing basic
 and diluted net loss per common share............    2,616,714     3,322,312
                                                    ===========   ===========

 Warehouse Funding Facility and Loans Pending Settlement

   IDF had a $50,000,000 warehouse funding facility (the "Facility") with a financial institution for warehousing mortgage loans prior to settlement. The Facility bore interest, payable monthly, at a rate per annum equal to 1.00% to 1.25% in excess of the Commercial Paper Rate (6.534% at December 31, 1998). The borrowings under the Facility were collateralized by loans pending settlement. For the years ended December 31, 1998 and 1999, commitment fees and interest paid on the Facility totaled $61,420 and $213,855, and $82,950 and $536,691, respectively. The Facility terminated December 14, 1999.

   Loans pending settlement, net, were funded mortgage loans that were committed for delivery to IDF's approved customers. The loans are recorded at their funded amount, net of any premiums or discounts associated with funding the loan, which approximates the ultimate delivery price to the customer. IDF relinquishes all servicing rights to the loans upon settlement.

 Lease and Loan Contingencies

   IDF leases certain facilities under non-cancelable operating agreements that are guaranteed by IMX. Unoccupied facilities are sublet to third parties. Future minimum payments and receipts under these leases and subleases with remaining terms of one year or more consist of the following at December 31, 1999:

           Year ending December 31,           Leases    Subleases      Net
   ---------------------------------------- ---------- -----------  ----------
   2000.................................... $  982,376 $  (426,527) $  555,849
   2001....................................  1,008,893    (617,966)    390,927
   2002....................................  1,054,409    (637,886)    416,523
   2003....................................    920,497    (505,994)    414,503
   2004....................................    133,125    (112,266)     20,859
                                            ---------- -----------  ----------
                                            $4,099,300 $(2,300,639) $1,798,661
                                            ========== ===========  ==========

                               IMX EXCHANGE, INC.

3. Discontinued Operations (continued)


   Agreements to process, fund and deliver loans contain representations and warranties regarding the repurchase of loans due to fraud, misrepresentation and other failures to comply with agreements. During the years ended December 31, 1998 and 1999, no customers requested the repurchase of any loans.

4. Property and Equipment

   The components of property and equipment are as follows at December 31:

                                                           1998        1999
                                                        ----------  -----------
   Computers and equipment............................. $1,707,783  $ 2,704,344
   Furniture...........................................    125,080      761,962
                                                        ----------  -----------
                                                         1,832,863    3,466,306
   Less accumulated depreciation and amortization......   (765,161)  (1,438,947)
                                                        ----------  -----------
                                                        $1,067,702  $ 2,027,359
                                                        ==========  ===========

   Computers and equipment also includes $1,069,079 of cost and $638,393 of accumulated depreciation related to assets held under capital lease at December 31, 1999.

5. Subordinated debt

   In October 1998, IMX entered into a subordinated loan and security agreement (the "Loan Agreement") with a finance company. The total amount of the Loan Agreement is $3,000,000, which is available to IMX in two phases of $1,500,000. In connection with Phase I of the Loan Agreement, IMX issued the finance company a warrant to purchase 125,806 shares of Series C redeemable convertible preferred stock at an exercise price of $1.55 per share.

   The warrant is exercisable for a period of seven years or three years from the effective date of an initial public offering of IMX's unissued common stock, whichever is shorter. IMX deemed the fair value of the warrant to be $45,290. This amount has been recorded as a discount on the subordinated loan and as additional paid-in capital. IMX amortized $1,709 and $15,381 of the discount to interest expense for the years ended December 31, 1998 and 1999, respectively.

   Phase I was immediately available to IMX and had an outstanding balance of $1,412,523 and $982,358 at December 31, 1998 and 1999, respectively. The outstanding amount shown on the balance sheet is net of the unamortized discount of $43,581 and $28,200 at December 31, 1998 and 1999, respectively, representing the unamortized fair value of warrants granted to the finance company. The balance outstanding at December 31, 1999 is due in 23 equal monthly installments of $49,166. The Loan Agreement is secured by a pledge of all IMX assets not otherwise encumbered and bears interest at 11.5% per annum.

   Phase II is available in installments of $500,000 and is available subject to due diligence and approval from the finance company. Under Phase II, IMX will be required to meet certain earnings requirements as defined by the Loan Agreement. In the event that IMX utilizes any of the Phase II installments, the finance company will have the right to purchase 41,935 shares of Series C redeemable convertible preferred stock at an exercise price of $1.55 per share for each $500,000 drawn down by IMX.

   The carrying amount reported in the balance sheet for subordinated debt approximates its fair value.

                               IMX EXCHANGE, INC.

6. Commitments and Contingencies

   IMX leases certain facilities and equipment under noncancelable operating and capital lease agreements. Future minimum payments including purchase options under these leases with initial or remaining terms of one year or more relating to continuing operations consist of the following at December 31, 1999:

                                                           Operating  Capital
                                                             Leases    Leases
                                                           ---------- --------
Year ending December 31,
  2000.................................................... $  693,104 $492,350
  2001....................................................    723,360  246,583
  2002....................................................    723,360      --
  2003....................................................    753,500      --
  2004....................................................    690,708      --
                                                           ---------- --------
Total minimum lease payments.............................. $3,584,032  738,933
                                                           ==========
Less amounts representing interest........................             (72,707)
                                                                      --------
Present value of net minimum capital lease payments.......             666,226
Less current portions of capital lease obligations........            (446,825)
                                                                      --------
Obligations under capital leases, less current portions...            $219,401
                                                                      ========

   Rent expense under operating leases totaled $285,282, $277,084 and $283,902 for the years ended December 31, 1997, 1998 and 1999, respectively.

   During December 1999 and January 2000, IMX committed approximately $800,000 to purchase various software systems related to website content management and personalization, e-marketing campaign automation, client relationship management, accounting and financial reporting, and a report writing tool for use in operating the Exchange. In addition, IMX has committed to pay up to $2.5 million to certain strategic partners if designated software development milestones are achieved and certain broker membership goals are attained.

7. Redeemable Convertible Preferred Stock

   At December 31, 1999, IMX was authorized to issue 27,139,328 shares of redeemable convertible preferred stock in one or more series. Redeemable convertible preferred stock ("preferred stock") consisted of the following at December 31, 1999:

                                        Shares      Shares Issued    Liquidation
Series                                Authorized and Outstanding (1) Preference
------                                ---------- ------------------- -----------
A....................................  4,216,216      4,216,216      $ 1,950,000
B....................................  4,981,179      4,970,179        6,000,000
C....................................  8,741,933      6,822,579       10,575,000
D....................................  9,200,000      8,763,958       20,770,580
                                      ----------     ----------      -----------
Totals............................... 27,139,328     24,772,932      $39,295,580
                                      ==========     ==========      ===========

--------
(1) The per share issuance price for Series A, B, C and D was $0.4625, $1.2072, $1.55 and $2.37, respectively.

                               IMX EXCHANGE, INC.

7. Redeemable Convertible Preferred Stock (continued)


 Voting

   The holder of each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock could be converted, and has voting rights and powers equal to the voting rights and powers of the common stock.

 Dividends

   The holders of shares of Series D preferred stock, in preference to the holders of any other stock of IMX, are entitled to receive dividends at the rate of $0.1422 per annum on each outstanding share of Series D preferred stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

   If, after dividends in full preferential amount for Series D preferred stock have been paid or declared, then the holders of Series C preferred stock, in preference to the holders of Series B preferred stock and common stock, are entitled to receive dividends at the rate of $0.093 per annum on each outstanding share of Series C preferred stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

   If, after dividends in full preferential amount for Series D and Series C preferred stock have been paid or declared, then the holders of shares of Series B preferred stock, in preference to the holders of Series A preferred stock and common stock, are entitled to receive dividends at the rate of $0.07243 per annum on each outstanding share of Series B preferred stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

   If, after dividends in the full preferential amount for Series D, Series C and Series B preferred stock have been paid or declared, then the holders of Series A preferred stock shall be entitled to receive dividends, out of any assets that are legally available, in preference to the holders of common stock at the rate of $0.02775 per annum on each outstanding share of Series A preferred stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

   If, after dividends in the full preferential amount specified above for the preferred stock has been paid or declared in any calendar year, and the Board of Directors declares additional dividends out of funds legally available in that calendar year, then those additional dividends shall de declared pro rata on the common stock and the preferred stock according to the number of shares of common stock held, where each holder of preferred stock is to be treated as holding the greatest whole number of shares of common stock then issuable upon conversion of all shares of preferred stock held.

   Such dividends are payable when, as and if declared by the Board of Directors, but only out of funds that are legally available, and are non-cumulative. As of December 31, 1999, the Board of Directors has declared no dividends on the redeemable convertible preferred stock or common stock.

                               IMX EXCHANGE, INC.

7. Redeemable Convertible Preferred Stock (continued)


 Conversion

   Each share of preferred stock is convertible, at the option of the holder, into the number of fully-paid and nonassessable shares of common stock, according to a conversion ratio, subject to adjustment for dilution. Each share of preferred stock automatically converts into the number of shares of common stock into which such shares are convertible at the then effective conversion ratio (currently one to one) upon: (1) the closing of a public offering of common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a price per share of at least $7.2432 (as adjusted for stock dividends, stock splits, or other recapitalizations), with gross proceeds of at least $15.0 million, or (2) the affirmative vote of the holders of at least two-thirds of the outstanding shares of the preferred stock.

 Liquidation

   In the event of any liquidation, dissolution or winding up of IMX, whether voluntary or involuntary, the holders of preferred stock are entitled to receive, prior and in preference to any distribution of any assets of IMX to the holders of common stock, by reason of their ownership, an amount equal to the sum of (i) $0.4625 for each share of Series A preferred stock, $1.2072 for each share of Series B preferred stock, $1.55 for each share of Series C preferred stock, and $2.37 for each share of Series D preferred stock (as adjusted for stock dividends, stock splits, or other recapitalizations), and
(ii) any declared but unpaid dividends with respect to such shares. If, upon the occurrence of a liquidation event, the assets and funds distributed among the holders of the preferred stock are insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of IMX legally available for distribution are to be distributed ratably among the holders of the preferred stock, in proportion to the preferential amount each such holder is otherwise entitled to received.

   After payment of the full liquidation preference of the preferred stockholders, any remaining assets of IMX legally available are to be distributed ratably to the holders of the common stock and preferred stock on an as-if-converted to common stock basis until such time as the holders of Series A, Series B, Series C and Series D preferred stock have received a total liquidation amount of $2.775, $7.2432, $9.30 and $14.22 per share, respectively. The remaining assets of IMX legally available for distribution, if any, are to be distributed ratably to the holders of common stock.

 Redemption

   At any time after January 22, 2004, upon the request of the holders of at least 66-2/3% of the outstanding preferred stock, IMX will within forty-five days of the request, and on the first and second anniversary of the request ("the Redemption Dates"), redeem 33.3% of the number of shares of preferred stock outstanding on the initial Redemption Date until all outstanding shares of preferred stock have been redeemed or converted into common stock. IMX will effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of preferred stock to be redeemed a sum equal to $0.4625 for each share of Series A preferred stock, $1.2072 for each share of Series B preferred stock, $1.55 for each share of Series C preferred stock, and $2.37 for each share of Series D preferred stock (as adjusted for any stock dividends, combinations or splits), plus any declared but unpaid dividends with respect to such shares.

   If IMX does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of IMX), then IMX

                               IMX EXCHANGE, INC.

7. Redeemable Convertible Preferred Stock (continued)

 Redemption (continued)

shall redeem the maximum number of such shares ratably among the holders of the preferred stock to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

 Antidilution Provisions

   The conversion price of the preferred stock is subject to adjustment to prevent dilution on a price-based weighted average basis in the event that IMX issues additional shares of common stock or common stock equivalents at a purchase price less than the then-effective conversion price provided, however, that without triggering antidilution adjustments, IMX may issue to directors, officers, employees or consultants shares of common stock that are reserved for issuance under the 1996 Stock Plan (see Note 8) or otherwise part of the employee pool as of the closing date plus any shares that were issued from the employee pool and subsequently repurchased.

8. Stockholders' Deficit

 Common Stock

   In December 1996, IMX acquired all of the outstanding equity interests of Industrywide Mortgage Exchange, LLC, a California limited liability company (the "LLC"), in exchange for the issuance of 2,676,900 shares of its common stock. Of the total shares issued, 1,721,300 common shares that vested over time were issued to employees of the LLC. Until vested, those common shares were subject to IMX's right, but not its obligation, to repurchase the common shares in the event of termination of employment, death or disability at a purchase price of $0.05 per share. In 1997, 105,000 of these common shares were repurchased by IMX. At December 31, 1998, 12,034 shares issued to employees were outstanding and unvested. At December 31, 1999, all 1,616,300 shares issued to employees were outstanding and vested.

 Stock Option Plan

   Under the 1996 Stock Plan ("the Plan"), IMX offers options to purchase shares of its common stock to employees, including officers and directors, and consultants to IMX. At December 31, 1998 and 1999, IMX had reserved 3,861,100 and 5,966,100 shares of common stock for issuance through the Plan. Under the Plan, participants may exercise their options prior to vesting; however, such unvested shares are subject to IMX's right, but not its obligation, to repurchase the common shares in the event of termination of employment, death or disability at the original purchase price paid. In January 2000, IMX increased the number of shares of common stock reserved for issuance through the Plan to 7,718,961. The Plan is administered by the Board of Directors. Under the Plan, the Board of Directors may award a number of forms of stock-based compensation to eligible participants, including incentive stock options ("ISO's") and non-qualified stock options ("NQSO's"). The ISO's may be granted at a price per share not less than the fair market value at the date of grant. The NQSO's may be granted at a price per share not less than 85% of the fair market value at the date of grant. The options generally vest over four years and expire ten years after the date of grant. Restricted stock purchase rights may also be granted under the Plan.

                               IMX EXCHANGE, INC.

8. Stockholders' Deficit (continued)

 Stock Option Plan (continued)


   The following summarizes stock option activity and related information during the years ended December 31, 1997, 1998 and 1999:

                                                                    Weighted -
                                                                     Average
                                                        Number    Exercise Price
                                                      of Shares     per Share
                                                      ----------  --------------
   Outstanding at January 1, 1997....................         --      $   --
    Granted..........................................  3,028,243       0.052
    Exercised........................................     (5,000)      0.046
    Forfeited........................................   (200,500)      0.048
                                                      ----------      ------
   Outstanding at December 31, 1997..................  2,822,743       0.052
    Granted..........................................  1,389,540       0.187
    Exercised........................................   (276,458)      0.061
    Forfeited........................................ (1,396,442)      0.072
                                                      ----------      ------
   Outstanding at December 31, 1998..................  2,539,383       0.113
    Granted..........................................  3,575,339       0.417
    Exercised........................................   (734,143)      0.082
    Forfeited........................................   (626,544)      0.197
                                                      ----------      ------
   Outstanding at December 31, 1999..................  4,754,035      $0.336
                                                      ==========      ======
   Options vested at December 31, 1998...............    807,167      $0.052
                                                      ==========      ======
   Options vested at December 31, 1999...............  1,091,965      $0.209
                                                      ==========      ======

   At December 31, 1999, there were 198,131 options to purchase common stock available for future grant.

   Exercise prices for stock options outstanding as of December 31, 1999 and the weighted average remaining contractual life are as follows:

                          Options Outstanding                Options Vested
                   --------------------------------------  ---------------------
                                  Weighted
                                   Average      Weighted               Weighted
                    Number of     Remaining     Average    Number of   Average
       Exercise      Shares      Contractual    Exercise    Shares     Exercise
        Prices     Outstanding   Life (Years)    Price      Vested      Price
       --------    -----------   -----------    --------   ---------   --------
       $0.046         510,000       7.45         $0.046      353,490    $0.046
        0.150         103,281       8.03          0.150       49,104     0.150
        0.200         779,915       8.72          0.200      243,768     0.200
        0.350       1,865,599       9.28          0.350      445,603     0.350
        0.500       1,495,240       9.70          0.500           --        --
                    ---------                              ---------
                    4,754,035                              1,091,965
                    =========                              =========

   The fair value of these awards for the purpose of the alternative fair value disclosures required by SFAS 123 was estimated as of the date of grant as prescribed by SFAS 123. The fair value of options granted during the years ended December 31, 1997, 1998 and 1999 was determined using the minimum value method with a risk free interest rate of 5.73%, 4.70% and 6.35%, respectively, an expected life of four years, and a dividend yield of zero.

                               IMX EXCHANGE, INC.

8. Stockholders' Deficit (continued)

 Stock Option Plan (continued)


   For the purposes of IMX's pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. IMX's pro forma information follows:

                                            Years Ended December 31,
                                      ---------------------------------------
                                         1997          1998          1999
                                      -----------  ------------  ------------
   Loss from continuing operations:
    As reported...................... $(6,044,418) $ (8,165,038) $(13,223,548)
    Pro forma........................  (6,049,690)   (8,173,346)  (13,288,608)
   Basic and diluted loss from
    continuing operations per common
    share
    As reported...................... $     (2.79) $      (3.12) $      (3.98)
    Pro forma........................       (2.80)        (3.12)        (4.00)
   Net loss:
    As reported...................... $(6,044,418) $(13,906,618) $(13,223,548)
    Pro forma........................  (6,049,690)  (13,914,926)  (13,288,608)
   Basic and diluted net loss per
    common share
    As reported...................... $     (2.79) $      (5.31) $      (3.98)
    Pro forma........................       (2.80)        (5.32)        (4.00)

   Because the determination of fair value granted after IMX becomes a public entity will include an expected volatility factor and because additional option grants are expected to be made each year, the compensation expense for each of the three years ended December 31, 1999 are not representative of the pro forma effects of option grants on reported net loss for future years.

 Deferred Stock Compensation

   In connection with certain stock option grants, IMX recognizes deferred stock compensation representing the difference between the exercise price and the deemed fair value of IMX's common stock on the date such stock options were granted. IMX is amortizing the deferred stock compensation over the vesting period of the related options, generally four years. The fair value per share used to calculate deferred stock compensation was derived by reference to the redeemable convertible preferred stock values, reduced by a discount factor. The total unearned compensation recorded by IMX during the year ended
December 31, 1999 was $2,334,679. Future compensation charges are subject to reduction for any employee who terminates employment prior to the expiration of such employee's option vesting period. The amortization of unearned compensation during the year ended December 31, 1999 totaled $604,532.

   Through February 9, 2000, IMX issued 1,608,839 additional stock options to employees. These options were issued at exercise prices subsequently determined to be less than the fair value of the common stock at the date of the grant. As a result, IMX expects to record unearned compensation of approximately $4.8 million related to these stock options.

                              IMX EXCHANGE, INC.

8. Stockholders' Deficit (continued)


 Warrants

   IMX had the following outstanding warrants to purchase its securities at December 31, 1999:

                                              Number of Exercise   Number of
                                              Warrants    Price    Warrants
                                               Issued   Per Share Exercisable
                                              --------- --------- -----------
   Series B redeemable convertible preferred
    stock....................................   11,000    $1.21      11,000
   Series C redeemable convertible preferred
    stock....................................  125,806    $1.55     125,806
                                               -------              -------
                                               136,806              136,806
                                               =======              =======

   These warrants were issued to third parties for loan fees. Expenses related to the deemed fair value of these warrants for loans were not material. The warrants expire in 2002 and 2003.

   In connection with strategic alliances with providers of loan origination software, IMX committed to issue warrants to purchase up to 1,150,000 shares of Series D redeemable convertible preferred stock at an exercise price of $4.75 per share upon the successful release of software including an embedded IMX connector. The warrants expire ten years from the issue date. No expense related to these warrants has been recorded as of December 31, 1999, as delivery of a successful release has not yet occurred.

9. Defined Contribution 401(k) Plan

   IMX sponsors a defined contribution 401(k) plan offering tax-deferred investment opportunities to substantially all of its employees who have completed at least one month of service. Employees may elect to make both pre-tax and after-tax contributions based on certain limits established by the Internal Revenue Service. IMX may elect to make contributions to the 401(k) plan in an amount determined at its discretion. No contributions to the 401(k) plan were made by IMX for the years ended December 31, 1997, 1998 or 1999.

10. Income Taxes

   There was no benefit for income taxes for the years ended December 31, 1997, 1998 and 1999 due to IMX's inability to recognize the benefit of net operating losses. At December 31, 1999, IMX had net operating loss carryforwards of approximately $31.3 million for federal and $23.5 million for state income tax purposes. The federal net operating loss carryforwards will begin to expire in the year 2011. The state net operating loss carryforwards will begin to expire in the year 2004.

                               IMX EXCHANGE, INC.

10. Income Taxes (continued)

   The primary components of temporary differences, which give rise to deferred taxes are as follows:

                                                            December 31,
                                                      -------------------------
                                                         1998          1999
                                                      -----------  ------------
   Deferred tax assets:
    Net operating loss carryforwards................. $ 6,357,000  $ 12,043,000
    Reserve for discontinued operations..............   1,460,000       361,000
    Research credit carryforward.....................     108,000       230,000
                                                      -----------  ------------
     Total deferred tax assets.......................   7,925,000    12,634,000
   Valuation allowance...............................  (7,925,000)  (12,634,000)
                                                      -----------  ------------
                                                      $       --   $        --
                                                      ===========  ============

   Management evaluates the recoverability of the deferred tax asset and the level of the valuation allowance. Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, IMX has recorded a valuation allowance against its net deferred tax asset at December 31, 1998 and 1999. At such time as it is determined that it is more likely than not that the deferred tax asset will be realizable, the valuation allowance will be reduced.

   Because of the "change in ownership" provisions of the Internal Revenue Code, a portion of IMX's net operating carryforwards and tax credit carryforwards could be subject to an annual limitation regarding their utilization against taxable income in future periods. As a result of the annual limitation, a portion of these carryforwards may expire before becoming ultimately available to reduce future income tax liabilities.

11. Proposed Initial Public Offering and Other Subsequent Events

   On March 1, 2000, IMX's Board of Directors authorized IMX to file a registration statement with the Securities and Exchange Commission for the purpose of the initial public offering of IMX's unissued common stock. If the initial public offering is consummated under the terms presently anticipated, all of IMX's outstanding redeemable preferred stock will automatically convert into common stock. All outstanding shares of redeemable convertible preferred stock will be canceled and retired. Upon the conversion of the redeemable convertible preferred stock, all rights to accrued and unpaid dividends are waived. Additionally, upon the completion of the offering, IMX will be authorized to issue shares of undesignated preferred stock. The Board of Directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. At December 31, 1999, on an unaudited pro forma basis, 24,772,932 shares of common stock would be issued upon automatic conversion of the preferred stock. The pro forma effect on stockholders' deficit and pro forma effect on basic and diluted net loss per common share, as adjusted for the assumed conversion of the preferred stock, is set forth on the accompanying balance sheet and statement of operations, and in
Note 2 under Net Loss per Common Share.

   In February and March 2000, IMX issued 3,925,961 shares of Series E redeemable convertible preferred stock to various investors at $4.00 per share, with aggregate gross proceeds to IMX of approximately $15.7 million. The terms of the Series E redeemable convertible preferred stock are substantially the same as IMX's other redeemable convertible preferred stock issuances. As a result of the Series E redeemable convertible preferred stock offering, the public offering price at which each share of redeemable convertible preferred stock converts to common stock increased from $7.2432 per share to $8.00 per share.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in the prospectus is current only as of its date.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Forward-Looking Statements...............................................  20
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Financial Data..................................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  30
Management...............................................................  48
Certain Transactions.....................................................  58
Principal Stockholders...................................................  59
Description of Capital Stock.............................................  61
Shares Eligible for Future Sale..........................................  64
Underwriting.............................................................  66
Legal Matters............................................................  68
Experts..................................................................  68
Where You Can Find Additional Information................................  68
Index to Consolidated Financial Statements............................... F-1

Until       , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade in these securities, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
-------------------------------------------------------------------------------

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 IMX Exchange, Inc.

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 J.P. Morgan & Co.

 SG Cowen

 E*OFFERING

 Prospectus

       , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market application fee.

   Securities and Exchange Commission registration fee.............. $   15,180
   NASD filing fee..................................................      5,500
   Nasdaq National Market application fee...........................     95,000
   Blue sky qualification fees and expenses.........................      6,000
   Printing and engraving expenses..................................    250,000
   Legal fees and expenses..........................................    375,000
   Accounting fees and expenses.....................................    375,000
   Director and officer liability insurance.........................    200,000
   Transfer agent and registrar fees................................      4,000
   Miscellaneous expenses...........................................     68,320
                                                                     ----------
       Total........................................................ $1,400,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant has entered into separate indemnification agreements (Exhibit 10.1) with its directors and officers that require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

   The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

  (a) Since January 1, 1997, the Registrant has issued and sold the following unregistered securities:

    1. From inception January 1, 1997 through February 29, 2000, the Registrant issued options to purchase an aggregate of 8,954,822 shares of common stock to employees and consultants under its 1996 Stock Plan, of which 2,758,298 have been exercised and 2,257,257 have been cancelled. 1,667 shares of common stock purchased through the exercise of options have been repurchased by IMX.

    2. In August 1997, the Registrant sold 4,970,179 shares of Series B preferred stock to a group of venture capital investors at a price of $1.2072 per share, for an aggregate purchase price of $6,000,000.

    3. In March and July 1998, the Registrant sold 6,822,579 shares of Series C preferred stock to a group of venture capital and corporate investors at a price of $1.55 per share, for an aggregate purchase price of $10,574,997.

    4. In January 1999, the Registrant sold 8,763,958 shares of Series D preferred stock to a group of venture capital and corporate investors at a price of $2.37 per share, for an aggregate purchase price of $20,770,580.

    5. In February and March 2000, the Registrant sold 3,925,961 shares of its Series E preferred stock to a group of venture capital and corporate investors and individual accredited investors at a purchase price of $4.00 per share, for an aggregate purchase price of $15,703,844.

    6. In June 1997, the Registrant issued a warrant to purchase 11,000 shares of Series B preferred stock to an equipment lessor at an exercise price per share of $1.2072.

    7. In March 1998, the Registrant issued a warrant to purchase 125,806 shares of Series C preferred stock to a finance company at an exercise price per share of $1.55.

    8. In December 1998, the Registrant issued to an executive recruiter 6,450 shares of common stock.

    9. In April 1999, the Registrant issued to an executive recruiter an additional 6,450 shares of common stock.

    10. In January 2000, the Registrant issued 88,569 shares of common stock to the estate of a founder pursuant to an agreement entered into with the founder prior to his death.

   There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

   For additional information concerning these equity investment transactions, see the section entitled "Certain Transactions" in the prospectus.

   The issuances described in Items 15(a)(1) through 15(a)(10) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. Certain issuances described in Item 15(a)(1) were deemed exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about IMX or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

  (a)Exhibits.

 Exhibit
 Number                         Description of Document
 ------- ---------------------------------------------------------------------
 *1.1    Form of Underwriting Agreement
  3.1    Amended and Restated Certificate of Incorporation of Registrant
  3.2    Amended and Restated Bylaws of Registrant
 *3.3    Form of Amended and Restated Certificate of Incorporation of
         Registrant to be filed after the closing of the offering
  4.1    Fourth Amended and Restated Investor Rights Agreement dated February
         18, 2000, between IMX and the investors and the estate of the founder as named therein

 Exhibit
 Number                         Description of Document
 ------- ---------------------------------------------------------------------
  *4.2   Specimen certificate representing the common stock
  *5.1   Opinion of Gray Cary Ware & Freidenrich LLP
  10.1   Form of Indemnification Agreement between Registrant and Registrant's directors and officers
 *10.2   1996 Stock Plan
 *10.3   2000 Employee Stock Purchase Plan
  10.4   Series B Preferred Stock Purchase Agreement dated August 12, 1997
  10.5   Series C Preferred Stock Purchase Agreement dated March 3, 1998
  10.6   Series D Preferred Stock Purchase Agreement dated January 22, 1999
  10.7   Series E Preferred Stock Purchase Agreement dated February 18, 2000
  10.8   Employment Agreement between Registrant and Richard E. Wilkes effective May 1, 1999
  10.9   Bishop Ranch Business Park Business Lease between the Registrant and
         Annabel Investment Company dated July 16, 1999
 +10.10  Agreement between the Registrant and Contour Software, Incorporated dated September 29, 1999
 +10.11  Agreement between the Registrant and Byte Enterprises, Incorporated dated October 8, 1999
 +10.12  Agreement between the Registrant and Calyx Technology, Inc. dated
         January 27, 2000
  21.1   Subsidiaries of the Registrant
  23.1   Consent of Ernst & Young LLP, independent auditors
 *23.2   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
  24.1   Power of Attorney (included on signature page)
  27.1   Financial Data Schedule

--------
*  To be filed by amendment.
+  Confidential treatment has been requested as to a portion of this Exhibit.

  (b)Financial Statement Schedules.

   Not applicable.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Ramon, State of California, on March 8, 2000.

                                          IMX EXCHANGE, INC.

                                          By: /s/ Richard E. Wilkes
                                             __________________________________
                                             Richard E. Wilkes
                                             President and Chief Executive
                                             Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard E. Wilkes and Jeffrey A. Pullen, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                  Date
------------------------------------ ----------------------------  ---------------

       /s/ Richard E. Wilkes         President, Chief Executive     March 8, 2000
____________________________________ Officer and Director
         Richard E. Wilkes           (Principal Executive Officer)

       /s/ Jeffrey A. Pullen         Senior Vice President and      March 8, 2000
____________________________________ Chief Financial Officer
         Jeffrey A. Pullen           (Principal Financial and
                                     Accounting Officer)

          /s/ Jay C. Hoag            Director                       March 8, 2000
____________________________________
            Jay C. Hoag

         /s/ John R. Hummer          Director                       March 8, 2000
____________________________________
           John R. Hummer

             Signature                           Title                  Date
------------------------------------ ----------------------------  ---------------

        /s/ William H. Lacy          Director                       March 8, 2000
____________________________________
          William H. Lacy

      /s/ Fred P. Phillips IV        Director                       March 8, 2000
____________________________________
        Fred P. Phillips IV

         /s/ Derek Proudian          Director                       March 8, 2000
____________________________________
           Derek Proudian

                                 EXHIBIT INDEX

 Exhibit
 Number                         Description of Document
 ------- ---------------------------------------------------------------------
  *1.1   Form of Underwriting Agreement
   3.1   Amended and Restated Certificate of Incorporation of Registrant
   3.2   Amended and Restated Bylaws of Registrant
  *3.3   Form of Amended and Restated Certificate of Incorporation of
         Registrant to be filed after the closing of the offering
   4.1   Fourth Amended and Restated Investor Rights Agreement dated February
         18, 2000, between IMX and the investors and the estate of the founder as named therein
  *4.2   Specimen certificate representing the common stock
  *5.1   Opinion of Gray Cary Ware & Freidenrich LLP
  10.1   Form of Indemnification Agreement between Registrant and Registrant's directors and officers
 *10.2   1996 Stock Plan
 *10.3   2000 Employee Stock Purchase Plan
  10.4   Series B Preferred Stock Purchase Agreement dated August 12, 1997
  10.5   Series C Preferred Stock Purchase Agreement dated March 3, 1998
  10.6   Series D Preferred Stock Purchase Agreement dated January 22, 1999
  10.7   Series E Preferred Stock Purchase Agreement dated February 18, 2000
  10.8   Employment Agreement between Registrant and Richard E. Wilkes effective May 1, 1999
  10.9   Bishop Ranch Business Park Business Lease between the Registrant and
         Annabel Investment Company dated July 16, 1999
 +10.10  Agreement between the Registrant and Contour Software, Incorporated dated September 29, 1999
 +10.11  Agreement between the Registrant and Byte Enterprises, Incorporated dated October 8, 1999
 +10.12  Agreement between the Registrant and Calyx Technology, Inc. dated
         January 27, 2000
  21.1   Subsidiaries of the Registrant
  23.1   Consent of Ernst & Young LLP, independent auditors
 *23.2   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1)
  24.1   Power of Attorney (included on signature page)
  27.1   Financial Data Schedule

--------
*  To be filed by amendment.
+  Confidential treatment has been requested as to a portion of this Exhibit.